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                                CREDIT AGREEMENT

                           Dated as of April 6, 2004,

                                      among

                           BCP CRYSTAL HOLDINGS LTD. 2

                      BCP CAYLUX HOLDINGS LUXEMBOURG S.C.A.

                                       and

                       THE SUBSIDIARY REVOLVING BORROWERS,

                            THE LENDERS PARTY HERETO,

                      MORGAN STANLEY SENIOR FUNDING, INC.,
                             as Global Coordinator,

                                       and

                       DEUTSCHE BANK AG, NEW YORK BRANCH,
                            as Administrative Agent,

                              ---------------------

                          DEUTSCHE BANK SECURITIES INC.
                                       and
                      MORGAN STANLEY SENIOR FUNDING, INC.,
                             as Joint Lead Arrangers

                               ABN AMRO BANK N.V.,
                             BANK OF AMERICA, N.A.,
                                       and
                      GENERAL ELECTRIC CAPITAL CORPORATION,
                             as Documentation Agents

                       BAYERISCHE HYPO-UND VEREINSBANK AG,
                          MIZUHO CORPORATE BANK, LTD.,
                            THE BANK OF NOVA SCOTIA,
                                      KfW,
                                       and
                  COMMERZBANK AG, NEW YORK AND CAYMAN BRANCHES
                            as Senior Managing Agents

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                                      (i)

                                   (continued)

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                                      (ii)

                                   (continued)

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                                     (iii)

                                   (continued)

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Exhibits and Schedules
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Exhibit A                  Form of Assignment and Acceptance
Exhibit B-1                Form of Borrowing Request
Exhibit B-2                Form of Request To Issue
Exhibit C                  Form of Swingline Borrowing Request
Exhibit D                  Form of U.S. Collateral Agreement
Exhibit E                  Form of CAC Note
Exhibit F                  Form of Holdings Guarantee and Pledge Agreement
Exhibit G                  Form of Parent Guarantee and Pledge Agreement
Exhibit H                  Form of Subordinated Intercompany Debt
Exhibit I-1                Form of Revolving Borrower Agreement
Exhibit I-2                Form of Revolving Borrower Termination
Exhibit J                  Reserve Costs for Mandatory Costs Rate
Exhibit K                  Form of Solvency Certificate
Exhibit L                  Form of Real Property Officers' Certificate

                                      (iv)

                                   (continued)

Schedule 1.01(a)           Collateral and Guarantee Requirements
Schedule 1.01(h)           Excluded Subsidiaries
Schedule 2.01              Commitments
Schedule 2.04              Swingline Commitments
Schedule 2.05(a)           Existing Letters of Credit
Schedule 3.01              Organization
Schedule 3.04              Governmental Approvals
Schedule 3.08(a)           Closing Date Structure
Schedule 3.08(b)           Subsidiaries
Schedule 3.08(c)           Subscriptions
Schedule 3.09              Litigation
Schedule 3.13              Taxes
Schedule 3.16              Environmental
Schedule 3.20              Labor Matters
Schedule 3.21              Insurance
Schedule 4.02(b)           Local U.S. and/or Foreign Counsel
Schedule 5.14              Post-Closing Matters
Schedule 6.01              Indebtedness
Schedule 6.02(a)           Liens
Schedule 6.04              Investments
Schedule 6.07              Transactions with Affiliates

                                      (v)

                  CREDIT AGREEMENT dated as of April 6, 2004 (this "Agreement"), among BCP CRYSTAL HOLDINGS LTD. 2, a company incorporated with limited liability under the laws of the Cayman Islands ("Holdings"), BCP CAYLUX HOLDINGS
LUXEMBOURG S.C.A., a corporate partnership limited by shares (societe en commandite par actions) organized under the laws of Luxembourg ("Parent"),
CELANESE AMERICAS CORPORATION, a Delaware corporation ("CAC"), certain subsidiaries of Parent from time to time party hereto as a borrower under the
Revolving Facility provided for herein (in such capacity, the "Subsidiary
Revolving Borrowers"), the LENDERS party hereto from time to time, MORGAN
STANLEY SENIOR FUNDING, INC. ("Morgan Stanley"), as global coordinator (in such capacity, the "Global Coordinator"), DEUTSCHE BANK AG, NEW YORK BRANCH ("DBNY"),
as administrative agent (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent") for the Lenders, and
DEUTSCHE BANK SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers (in such capacity, the "Joint Lead Arrangers").

                              W I T N E S S E T H :
                              - - - - - - - - - -

                  WHEREAS, Blackstone Capital Partners (Cayman) IV L.P. and its
affiliates or any other investment vehicle controlled by any of them
(collectively "Blackstone") have directly or indirectly formed (i) Holdings,
(ii) Parent, all of the Equity Interests (as hereinafter defined) of which are owned directly or indirectly by Holdings, (iii) BCP Crystal US Holdings Corp.
("US Holdco"), a wholly-owned subsidiary of Parent organized under the laws of
Delaware, (iv) BCP Holdings GmbH ("LP GmbH"), a wholly-owned subsidiary of
Parent organized under the laws of Germany, (v) BCP Acquisition GmbH & Co. KG
("Midco"), all of the limited partnership interests of which are owned by LP
GmbH, organized under the laws of Germany, (vi) BCP Crystal Acquisition GmbH &
Co. KG ("Bidco"), all of the limited partnership interests of which are owned by
Midco, organized under the laws of Germany and (vii) BCP Management GmbH ("GP
GmbH"), a wholly-owned subsidiary of Parent and the general partner of Midco and
Bidco, organized under the laws of Germany;

                  WHEREAS, Bidco has made an offer (the "Offer") to acquire all the issued capital stock of Celanese AG (the "Company"), a stock corporation organized under the laws of Germany, at a price per share of (eurodollar)32.50;

                  WHEREAS, in connection with the consummation of the Offer,
Blackstone and other Permitted Investors (as defined below) directly or indirectly are to subscribe for shares of Holdings in cash or make a cash capital contribution to Holdings of not less than (eurodollar)690 million (less up to (eurodollar)15 million in satisfaction of certain fees and expenses) (the
"Holdco Equity Financing");

                  WHEREAS, in connection with the consummation of the Offer,
Holdings will contribute to Parent, directly or indirectly through the
Intermediate Holdcos (as hereinafter defined), if any, as a capital contribution
(made in the form of common equity for approximately 1% of such capital contribution and Parent CPECs (as hereinafter defined) for the remainder of such capital contribution), the net proceeds (including net of certain fees and expenses to be paid directly by Holdings) of the Holdco Equity Financing;

                  WHEREAS, in connection with the consummation of the Offer,
Parent will borrow senior subordinated loans under a bridge facility (the
"Senior Subordinated Bridge C Facility") in an amount equal to the C Debt Amount
(as hereinafter defined) (which bridge loans are anticipated to be refinanced by the issuance of Senior Subordinated Notes (as hereinafter defined));

                  WHEREAS, in connection with the consummation of the Offer,
Parent will borrow senior subordinated loans under a bridge facility (the
"Senior Subordinated Bridge B Facility") in an amount equal to the Permitted B
Debt Level (as hereinafter defined) (which bridge loans are anticipated to be refinanced by the issuance of Senior Subordinated Notes);

                  WHEREAS, Parent is to borrow the Dollar Equivalent of up to
(eurodollar)500 million (or such greater amount as provided for hereunder) under the Term Loan Facility provided for herein;

                  WHEREAS, Parent will, with the net proceeds of the financings described in the previous recitals and concurrently with Parent's receipt thereof, (i) on-lend a portion to CAC by way of the CAC Loans (as hereinafter defined), (ii) on-lend a further portion to Bidco by way of the Bidco Loan (as hereinafter defined), (iii) on-lend a further portion to Midco, by way of an intercompany loan, (iv) on-lend a further portion to LP GmbH, by way of an intercompany loan, (v) contribute a further portion of such proceeds to LP GmbH as an equity contribution and (vi) retain the remainder of such proceeds pending application in accordance with Section 3.12 of the Senior Subordinated Bridge C
Loan Agreement (as hereinafter defined); LP GmbH will contribute the proceeds so received by it (less any amount retained by it to service interest payments for one year) to Midco as an equity contribution; and Midco will contribute the proceeds it receives from Parent (less any amount retained by it to service interest payments for one year) and LP GmbH to Bidco as an equity contribution;

                  WHEREAS, the obligations of Parent under this Agreement and under its guarantee of the Revolving Facility Credit Exposure (as hereinafter defined) will initially be secured by (i) a guarantee from Holdings and the
Intermediate Holdcos and first-ranking pledge of all of the issued Equity
Interests of Parent, (ii) secured guarantees from CAC and the CAC Guarantor
Subsidiaries (as hereinafter defined) and (iii) a first-ranking pledge by Parent of the CAC Note (as hereinafter defined), with the aforesaid pledge of the CAC
Note by Parent terminating on the Restructuring Date (as hereinafter defined);
and

                  WHEREAS, the obligations of Parent under the Senior
Subordinated Bridge B Facility will initially be supported by pledges of the
Bidco Loan and of all of the shares in the Company acquired by Bidco pursuant to the Offer; following the Delisting (as defined below), such pledges will be extended to the obligations of the Parent under the Senior Subordinated Bridge C
Facility; and upon the Restructuring Date, such pledges shall terminate.

                                      -2-

                  NOW, THEREFORE, the Lenders are willing to extend senior
secured credit to Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

                  SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

                  "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

                  "ABR CL Loan" shall mean any CL Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

                  "ABR Loan" shall mean any ABR Term Loan, ABR Revolving Loan,
ABR CL Loan or Swingline Dollar Loan.

                  "ABR Revolving Borrowing" shall mean a Borrowing comprised of
ABR Revolving Loans.

                  "ABR Revolving Loan" shall mean any Revolving Facility Loan denominated in Dollars bearing interest at a rate determined by reference to the
Alternate Base Rate in accordance with the provisions of Article II.

                  "ABR Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

                  "Additional Mortgage" shall have the meaning assigned to such term in Section 5.10(c).

                  "Adjusted LIBO Rate" shall mean, with respect to any
Eurocurrency Borrowing for any Interest Period, an interest rate per annum
(rounded upwards, if necessary, to the next 1/16 of 1%) equal to the result of dividing (a) the LIBO Rate in effect for such Interest Period by (b) 1.00 minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

                  "Administrative Agent" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                  "Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.12(d).

                  "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

                                      -3-

                  "Agents" shall mean the Administrative Agent, the Collateral
Agent, the Deposit Bank and each Documentation Agent.

                  "Agreement" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                  "Agreement Currency" shall have the meaning assigned to such term in Section 9.17(b).

                  "Alternate Base Rate" shall mean, for any day, a rate per
annum equal to the greater of (a) the Prime Rate and (b) the Federal Funds
Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the
Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal
Funds Effective Rate, including the failure of the Federal Reserve Bank of New
York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the
Alternate Base Rate due to a change in the Prime Rate or the Federal Funds
Effective Rate shall be effective on the effective date of such change in the
Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Alternate Pledge Agreement" shall mean a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent and the
Term Borrower effecting the pledge under local law of not in excess of 65% of the issued and outstanding Equity Interests of a Foreign Subsidiary in support of the obligations of the Domestic Subsidiary Loan Party which is the owner of such Equity Interests.

                  "Applicable CL Margin" shall mean, at any time, 2.50% per
annum.

                  "Applicable Creditor" shall have the meaning assigned to such term in Section 9.17(b).

                  "Applicable Margin" shall mean (i) for any day with respect to any Eurocurrency Loan that is a Revolving Facility Loan or CL Loan, 2.50% per annum, and any ABR Loan that is a Revolving Facility Loan or CL Loan, 1.50% per annum, and (ii) for any day with respect to any Eurocurrency Loan that is a Term
Loan, 2.75% per annum, and for any ABR Loan that is a Term Loan, 1.75%.

                  "Applicant Party" shall mean, with respect to a Letter of
Credit, the Borrower for whose account such Letter of Credit is being issued
(with all CL Letters of Credit to be issued for the account of the CL Borrower).

                  "Approved Fund" shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

                                      -4-

                  "Asset Acquisition" shall mean any Permitted Business
Acquisition, the aggregate consideration for which exceeds $15.0 million, and, if effected, the Designated Acquisition.

                  "Asset Disposition" shall mean any sale, transfer or other disposition by Holdings or any of the Subsidiaries to any person other than
Holdings or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $35.0 million.

                  "Assignment and Acceptance" shall mean an assignment and
acceptance entered into by a Lender and an assignee, and accepted by the
Administrative Agent and the Term Borrower (if required by such assignment and acceptance), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

                  "Available Investment Basket Amount" shall mean, on any date of determination, an amount equal to (a) the Cumulative Retained Excess Cash
Flow Amount on such date plus the aggregate amount of proceeds received after the Closing Date and prior to such date that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof, minus (b) any amounts thereof used to make Investments pursuant to Section 6.04(b), clause (ii) of Section
6.04(l) and/or clause (iii) of Section 6.04(m) after the Closing Date and on or prior to such date, minus (c) the aggregate amount of Capital Expenditures made after the Closing Date and on or prior to such date pursuant to Section 6.10(c).

                  "Available Revolving Unused Commitment" shall mean, with
respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility
Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such
Revolving Facility Lender at such time.

                  "BAFin" shall mean the German Federal Financial Supervisory
Authority.

                  "Bank Leverage Ratio" shall mean, on any date, the ratio of
(a) Consolidated Net Bank Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date, all determined on a consolidated basis in accordance with US GAAP, provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent by the Required Lenders pursuant to Section 6.04 or 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving
Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

                  "Bidco" shall have the meaning assigned to such term in the first recital of this Agreement.

                  "Bidco Loan" shall mean a loan of all the proceeds of Senior
Subordinated Bridge B Loans made by Parent to Bidco, which loan is made pursuant to documentation reasonably satisfactory to the Administrative Agent.

                                      -5-

                  "Bidco Pledge" shall mean one or more Pledge Agreements
executed by (i) Bidco and Morgan Stanley as collateral agent (or any successor or replacement collateral agent in respect of the exchange notes or Senior
Subordinated Notes referred to below), pursuant to which Bidco has granted a security interest on all shares of capital stock of the Company owned by Bidco and (ii) Parent and Morgan Stanley as collateral agent (or any successor or replacement collateral agent in respect of the exchange notes or Senior
Subordinated Notes referred to below), pursuant to which Parent has granted a security interest on the Bidco Loan, in each case to secure the Senior
Subordinated Bridge B Loans and, after a Delisting, the Senior Subordinated
Bridge C Loans (including, in each case if issued prior to the Restructuring
Date, any exchange notes for which the Senior Subordinated Bridge B Loans or
Senior Subordinated Bridge C Loans are exchanged in accordance with the terms of the Senior Subordinated Bridge B Loan Agreement or the Senior Subordinated
Bridge C Loan Agreement, as applicable) and, after the issuance thereof (if issued prior to the Restructuring Date), the Senior Subordinated Notes, as the
same may be amended, supplemented or otherwise modified from time to time, with the Bidco Pledge to terminate on the Restructuring Date.

                  "Blackstone" shall have the meaning assigned to such term in the first recital of this Agreement.

                  "Board" shall mean the Board of Governors of the Federal
Reserve System of the United States of America.

                  "Borrower" shall mean and include (i) (x) if prior to the
Restructuring Date, Parent as the Term Borrower and if after the RB Date a
Revolving Borrower or (y) on and after the Restructuring Date, US Holdco as the
Term Borrower and as a CL Borrower, (ii) CAC as a CL Borrower and as a Revolving
Borrower and (iii) each other subsidiary that is a Subsidiary Revolving
Borrower.

                  "Borrowing" shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency
Loans, as to which a single Interest Period is in effect.

                  "Borrowing Minimum" shall mean (a) in the case of a CL
Borrowing, a Term Borrowing and/or a Revolving Facility Borrowing denominated in
Dollars, $5.0 million, (b) in the case of a Revolving Facility Borrowing denominated in Euros, (eurodollar)3.0 million, (c) in the case of a Swingline
Dollar Borrowing, $500,000 and (d) in the case of a Swingline Euro Borrowing,
(eurodollar)500,000.

                  "Borrowing Multiple" shall mean (a) in the case of a CL
Borrowing, a Term Borrowing or a Revolving Borrowing denominated in Dollars,
$1.0 million, (b) in the case of a Revolving Borrowing denominated in Euros,
(eurodollar)1.0 million, (c) in the case of a Swingline Dollar Borrowing,
$500,000 and (d) in the case of a Swingline Euro Borrowing, (eurodollar)500,000.

                  "Borrowing Request" shall mean a request by a Borrower in
accordance with the terms of Section 2.03 and substantially in the form of
Exhibit B-1.

                                      -6-

                  "Bridge Termination Date" shall mean the earlier of (i) the first anniversary of the Closing Date and (ii) the first date after the Closing
Date on which there are no outstanding Senior Subordinated Bridge B Loans and/or
Senior Subordinated Bridge C Loans.

                  "Business Day" shall mean any day that is not a Saturday,
Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the
London interbank market and (b) when used in connection with a Loan denominated in Euros, the term "Business Day" shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros.

                  "C Debt Amount" shall mean an amount equal to (i) the Dollar
Equivalent on the Closing Date of (eurodollar)1,285 million less (ii) the
Permitted B Debt Level.

                  "CAC" shall have the meaning assigned to such term in the
introductory paragraph of this Agreement.

                  "CAC Guarantor Subsidiary" shall mean each Domestic Subsidiary of CAC, with an exception for any Special Purpose Receivables Subsidiary and with such other exceptions (if any) as are satisfactory to the Administrative
Agent, it being agreed that CAMI will not constitute a CAC Guarantor Subsidiary until the date which is six months after the Closing Date and then only if the
CAMI Sale has not yet been consummated.

                  "CAC Loans" shall mean the loans made by Parent to CAC with proceeds of Term Loans.

                  "CAC Note" shall mean a promissory note evidencing all the CAC
Loans, executed by CAC and substantially in the form of Exhibit E, with the CAC
Note pledged pursuant to the Parent Guarantee and Pledge Agreement (to the
extent provided therein).

                  "Calculation Date" shall mean (a) the last Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing
Request or an Interest Election Request with respect to any Revolving Facility
Loan denominated in Euros, (ii) the issuance of a Euro Letter of Credit or (iii)
a request for a Swingline Euro Borrowing and (c) if an Event of Default under
Section 7.01(b) or (c) has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

                  "CAM" shall mean the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Article X.

                  "CAM Exchange" shall mean the exchange of the Lenders'
interests provided for in Section 10.01.

                                      -7-

                  "CAM Exchange Date" shall mean the first date after the
Closing Date on which there shall occur (a) any event described in paragraph (h)
or (i) of Section 7.01 with respect to any Borrower or (b) an acceleration of
Loans pursuant to Section 7.01.

                  "CAM Percentage" shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of (i) the
Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM
Exchange Date, of the aggregate Obligations owed to such Lender, (ii) the
Revolving L/C Exposure, if any, of such Lender (less unreimbursed L/C
Disbursements included therein), (iii) the CL L/C Exposure, if any, of such
Lender (less unreimbursed L/C Disbursements included therein) and (iv) the
Swingline Exposure, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the
Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM
Exchange Date, of the aggregate Obligations owed to all the Lenders, (ii) the aggregate Revolving L/C Exposure of all the Lenders (less unreimbursed L/C
Disbursements included therein) and (iii) the aggregate CL L/C Exposure of all the Lenders (less unreimbursed L/C Disbursements included therein), in each case immediately prior to the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to a Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii)
above.

                  "CAMI" shall mean Celanese Advanced Materials, Inc.

                  "CAMI Sale" shall mean the sale of all or substantially all of the Equity Interests of, or assets of, CAMI for gross cash consideration of at least $13 million.

                  "Capital Expenditures" shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with US GAAP, are or should be included in
"additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such person, provided, however, that Capital
Expenditures for Holdings and the Subsidiaries shall not include:

                  (a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Closing Date to
         Blackstone or any other Permitted Investor or with funds that would have constituted Net Proceeds under clause (a) of the definition of the term "Net Proceeds" (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)),

                  (b) expenditures of proceeds of insurance settlements,
         condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made, or a binding contract is or has been entered into to make such expenditures, to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Term Borrower and the Subsidiaries within 12 months of receipt of such proceeds,

                  (c)      interest capitalized during such period,

                                      -8-

                  (d) expenditures that are accounted for as capital
         expenditures of such person and that actually are paid for by a third party (excluding Holdings or any Subsidiary thereof) and for which neither Holdings nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

                  (e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made,

                  (f) the purchase price of equipment purchased during such
         period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

                  (g) Investments in respect of a Permitted Business
         Acquisition, or

                  (h) the purchase price of equipment that is purchased
         substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

                  "Capital Lease Obligations" of any person shall mean the
obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under US GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with US
GAAP.

                  "Captive Insurance Subsidiaries" shall mean Celwood Insurance
Company and Elwood Insurance Limited, and any successor to either thereof to the extent such successor constitutes a Subsidiary.

                  "Cash Interest Expense" shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements,
(d) the amortization of any deferred financing costs in respect of the Parent
CPECs and (e) cash interest income of Holdings and its Subsidiaries for such period; provided that (i) Cash Interest Expense shall exclude any financing fees paid in connection with the Transactions (or any refinancing of any Indebtedness incurred in connection therewith to the

                                      -9-

extent that such financing fees are paid with the proceeds from such refinancing
Indebtedness) or any amendment of this Agreement or upon entering into a
Permitted Receivables Financing and (ii) historical Cash Interest Expense shall be deemed to be (x) for each of the fiscal quarters ended September 30, 2003,
December 30, 2003 and March 30, 2004, $44.5 million and (y) for the period beginning April 1, 2004 through to and excluding the Closing Date, the amount equal to (A) the quotient of $44.5 million, divided by 91, (B) multiplied by the number of days from and including April 1, 2004 to and excluding the Closing
Date.

                  "Certain Funds Period" shall mean the period beginning on the
Publication Date and ending on the earliest of (i) 10 Business Days following the date of the expiry of the Offer period including any extension of the Offer permitted under applicable law and the subsequent offer period (weitere
Annahmefrist) pursuant to Sec. 16 para. 2 of the German Takeover Act, (ii) the date of any cancellation of the Facilities and (iii) the date which is 180 days after the Publication Date.

                  A "Change in Control" shall be deemed to occur if:

                  (a) at any time, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Term Borrower (except to the extent an initial public offering of Equity Interests of US Holdco or New US
         Holdco is effected), (ii) the Term Borrower shall fail to own directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Bidco (or the survivor of any merger of
         Bidco with Midco and/or the Company) or, after the Restructuring Date, of CAC, (iii) Bidco (or the survivor of any merger of Bidco with Midco)
         shall fail to own directly, beneficially and of record (x) after the consummation of the Offer and prior to any Squeeze-Out, 75% and (y)
         after any Squeeze-Out, 100% of the issued and outstanding Equity
         Interests (but excluding any rights to purchase, warrants or options outstanding on the Closing Date or granted thereafter but prior to the effectiveness of the Domination Agreement and all shares acquired upon the exercise thereof) of the Company (unless Bidco and the Company have been merged), in each case excluding any treasury shares held by the
         Company, (iv) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (A) nominated by the board of directors of Holdings or a Permitted Holder, (B) appointed by directors so nominated nor (C)
         appointed by a Permitted Holder or (v) a "Change in Control" shall occur under the Senior Subordinated Bridge B Loan Agreement, the Senior
         Subordinated Bridge C Loan Agreement, the Senior Subordinated Note
         Indenture or under any Permitted Senior Subordinated Debt Securities;

                  (b) at any time prior to an initial public offering of Equity
         Interests of Holdings, US Holdco or New US Holdco, any combination of
         Permitted Holders shall fail to own beneficially (within the meaning of
         Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least 51% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or US Holdco, as the case may be, or (ii) the common economic interest represented by the issued and outstanding Equity Interests of Holdings or US Holdco, as the case may be; or

                                      -10-

                  (c) at any time from and after an initial public offering of
         Equity Interests of Holdings, US Holdco or New US Holdco, any person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the
         Permitted Holders, shall own beneficially (as defined above), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or US Holdco, as the case may be, and the Permitted Holders own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other person or group.

                  "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the official interpretation or application thereof by any Governmental
Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank
(or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any
Governmental Authority made or issued after the Closing Date.

                  "Charges" shall have the meaning assigned to such term in
Section 9.09.

                  "CL Availability Period" shall mean the period from and
including the Closing Date to but excluding the Revolving Facility Maturity Date and in the case of each CL Loan, CL Credit Event and CL Letter of Credit, the date of termination of the Total Credit-Linked Commitment.

                  "CL Borrower" shall mean (x) prior to the Restructuring Date,
CAC and (y) on and after the Restructuring either CAC or the Term Borrower
(whomsoever of the two is designated in the applicable Borrowing Request or
Request to Issue).

                  "CL Borrowing" shall mean a Borrowing comprised of CL Loans.

                  "CL Credit Event" shall mean and include (i) the incurrence of a CL Loan and (ii) the issuance of a CL Letter of Credit.

                  "CL Exposure" shall mean at any time the sum of (a) the
aggregate outstanding principal amount of all CL Loans at such time plus (b) the
CL L/C Exposure of all CL Lenders at such time. The CL Exposure of any CL Lender at any time shall mean its CL Percentage of the aggregate CL Exposure at such time.

                  "CL Facility" shall mean the Credit-Linked Commitments and the
CL Loans made hereunder and the CL Letters of Credit issued hereunder.

                  "CL Facility Fee" shall have the meaning provided in Section
2.12(b).

                  "CL Interest Payment Date" shall mean (i) in the case of the first CL Interest Payment Date, the last day of the third Interest Period applicable to Credit-Linked Deposits occurring after the Closing Date and (ii)
the last day of every third Interest Period applicable to Credit-Linked Deposits to occur thereafter.

                                      -11-

                  "CL L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all CL Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all CL Letters of Credit denominated in Euros outstanding at such time, (c) the aggregate principal amount of all Dollar L/C Disbursements made in respect of CL Letters of Credit that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of all Euro L/C
Disbursements made in respect of CL Letters of Credit that have not yet been reimbursed at such time. The CL L/C Exposure of any CL Lender at any time shall mean its CL Percentage of the aggregate CL L/C Exposure at such time.

                  "CL Lender" shall mean each Lender having a Credit-Linked
Commitment (or, to the extent terminated, an outstanding Credit-Linked Deposit).

                  "CL Letter of Credit" shall mean each Letter of Credit
designated as such in Schedule 2.05(a), in the relevant Request to Issue or as provided in Section 2.05.

                  "CL Loan" shall mean a Loan made by a CL Lender pursuant to
Section 2.01(c). Each CL Loan shall be denominated in Dollars and shall be a
Eurocurrency Loan or an ABR Loan.

                  "CL Percentage", with respect to any CL Lender at any time, shall mean a fraction (expressed as a percentage) the numerator of which is the
Credit-Linked Commitment of such CL Lender at such time and the denominator of which is the Total Credit-Linked Commitment at such time, provided that if the
CL Percentage of any CL Lender is to be determined after the Total Credit-Linked
Commitment has been terminated, then the CL Percentage of such CL Lender shall be determined immediately prior (and without giving effect) to such termination.

                  "CL Reserve Account" shall have the meaning assigned to such term in Section 10.02(a).

                  "Clean-up Period" shall mean the 60 day period following the
Closing Date.

                  "Closing Date" shall mean the date on which Bidco is first required to pay the purchase price under the Offer Document following the
Consummation of the Offer.

                  "Code" shall mean the Internal Revenue Code of 1986, as
amended from time to time.

                  "Collateral" shall mean all the "Collateral" as defined in any
Security Document and shall also include the Mortgaged Properties.

                  "Collateral Agent" shall have the meaning given such term in the introductory paragraph of this Agreement.

                                      -12-

                  "Collateral and Guarantee Requirements" shall mean the
requirements that:

                  (a) as of the Closing Date, all of the Financing Documents
         described in Part I of Schedule 1.01(a) shall have been executed and delivered by the parties thereto, and all Liens created by the pledging of securities and/or other instruments shall have been perfected (by the pledging of such securities and/or instruments or otherwise);

                  (b) as of the Restructuring Date, all of the Loan Documents
         described in Part II of Schedule 1.01(a) shall have been executed and delivered by the parties thereto, and all Liens created by the pledging of securities and/or other instruments shall have been perfected (by the pledging of such securities and/or instruments or otherwise);

                  (c) in the case of any Person that is a Foreign Revolving
         Borrower, the Administrative Agent shall have received, unless it has waived such requirement for such Foreign Revolving Borrower (for reasons of cost, legal limitations or such other matters as deemed appropriate by the Administrative Agent), a counterpart of a Foreign
         Pledge Agreement by the direct parent company of such Foreign Revolving
         Borrower with respect to all of the Equity Interests owned by such parent company in such Foreign Revolving Borrower, provided that the
         Equity Interests of a Foreign Revolving Borrower shall not have to be so pledged if such pledge would result in materially adverse tax or legal consequences to Holdings and its Subsidiaries (as determined by
         Holdings in good faith);

                  (d) in the case of any Person that becomes a Domestic
         Subsidiary Loan Party after the Closing Date and in the case of the
         Term Borrower on the Restructuring Date, the Collateral Agent shall have received (i) a Supplement to the U.S. Collateral Agreement duly executed and delivered on behalf of such Person and (ii) if such Person owns Equity Interests of a Foreign Subsidiary organized in Germany or
         Luxembourg that, as a result the law of any such jurisdiction of organization of such Foreign Subsidiary, cannot be pledged under local applicable law to the Collateral Agent under the U.S. Collateral
         Agreement, a counterpart of an Alternate Pledge Agreement with respect to such Equity Interests (provided that in no event shall more than 65%
         of the issued and outstanding Equity Interests of any Foreign
         Subsidiary be pledged to secure Obligations of Domestic Loan Parties), duly executed and delivered on behalf of such Subsidiary;

                  (e) subject to Section 5.10(g) and the definition of Holdings
         Agreements, all the Equity Interests that are acquired by a Loan Party
         (other than Parent or a Foreign Revolving Borrower) after the Closing
         Date shall be pledged pursuant to the U.S. Collateral Agreement or the
         Holdings Agreements, as the case may be, or, to the extent representing
         Equity Interests in a Foreign Revolving Borrower, a Foreign Pledge
         Agreement, as applicable (provided that in no event shall more than 65%
         of the issued and outstanding Equity Interests of any Foreign
         Subsidiary be pledged to secure Obligations of Domestic Loan Parties);

                  (f) the Collateral Agent shall have received all certificates or other instruments (if any) representing all Equity Interests required to be pledged pursuant to any of

                                      -13-

         the foregoing paragraphs, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case to the extent reasonably requested by counsel to the
         Lenders, or such other action shall have been taken as required under applicable law to perfect a security interest in such Equity Interests as reasonably requested by counsel to the Lenders;

                  (g) all Indebtedness of Holdings and each Subsidiary having an aggregate principal amount that has a Dollar Equivalent in excess of
         $10.0 million (other than intercompany current liabilities incurred in the ordinary course of business) that is owing to any Domestic Loan
         Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the U.S. Collateral Agreement, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

                  (h) all documents and instruments, including Uniform
         Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents
         (in each case, including any supplements thereto) and perfect such
         Liens to the extent required by, and with the priority required by, the
         Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

                  (i) the Collateral Agent shall have received within the time periods specified on Schedule 5.14, (i) counterparts of each Mortgage to be entered into on or after the Closing Date as set forth on
         Schedule 5.14, with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies or marked-up unconditional binder of title insurance, paid for by CAC, issued by a nationally recognized title insurance company insuring (subject to any survey exception for the
         Mortgaged Property located in Narrows, Virginia) the Lien of each U.S.
         Mortgage specified on Schedule 5.14 to be entered into on or after the
         Closing Date as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) except for the Mortgaged Property located in Narrows,
         Virginia, a survey of each Mortgaged Property (and all improvements thereon) which is (1) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (2) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent,
         the Collateral Agent and the title insurance company insuring the
         Mortgage, (3) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (4) sufficient for such title insurance company to remove all standard survey exceptions from the title

                                      -14-

         insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent, (iv) such legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property and
         (v) a Real Property Officers' Certificate substantially in the form of
         Exhibit L attached hereto with respect to each Mortgaged Property indicated on Schedule 5.14; and

                  (j) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with (A) the execution, delivery and performance of all Security Documents (or supplements thereto) to which it is a party and (B) the granting by it of the Liens under each Security Document to which it is party.

                  "Commitments" shall mean (a) with respect to any Lender, such
Lender's Revolving Facility Commitment, Term Loan Commitment and Credit-Linked
Commitment and (b) with respect to any Swingline Lender, its Swingline Dollar
Commitment or Swingline Euro Commitment, as applicable.

                  "Company" shall have the meaning assigned to such term in the second recital of this Agreement.

                  "Consolidated Debt" at any date shall mean the sum of (without duplication) (i) all Indebtedness consisting of Capital Lease Obligations,
Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services (and not including any indebtedness under letters of credit (x) to the extent undrawn or (y) if drawn, to the extent reimbursed within 10 Business Days after such drawing) of Holdings and its
Subsidiaries determined on a consolidated basis on such date plus (ii) any
Receivables Net Investment.

                  "Consolidated Net Bank Debt" at any date shall mean
Consolidated Net Debt at such time less the amount of the Senior Subordinated
Bridge B Loans, the Senior Subordinated Bridge C Loans and all other
Indebtedness (other than Capital Lease Obligations) included in Consolidated Net
Debt that is not secured in whole or in part by a first priority Lien on assets of Holdings and/or the Subsidiaries.

                  "Consolidated Net Debt" at any date shall mean (A)
Consolidated Debt on such date less (B) unrestricted cash or marketable securities (determined in accordance with US GAAP) of Holdings and its
Subsidiaries on such date.

                  "Consolidated Net Income" shall mean, with respect to any
person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that

                  (i) any net after-tax extraordinary, special (to the extent reflected as a separate line item on a consolidated income statement prepared in accordance with US GAAP on a basis consistent with historical practices) or non-recurring gain or loss (less all fees and expenses relating thereto) or income or expense or charge including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of Holdings, any
         Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges or change in control payments related to the
         Transactions (including,

                                      -15-

         without limitation, all Transaction Costs), in each case shall be excluded; provided that, with respect to each non-recurring item,
         Holdings shall have delivered to the Administrative Agent an officers'
         certificate specifying and quantifying such item and stating that such item is a non-recurring item,

                  (ii) any net after-tax income or loss from discontinued
         operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

                  (iii) any net after-tax gain or loss (less all fees and
         expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of
         Holdings) shall be excluded,

                  (iv) any net after-tax income or loss (less all fees and
         expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

                  (v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity paid in cash (or to the extent converted into cash) to such person or a subsidiary thereof in respect of such period, but excluding any such dividend, distribution or payment in respect of equity that funds a JV Reinvestment, and (B) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity in cash received from any person in excess of the amounts included in clause (A), but excluding any such dividend, distribution or payment that funds a JV Reinvestment,

                  (vi) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net
         Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included), provided that such Net Income shall be included to the extent (and only to the extent) such subsidiary may (without violation of law or binding contractual arrangements) make loans and/or advances to its parent corporation (which corporation may in turn dividend, loan and/or advance the proceeds of such loans or advances to its parent corporation and so on for all parents until reaching the Term Borrower)
         and/or to the Term Borrower,

                  (vii) Consolidated Net Income for such period shall not
         include the cumulative effect of a change in accounting principles during such period,

                  (viii) an amount equal to the amount of Tax Distributions
         actually made to the holders of capital stock of Holdings in respect of the net taxable income allocated by such

                                      -16-

         person to such holders for such period to the extent funded by the
         Term Borrower shall be included as though such amounts had been paid as income taxes directly by such person,

                  (ix) any increase in amortization or depreciation or any
         one-time noncash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transaction or any acquisition that is consummated prior to or after the Closing Date shall be excluded, and

                  (x) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established as a result of the Transaction in accordance with US GAAP shall be excluded.

                  "Consolidated Total Assets" shall mean, as of any date, the total assets of Holdings and the consolidated Subsidiaries, determined in accordance with US GAAP, as set forth on the consolidated balance sheet of
Holdings as of such date.

                  "Consummation of the Offer" shall mean that the obligations of
Bidco to purchase shares of the Company under the Offer have become unconditional within the Acceptance Period (as defined in the Offer Document), without any amendment or waiver to the Offer Document not permitted by Section
6.09(c).

                  "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

                  "Credit Event" shall have the meaning assigned to such term in
Article IV.

                  "Credit-Linked Commitment" shall mean, for each CL Lender, the
Dollar Equivalent on the Closing Date of the amount set forth opposite such
Lender's name on Schedule 2.01 directly below the column entitled "Credit-Linked
Commitment" or in the Assignment and Acceptance pursuant to which such CL Lender shall have assumed its Credit-Linked Commitment, as applicable, as the same may be (x) reduced from time to time pursuant to Section 2.08(d) and (y) reduced or increased from time to time as a result of assignments by or to such Lender pursuant to Section 9.04.

                  "Credit-Linked Deposit" shall mean, as to each CL Lender, the cash deposit made by such CL Lender pursuant to Section 2.02(B)(a), as such deposit may be (x) reduced from time to time pursuant to the terms of this
Agreement and (y) reduced or increased from time to time pursuant to assignments by or to such CL Lender pursuant to Section 9.04(b). The initial amount of each
CL Lender's Credit-Linked Deposit shall be equal to the amount of its
Credit-Linked Commitment on the Closing Date or on the date that such Person becomes a CL Lender pursuant to Section 9.04(b).

                  "Credit-Linked Deposit Account" shall mean the account of, and established by, the Deposit Bank under its sole and exclusive control and maintained at the office of the Deposit

                                      -17-

Bank, and designated as the "Celanese Credit-Linked Deposit Account" that shall be used solely for the purposes set forth in Section 2.05(e).

                  "Credit-Linked Deposit Cost Amount" shall mean, at any time, an amount (expressed in basis points) determined by the Deposit Bank in consultation with the Term Borrower based on the term on which the Credit-Linked
Deposits are invested from time to time and representing the Deposit Bank's administrative cost for investing the Credit-Linked Deposits and any reserve costs attributable thereto.

                  "Cumulative Retained Excess Cash Flow Amount" shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date that is not (and, in the case of any Excess Cash Flow Period where the respective required date of prepayment has not yet occurred pursuant to Section 2.11(d), will not on such date of required prepayment be) required to be applied in accordance with Section 2.11(d).

                  "Cure Amount" shall have the meaning assigned to such term in
Section 7.02.

                  "Cure Right" shall have the meaning assigned to such term in
Section 7.02.

                  "Current Assets" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis at any date of determination, the sum of
(a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with US GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred
Taxes based on income or profits and (b) in the event that a Permitted
Receivables Financing is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted
Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).

                  "Current Liabilities" shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with US GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any debt or Capital Lease Obligations, (b) accruals of Interest Expense
(excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income, profits or capital, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the
Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses
(a)(iv) through (a)(ix) of the definition of such term.

                  "DBNY" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                  "Debt Service" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

                                      -18-

                  "Default" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

                  "Defaulting Lender" shall mean any Lender with respect to
which a Lender Default is in effect.

                  "Delisting" shall mean the delisting of the shares of the
Company from the New York Stock Exchange.

                  "Deposit Bank" shall mean Deutsche Bank AG, Cayman Islands
Branch.

                  "Designated Acquisition" shall mean the acquisition of all or substantially all of the Equity Interests or all or substantially all of the assets of a certain Person (or of a division or line of business of a Person), with such Person (or division or line of business) identified to, and found acceptable by, the Initial Lenders prior to the Closing Date, for cash and/or the transfer of not in excess of $35,000,000 of existing properties (as valued for the purposes of the Designated Acquisition) of Term Borrower and the
Subsidiaries, where (a) the business acquired is of the same nature as that engaged in by the Term Borrower and its subsidiaries at such time or a reasonable extension thereof or of practical use in the conduct of their then-existing business and (b) an amount not less than 25% of the total purchase price (including any portion thereof satisfied by the transfer of assets) will be funded, directly or indirectly, by way of an equity contribution by the
Permitted Investors to Holdings (followed by a corresponding equity contribution to the Term Borrower).

                  "Documentation Agent" shall mean each of Bank of America,
N.A., General Electric Capital Corporation and ABN AMRO Bank N.V.

                  "Dollar Equivalent" shall mean, on any date of determination
(a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Euros, the equivalent in Dollars of such amount, determined by the
Administrative Agent pursuant to Section 1.03(b) using the Exchange Rate with respect to Euros at the time in effect under the provisions of such Section.

                  "Dollar Letter of Credit" shall mean a Letter of Credit
denominated in Dollars.

                  "Dollars" or "$" shall mean lawful money of the United States of America.

                  "Domestic Loan Parties" shall mean at any time (i) each
Domestic Subsidiary Loan Party and (ii) on and after the Restructuring Date, US
Holdco.

                  "Domestic Subsidiary" of any Person shall mean a subsidiary of such Person that is not (a) a Foreign Subsidiary, (b) after the Restructuring
Date, a subsidiary of a Foreign Subsidiary or (c) listed on Schedule 1.01(h).

                  "Domestic Subsidiary Loan Party" shall mean CAC and each CAC
Guarantor Subsidiary plus any other subsidiary of the Term Borrower (other than any Special Purpose Receivables Subsidiary and CAC and any subsidiary of CAC)
that first becomes a Domestic Subsidiary after the Closing Date (with such exceptions as are satisfactory to the Administrative

                                      -19-

Agent), it being agreed that if, at any time on or after the Restructuring Date,
CAC is not a direct wholly-owned subsidiary of US Holdco, each entity that is owned, directly or indirectly, in whole or in part, by US Holdco and that owns directly or indirectly any equity interest in CAC shall be required to be a party to the U.S. Collateral Agreement.

                  "Domestic Swingline Borrower" shall mean each Revolving
Borrower that is not a Foreign Subsidiary (or, prior to the Restructuring Date,
Parent) that has been designated to the Administrative Agent in writing by the
Term Borrower as a Domestic Swingline Borrower, provided that (x) its Maximum
Credit Limit will remain unchanged and (y) there shall not be more than two
Domestic Swingline Borrowers at any time and provided, further, that the Term
Borrower may revoke any such designation as to any such person at a time when no
Swingline Loans are outstanding to such person.

                  "Domination Agreement" shall mean a domination and profit and loss transfer agreement to be entered into by LP GmbH, Midco or Bidco, as the case may be, and the Company in a form approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.

                  "Early Termination Date" shall mean the first date after the date on which the Offer Document has been submitted to BAFin on which (i) the
Offer lapses pursuant to its terms without having been consummated or (ii) the date the Certain Funds Period ends, if the Offer has not theretofore become unconditional.

                  "EBITDA" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Holdings and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) reduced such Consolidated Net
Income for the respective period for which EBITDA is being determined):

                  (i) provision for Taxes based on income, profits or capital of
         Holdings and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and Michigan single business tax) (including any Tax
         Distribution taken into account in calculating Consolidated Net
         Income),

                  (ii) Interest Expense of Holdings and the Subsidiaries for
         such period (net of interest income for such period of Holdings and its
         Subsidiaries other than the cash interest income of the Captive
         Insurance Subsidiaries),

                  (iii) depreciation and amortization expenses of Holdings and the Subsidiaries for such period,

                  (iv) restructuring charges; provided that with respect to each such restructuring charge, Holdings shall have delivered to the
         Administrative Agent an officer's certificate specifying and quantifying such charge and stating that such charge is a restructuring charge,

                  (v) any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period);

                                      -20-

         provided that, for purposes of this subclause (v) of this clause (a), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

                  (vi) the minority interest expense consisting of the
         subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity
         Interests held by third parties,

                  (vii) the noncash portion of "straight-line" rent expense,

                  (viii) the amount of any expense to the extent a corresponding amount is received in cash by any Loan Party from a Person other than
         Holdings or any Subsidiary of Holdings under any agreement providing for reimbursement of any such expense provided such reimbursement payment has not been included in determining EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods),

                  (ix) turnaround costs and expenses to the extent treated as, and included in computing for the period expended, Capital
         Expenditures,

                  (x) the amount of management, consulting, monitoring and
         advisory fees and related expenses paid to Blackstone or any other
         Permitted Investor (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $5.0 million and
         (y) 2% of EBITDA of Holdings and the Subsidiaries (assuming for purposes of this clause (y) that the amount to be added to Consolidated
         Net Income under this clause (x) is $5.0 million), and

                  (xi) except for purposes of calculating Excess Cash Flow to the extent consisting of any net cash loss, any net losses resulting from currency Swap Agreements entered into in the ordinary course of business relating to intercompany loans among or between Holdings and/or any of its Subsidiaries to the extent that the nominal amount of the related Swap Agreement does not exceed the principal amount of the related intercompany loan;

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) to (iv) of this clause (b)
increased such Consolidated Net Income for the respective period for which
EBITDA is being determined):

                  (i) the minority interest income consisting of subsidiary
         losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary,

                  (ii) noncash items increasing Consolidated Net Income of
         Holdings and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which

                                      -21-

         represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period),

                  (iii) the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense, and

                  (iv) except for purposes of calculating Excess Cash Flow to the extent consisting of a net cash gain, any net gains resulting from currency Swap Agreements entered into in the ordinary course of business relating to intercompany loans among or between Holdings and/or any of its Subsidiaries to the extent that the nominal amount of the related Swap Agreement does not exceed the principal amount of the related intercompany loan.

                  "EMU Legislation" shall mean the legislative measures of the
European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

                  "Environment" shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

                  "Environmental Laws" shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any
Governmental Authority, relating in any way to the protection of the
Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous
Material or to health and safety matters (to the extent relating to the
Environment or exposure to Hazardous Materials).

                  "Equity Interests" of any person shall mean any and all
shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, convertible preferred equity certificate (whether or not equity under local law), any limited or general partnership interest and any limited liability company membership interest.

                  "Equity Percentage" shall mean 50%.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

                  "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Term Borrower or a
Subsidiary, is treated as a single employer under Section 414(b) or (c) of the
Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the
Code, is treated as a single employer under Section 414 of the Code.

                  "ERISA Event" shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the

                                      -22-

Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to
Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a
Multiemployer Plan; (d) the incurrence by Holdings, the Term Borrower, a
Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Term
Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Term Borrower, a Subsidiary or any ERISA Affiliate
of any liability with respect to the withdrawal or partial withdrawal from any
Plan or Multiemployer Plan; or (g) the receipt by Holdings, the Term Borrower, a
Subsidiary or any ERISA Affiliate of any notice, or the receipt by any
Multiemployer Plan from Holdings, the Term Borrower, a Subsidiary or any ERISA
Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Euro" or "(eurodollar)" shall mean the single currency of the
European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the
EMU Legislation.

                  "Euro Equivalent" shall mean, on any date of determination,
(a) with respect to any amount in Euros, such amount and (b) with respect to any amount in Dollars, the equivalent in Euros of such amount or determined by the
Administrative Agent pursuant to Section 1.03(b) using the Exchange Rate with respect to such currency of the time in effect under the provisions of such
Section.

                  "Euro Letter of Credit" shall mean a Letter of Credit
denominated in Euros.

                  "Eurocurrency Borrowing" shall mean a Borrowing comprised of
Eurocurrency Loans.

                  "Eurocurrency CL Loan" shall mean any CL Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with
Article II.

                  "Eurocurrency Loan" shall mean any Eurocurrency Term Loan,
Eurocurrency Revolving Loan or Eurocurrency CL Loan.

                  "Eurocurrency Revolving Borrowing" shall mean a Borrowing
comprised of Eurocurrency Revolving Loans.

                  "Eurocurrency Revolving Loan" shall mean any Revolving
Facility Loan bearing interest at a rate determined by reference to the Adjusted
LIBO Rate in accordance with the provisions of Article II.

                  "Eurocurrency Term Loan" shall mean any Term Loan bearing
interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

                                      -23-

                  "Event of Default" shall have the meaning assigned to such term in Section 7.01.

                  "Excess Cash Flow" shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of Holdings and the Subsidiaries on a consolidated basis for such Excess Cash
Flow Period, minus, without duplication,

                  (a) Debt Service for such Excess Cash Flow Period,

                  (b) (i) any voluntary prepayments of Term Loans during such
         Excess Cash Flow Period, (ii) any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the
         extent that an equal amount of Revolving Facility Loans was simultaneously repaid and (iii) any voluntary prepayment permitted hereunder of term Indebtedness during such Excess Cash Flow Period to the extent not financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness, so long as the amount of such prepayment is not already reflected in Debt Service,

                  (c) (i) Capital Expenditures by Holdings and the Subsidiaries
         on a consolidated basis during such Excess Cash Flow Period (excluding
         Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash, and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder (less any amounts received in respect thereof as a return of capital),

                  (d) Capital Expenditures that Holdings or any Subsidiary
         shall, during such Excess Cash Flow Period, become legally obligated to make but that are not made during such Excess Cash Flow Period, provided that Holdings shall deliver a certificate to the
         Administrative Agent not later than 90 days after the end of such
         Excess Cash Flow Period, signed by a Responsible Officer of Holdings and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow
         Period,

                  (e) Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period
         (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the
         Foreign Subsidiaries,

                  (f) an amount equal to any increase in Working Capital of
         Holdings and its Subsidiaries for such Excess Cash Flow Period,

                  (g) cash expenditures made in respect of Swap Agreements
         during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

                                      -24-

                  (h) permitted dividends or distributions or repurchases of its
         Equity Interests paid in cash by Holdings during such Excess Cash Flow
         Period and permitted dividends paid by any Subsidiary to any person other than Holdings, the Term Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with
         Section 6.06,

                  (i) amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of Holdings and its Subsidiaries in a prior Excess Cash Flow Period, (y) reserves or accruals established in purchase accounting and (z) any other long-term reserves existing on the Closing Date as reflected in the pro forma balance sheet referred to in Section 3.05(b),

                  (j) to the extent not deducted in the computation of Net
         Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness
         (other than Indebtedness created hereunder or under any other Loan
         Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

                  (k) the amount related to items that were added to or not
         deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating
         EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess
         Cash Flow Period), or an accrual for a cash payment, by Holdings and its Subsidiaries or did not represent cash received by Holdings and its
         Subsidiaries, in each case on a consolidated basis during such Excess
         Cash Flow Period,

                  (l) the principal amounts (if any) required to be paid during such Excess Cash Period on outstanding Senior Subordinated Bridge B
         Loans not in excess of the amounts specified therefor in Schedule
         2.07(g) to the Senior Subordinated Bridge B Loan Agreement, as in
         effect on the Closing Date, and/or on outstanding Senior Subordinated
         Bridge C Loans not in excess of the amounts specified therefor in
         Schedule 2.07(g) of the Senior Subordinated Bridge C Loan Agreement, as
         in effect on the Closing Date,

                  (m) Tax Distributions which are paid during the respective
         Excess Cash Flow Period or will be paid within six months after the close of such Excess Cash Flow Period (as reasonably determined in good faith by Holdings) to the extent, in each case, funded by the Term
         Borrower, provided that to the extent such Tax Distributions are not actually paid within such six month period such amounts shall be added to Excess Cash Flow the next succeeding Excess Cash Flow Period, and

                  (n) any advance cash payments during such Excess Cash Flow
         Period for the purchase of raw materials to the extent not recorded as a Current Asset and to the extent that any such advance cash payment did not otherwise reduce EBITDA for such Excess Cash Flow Period,

                                      -25-

plus, without duplication,

                  (a) an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,

                  (b) all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and
         Lease-Back Transactions pursuant to Section 6.03 and any other
         Indebtedness, in each case to the extent used to finance any Capital
         Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings),

                  (c) all amounts referred to in clause (c) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Holdings after the Closing Date (to the extent not previously used to prepay Indebtedness (other than Revolving
         Facility Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to
         Excess Cash Flow in any prior Excess Cash Flow Period) or any amount that would have constituted Net Proceeds under clause (a) of the definition of the term "Net Proceeds" if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

                  (d) to the extent any permitted Capital Expenditures and the corresponding delivery of equipment referred to in clause (d) above do not occur in the Excess Cash Flow Period of Holdings specified in the certificate of Holdings provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in the Excess
         Cash Flow Period of Holdings specified in such certificates,

                  (e) cash payments received in respect of Swap Agreements
         during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash
         Interest Expense,

                  (f) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(c)),

                  (g) to the extent deducted in the computation of EBITDA, cash interest income,

                  (h) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net
         Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by Holdings or any Subsidiary or (y) does not represent cash paid by Holdings or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period, and

                  (i) any expense which reduces EBITDA in such Excess Cash Flow
         Period in respect of an advance cash payment made for raw materials in a previous Excess Cash

                                      -26-

         Flow Period to the extent that any such advance cash payment reduced
         Excess Cash Flow in such previous Excess Cash Flow Period.

                  "Excess Cash Flow Period" shall mean (i) the period taken as one accounting period beginning on the day following the Closing Date and ending on December 31, 2004, and (ii) each fiscal year of Holdings ended thereafter.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchange Rate" shall mean on any day, for purposes of
determining the Dollar Equivalent or Euro Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Euros (as applicable), as set forth in the Wall Street Journal published on such date for such currency provided that the Exchange Rate for determining the Dollar
Equivalent on the Closing Date of a Euro amount shall be 1.21523. In the event that such rate does not appear in such copy of the Wall Street Journal, the
Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the
Administrative Agent and the Term Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of
Dollars or Euros (as applicable) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, in consultation with the Term
Borrower, use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

                  "Excluded Equity Issuances" shall mean (i) the issuance of
Equity Interests by Holdings to Blackstone or any other Permitted Investor, (ii)
the issuance of Equity Interests by Holdings the proceeds of which are used to fund Investments permitted by Section 6.04, (iii) Equity Interests issued by
Holdings (x) as compensation to employees of Holdings or any of its Subsidiaries or (y) to members of management of Holdings or any Subsidiary within one year of the Closing Date, in each case in the ordinary course of business and (iv)
Permitted Cure Securities.

                  "Excluded Indebtedness" shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Sections 6.01(o) and (s)).

                  "Excluded Taxes" shall mean, with respect to the
Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder,
(a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax imposed by the United States (other than a withholding tax levied upon any amounts payable to such Lender in respect of any interest in any Loan acquired by such Lender pursuant to Section 10.01)
that is in effect and

                                      -27-

would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender's failure to comply with Section 2.17(e) with respect to such Loans except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to any withholding tax pursuant to Section 2.17(a).

                  "Existing Letter of Credit" shall mean each letter of credit previously issued for the account of the Company or any of its subsidiaries by a
Person that is on the Closing Date, or that becomes prior to June 30, 2004, an
L/C Lender (or an Affiliate of such Person) to the extent such letter of credit
(a) was outstanding on the Closing Date and (b) is listed on Schedule 2.05(a).

                  "Facility" shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are three Facilities, i.e., the Term
Loan Facility, the Revolving Facility and the CL Facility.

                  "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal
Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average
(rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three
Federal funds brokers of recognized standing selected by it.

                  "Fee Letter" shall mean that certain Fee Letter dated December
15, 2003 by and among the Parent, the Global Coordinator, the Administrative
Agent and the Joint Lead Arrangers.

                  "Fees" shall mean the RF Commitment Fees, the L/C
Participation Fees, the CL Facility Fee, the TL Commitment Fees, the Issuing
Bank Fees and the Administrative Agent Fees.

                  "Financial Officer" of any person shall mean the Chief
Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

                  "Financial Performance Covenants" shall mean the covenants of
Holdings set forth in Sections 6.11, 6.12 and 6.13.

                  "Financing Documents" shall mean the Loan Documents plus, to the extent not included in the Loan Documents, the Bidco Pledge.

                  "Flow Through Entity" shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

                                      -28-

                  "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the
District of Columbia shall be deemed to constitute a single jurisdiction.

                  "Foreign Pledge Agreement" shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign
Revolving Borrower, in form and substance reasonably satisfactory to the
Collateral Agent, as amended, supplemented or otherwise modified from time to time, that will secure Obligations of such Foreign Revolving Borrower.

                  "Foreign Revolving Borrower" shall mean each Revolving
Borrower that is a Foreign Subsidiary.

                  "Foreign Subsidiary" shall mean any Subsidiary that is
incorporated or organized under the laws of any jurisdiction other than the
United States of America, any State thereof or the District of Columbia.

                  "Foreign Subsidiary Loan Party" shall mean at any time each
Foreign Subsidiary that is a Revolving Borrower and the Foreign Subsidiary (if any) that is the direct parent thereof to the extent it has pledged the stock of such Revolving Borrower to secure its Revolving Facility Loans.

                  "Foreign Swingline Borrower" shall mean each Revolving
Borrower that is a Foreign Subsidiary (or Parent prior to the Restructuring
Date) that has been designated to the Administrative Agent in writing by the
Term Borrower as a Foreign Swingline Borrower, provided that (x) its Maximum
Credit Limit will remain unchanged and (y) there shall not be more than two
Foreign Swingline Borrowers at any time and, provided, further, that the Term
Borrower may revoke any such designation as to any person at a time when no
Swingline Loans are outstanding to such person.

                  "Global Coordinator" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                  "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

                  "GP GmbH" shall have the meaning assigned to such term in the first recital to this Agreement.

                  "Guarantee" of or by any person (the "guarantor") shall mean
(a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(i) to purchase or pay (or advance or supply funds for the purchase or payment
of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the

                                      -29-

payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such
Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such
Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term
"Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations.

                  "Hazardous Materials" shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which could reasonably be expected to give rise to liability under any Environmental Law.

                  "HC Activities" shall mean such activities to be undertaken by
(i) Bidco, Midco or LP GmbH as reasonably determined by Holdings to be required to enable Bidco, Midco or LP GmbH, as the case may be, to obtain and continue holding company status under German tax law and (ii) Bidco as reasonably determined by Holdings to be required to enable Bidco to satisfy the requirements of German tax law regarding the head of a fiscal unity.

                  "HC Corporation" shall mean, with respect to Bidco, Midco or
LP GmbH, a subsidiary thereof acquired through HC Investments.

                  "HC Investments" shall mean Investments (including through transfer from another Subsidiary) made by (i) Bidco, Midco or LP GmbH in acquiring two corporate subsidiaries (or in the case of Bidco a second corporate subsidiary) and (ii) Bidco in a "trade business," provided such Investments shall be at the minimum amount reasonably determined by Holdings to permit (x)
Bidco, Midco or LP GmbH, as the case may be, to obtain and continue holding company status under German tax law or (y) Bidco to satisfy the requirements of
German tax law fiscal unity requirements.

                  "Holdco Equity Financing" shall each have the meaning assigned to such term in the third recital of this Agreement.

                  "Holdings" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                  "Holdings Agreements" shall mean (i) the Guarantee and Pledge
Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit F between Holdings, each Intermediate
Holdco and the Collateral Agent pursuant to

                                      -30-

which Holdings and each Intermediate Holdco guarantees the Obligations and, except as provided below, pledges all Equity Interests it owns (such pledge to be subject to any pledge referred to in clause (ii) below) to secure such guarantee, and (ii) one or more Pledge Agreements under Luxembourg law, reasonably acceptable to the Administrative Agent, as amended, supplemented or otherwise modified from time to time, pursuant to which Holdings and/or each
Intermediate Holdco pledges the Equity Interests in Parent to secure its guarantee described in clause (i); provided, however, the unlimited shares of
Parent will not be required to be pledged as provided above (which unlimited shares will not exceed 0.50% of the outstanding Equity Interests of Parent).

                  "Increased Amount Date" shall have the meaning assigned to such term in Section 2.22.

                  "Indebtedness" of any person shall mean, without duplication,
(a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c)
all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof and reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 10
Business Days of any such drawing), (e) all Guarantees by such person of
Indebtedness of others, (f) all Capital Lease Obligations of such person, (g)
all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) except as provided in clause (d)
above, the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers'
acceptances. The Indebtedness of any person (x) shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof, and (y) shall exclude any Indebtedness of a third party that is not an Affiliate of Holdings or any of its Subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under FIN 46 or attributable to take-or-pay contracts that are accounted for in a manner similar to a capital lease under EITF 01-8 in either case so long as (i) such supply or lease arrangements or such take-or-pay contracts are entered into in the ordinary course of business, (ii) the board of directors of Holdings has approved any such supply or lease arrangement or any such take-or-pay contract and (iii) notwithstanding anything to the contrary contained in the definition of EBITDA, the related expense under any such supply or lease arrangement or under any such take-or-pay contract is treated as an operating expense that reduces EBITDA.

                  "Indemnified Taxes" shall mean all Taxes other than Excluded
Taxes.

                  "Indemnitee" shall have the meaning assigned to such term in
Section 9.05(b).

                                      -31-

                  "Information Memorandum" shall mean the Confidential
Information Memorandum to be provided to prospective Lenders, as modified or supplemented.

                  "Initial Equity Contributions" shall mean investments by
Holdings, the Parent, LP GmbH and Midco in the Equity Interests of the Parent,
LP GmbH, Midco and Bidco, respectively and the Investment by GP GmbH in the general partnership interests of Midco and Bidco, as described in the recitals to this Agreement.

                  "Initial Intercompany Loans" shall mean the CAC Loans, the
Bidco Loan and the other intercompany loans referred to in the eighth recital to this Agreement and any additional intercompany loans to LP GmbH, Midco and/or
Bidco made with the proceeds of the Senior Subordinated Bridge C Loans.

                  "Initial Lenders" shall mean Morgan Stanley and DBNY.

                  "Installment Date" shall have the meaning assigned to such term in Section 2.10(a).

                  "Intercreditor Agreement" shall mean an intercreditor
agreement entered into in connection with a Permitted Receivables Financing in form and substance reasonably satisfactory to the Administrative Agent.

                  "Interest Coverage Ratio" shall have the meaning assigned to such term in Section 6.11.

                  "Interest Election Request" shall mean a request by a Borrower to convert or continue a Term Borrowing, Revolving Borrowing or CL Borrowing in
accordance with Section 2.07.

                  "Interest Expense" shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii)
the amortization of all fees (including fees with respect to Swap Agreements)
payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any
Permitted Receivables Financing which are payable to any person other than
Holdings, the Term Borrower or a Subsidiary Loan Party and (b) capitalized interest expense of such person during such period. For purposes of the foregoing, (x) gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings and the
Subsidiaries with respect to Swap Agreements and (y) Interest Expense shall exclude any interest expense on Indebtedness of a third party that is not an
Affiliate of Holdings or any of its Subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under FIN 46 or attributable to take-or-pay contracts that are accounted for in a manner similar to a capital lease under EITF 01-8 in either case so long as the underlying obligations under any such supply or lease arrangement or under any such take-or-pay contract are not treated as Indebtedness as provided in clause (y)
of the second sentence of the definition of Indebtedness.

                                      -32-

                  "Interest Payment Date" shall mean (a) with respect to any
Eurocurrency Loan, the last day of the Interest Period applicable to the
Borrowing of which such Loan is a part and, in the case of a Eurocurrency
Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter, (c) with respect to any Swingline Dollar Loan, the day that such Swingline Dollar Loan is required to be repaid pursuant to Sections 2.09(a)
and (d) with respect to any Swingline Euro Loan, the last day of the Interest
Period applicable to such Swingline Euro Loan or any day otherwise agreed to by the Swingline Euro Lenders.

                  "Interest Period" shall mean (a) as to any Eurocurrency
Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is
1, 2, 3 or 6 months thereafter (or, in the case of Term Borrowings or Revolving
Facility Borrowings, 9 or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available), as the applicable Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11 and (b) as to any
Swingline Euro Borrowing, the period commencing on the date of such Borrowing and ending on the day that is designated in the notice delivered pursuant to
Section 2.04 with respect to such Swingline Euro Borrowing, which shall not be later than the seventh day thereafter; provided, however, that if any Interest
Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding
Business Day would fall in the next calendar month, in which case such Interest
Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

                  "Intermediate Holdco" shall mean each entity, all of the
Equity Interests of which are owned by Holdings, which owns Equity Interests in
Parent, provided the aggregate Equity Interests of Parent owned by all
Intermediate Holdcos will not exceed 0.50% of the outstanding Equity Interests of Parent.

                  "Issuing Bank" shall mean DBNY and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, solely with respect to an Existing Letter of
Credit (and any amendment, renewal or extension thereof in accordance with this
Agreement), the Lender that issued such Existing Letter of Credit. An Issuing
Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank"
shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

                  "Issuing Bank Fees" shall have the meaning assigned to such term in Section 2.12(b).

                                      -33-

                  "Joint Lead Arrangers" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                  "Judgment Currency" shall have the meaning assigned to such term in Section 9.17(b).

                  "JV Reinvestment" shall mean any investment by Term Borrower or any Subsidiary in a joint venture to the extent funded with the proceeds of a reasonably concurrent dividend or other distribution made by such joint venture.

                  "L/C Disbursement" shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

                  "L/C Lender" shall mean a Lender with a Revolving Facility
Commitment and/or a Credit-Linked Commitment.

                  "L/C Participation Fee" shall have the meaning assigned such term in Section 2.12(b).

                  "Lender" shall mean each financial institution listed on
Schedule 2.01, as well as any person that becomes a "Lender" hereunder pursuant to Section 9.04.

                  "Lender Default" shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the applicable Borrower and/or the Administrative
Agent that it does not intend to comply with its obligations under Section 2.04,
2.05 or 2.06.

                  "Letter of Credit" shall mean any letter of credit (including each Existing Letter of Credit) issued pursuant to Section 2.05. Letters of
Credit shall be either CL Letters of Credit or RF Letters of Credit.

                  "LIBO Rate" shall mean, with respect to any Eurocurrency
Borrowing for any Interest Period, the rate per annum determined by the
Administrative Agent at approximately 11:00 a.m., London time, on the Quotation
Day for such Interest Period by reference to the applicable Screen Rate, for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by Deutsche Bank AG at approximately 11:00 a.m., London time, on the Quotation Day for such Interest
Period.

                  "Lien" shall mean, with respect to any asset, (a) any
mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title reten-

                                      -34-

tion agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

                  "Loan Documents" shall mean this Agreement, the Letters of
Credit, the Security Documents, the Intercreditor Agreement and any promissory note issued under Section 2.09(e), and solely for the purposes of Section
7.01(c) hereof, the Fee Letter.

                  "Loan Participant" shall have the meaning assigned to such term in Section 9.04(c).

                  "Loan Parties" shall mean Holdings, the Term Borrower and each
Subsidiary Loan Party.

                  "Loans" shall mean the Term Loans, the Revolving Facility
Loans, the CL Loans and the Swingline Loans (and shall include any Replacement
Term Loans).

                  "Local Time" shall mean (a) with respect to a Loan or
Borrowing denominated in Dollars, New York City time and (b) with respect to a
Loan or Borrowing denominated in Euros, London time.

                  "LP GmbH" shall have the meaning assigned to such term in the first recital of this Agreement.

                  "Major Default" shall mean and include (i) a Default or Event of Default under Section 7.01(b) or (c); (ii) a Default or Event of Default
under Section 7.01(h) or (i) in respect of Holdings, Parent or Bidco; (iii) the invalidity, unlawfulness or repudiation of any Financing Document; and (iv) a breach by Holdings, Parent or Bidco of Section 6.01, 6.02 or 6.09(c).

                  "Majority Lenders" of any Facility shall mean, at any time,
Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused
Commitments under such Facility at such time.

                  "Management Group" means the group consisting of the
directors, executive officers and other management personnel of the Term
Borrower and Holdings, as the case may be, on the Closing Date together with (1)
any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Term Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Term
Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Term
Borrower or Holdings, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Term Borrower or Holdings, as the case may be.

                  "Margin Stock" shall have the meaning assigned to such term in
Regulation U.

                  "Material Adverse Effect" shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have
(a) a materially adverse effect on the

                                      -35-

business, operations, properties, assets or financial condition of Holdings and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent
or the Collateral Agent under, any Loan Document.

                  "Material Indebtedness" shall mean Indebtedness (other than
Loans and Letters of Credit) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $40 million.

                  "Material Subsidiary" shall mean, at any date of
determination, any Subsidiary (a) whose total assets at the last day of the Test
Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.04(a) or (b) were equal to or greater than 2% of the consolidated total assets of Holdings and its consolidated subsidiaries at such date or (b) whose gross revenues for such Test
Period were equal to or greater than 2% of the consolidated gross revenues of
Holdings and its consolidated subsidiaries for such period, in each case determined in accordance with US GAAP or (c) that is a Loan Party.

                  "Maximum Credit Limit" shall mean, with respect to any
Revolving Facility Borrower, an amount that the aggregate outstanding principal amount (or the Dollar Equivalent thereof if not denominated in Dollars) of its
Revolving Facility Loans and Swingline Loans (if any) plus the maximum stated
amount (or the Dollar Equivalent thereof if not denominated in Dollars) of outstanding RF Letters of Credit issued for its account may not exceed.

                  "Maximum Dollar Term Amount" shall mean at any time (i) the initial aggregate principal amount of all Term Loans then or theretofore made pursuant to Section 2.01(a) plus (ii) if the Increased Amount Date has occurred, the aggregate initial principal amount of New Term Loans.

                  "Maximum Rate" shall have the meaning assigned to such term in
Section 9.09.

                  "Midco" shall have the meaning assigned to such term in the first recital of this Agreement.

                  "Moody's" shall mean Moody's Investors Service, Inc.

                  "Morgan Stanley" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                  "Mortgaged Properties" shall mean the owned real properties of
Loan Parties set forth on Schedule 5.14 and such additional real property (if any) encumbered by a Mortgage pursuant to Section 5.10.

                  "Mortgages" shall mean the mortgages, deeds of trust,
assignments of leases and rents and other security documents delivered pursuant to Section 5.10 or 5.14, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties each in a form reasonably satisfactory to the Administrative Agent.

                                      -36-

                  "Multiemployer Plan" shall mean a multiemployer plan as
defined in Section 4001(a)(3) of ERISA to which Holdings, the Term Borrower, the
Company, CAC or any ERISA Affiliate (other than one considered an ERISA
Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

                  "Net Income" shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with US GAAP and before any reduction in respect of preferred stock dividends.

                  "Net Proceeds" shall mean:

                  (a) 100% of the cash proceeds actually received by Holdings, the Term Borrower or any of their Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of Holdings or any Subsidiary (other than those pursuant to
         Section 6.05(a) (other than clause (iii) thereof to the extent in excess of $65 million in any year), (b), (c), (e), (f), (g), (i), (j),
         (k), (l) or (o)), net of (i) attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the Senior Subordinated Bridge B Facility or the
         Senior Subordinated Bridge C Facility or any Permitted Senior
         Subordinated Debt Securities), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes or Tax Distributions paid or payable as a result thereof and (iii) appropriate amounts set up as a reserve against liabilities associated with the assets or business so disposed of and retained by the selling entity after such sale, transfer or other disposition, as reasonably determined by Holdings, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters, liabilities related to post-closing purchase price adjustments and liabilities related to any other indemnification obligation associated with the assets or business so disposed of, provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be
         "Net Proceeds" of such sale, transfer or other disposition, provided that, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative
         Agent promptly following receipt of any such proceeds setting forth
         Holdings' intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(m), in each case within 12 months of such receipt and to the extent not in excess of $110.0 million of Net
         Proceeds (determined without giving effect to this proviso) resulting from the sale, transfer or other disposition of an asset or group of related assets, such portion of such proceeds shall not constitute Net
         Proceeds except to the extent not so used (or contractually committed to be

                                      -37-

         used) within such 12-month period (and, if contractually committed to be used within such 12-month period, to the extent not so used within the 18-month period following the date of receipt of such Net
         Proceeds), and provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute
         Net Proceeds unless such proceeds shall exceed $5.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed
         $15.0 million,

                  (b) 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than
         Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, and

                  (c) the Equity Percentage of the cash proceeds from the
         issuance or sale by Holdings of any Equity Interests (other than
         Excluded Equity Issuances), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Term Borrower or any
Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Blackstone.

                  "New Term Commitment" shall have the meaning assigned to such term in Section 2.22.

                  "New Term Lender" shall have the meaning assigned to such term in Section 2.22.

                  "New Term Loan" shall have the meaning assigned to such term in Section 2.22.

                  "New US Holdco" shall mean a company incorporated under the laws of a state of the United States (A)(i) that owns all of the Equity
Interests of US Holdco or (ii) all of the Equity Interests in which are owned by
US Holdco, with US Holdco contributing or otherwise transferring all of its assets to New US Holdco and (B) has been formed to effect an initial public offering.

                  "Non-Consenting Lender" shall have the meaning assigned to such term in Section 2.19(c).

                  "Obligations" shall mean all amounts owing to the
Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document.

                  "Offer" shall have the meaning assigned to such term in the first recital of this Agreement.

                  "Offer Document" shall mean the Offer Document entitled
"Voluntary Public Takeover Offer (Cash Offer) for all Outstanding Registered
Ordinary Shares with no Par Value

                                      -38-

of Celanese AG" published on February 2, 2004, as amended or modified from time to time in accordance with Section 6.09(c).

                  "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

                  "Parent" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

                  "Parent CPEC" shall mean convertible preferred equity
certificates issued by Parent having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Term Loan Maturity Date, provided that cash distributions and/or payments may be made thereon only to the extent permitted by Section 6.06(b) or (c).
                  "Parent Guarantee and Pledge Agreement" shall mean the Parent
Guarantee and Pledge Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit G between Parent and the
Collateral Agent, pursuant to which Parent guarantees the Obligations of the
Subsidiary Borrowers and, if Parent remains the parent corporation of US Holdco after the Restructuring Date, of US Holdco, as Term Borrower, and pledges the
CAC Note and the stock of US Holdco to secure its Obligations and such guarantee, with such guarantee and pledge agreement to terminate on the
Restructuring Date if Parent ceases to be the parent company of US Holdco at such time.

                  "Parent Merger" shall mean (i) the merger of Parent with US
Holdco, with US Holdco being the surviving entity, (ii) the contribution by the
Parent to US Holdco of all of the Parent's assets and liabilities or (iii) the contribution by Holdings to US Holdco (in exchange for stock of US Holdco) of all of the Equity Interests of the Parent, provided that, in the case of clause
(ii) or (iii) above, (x) Holdings, at its discretion, may subsequently cause the liquidation of the Parent and (y) US Holdco has assumed all the obligations of
Parent as a Borrower hereunder pursuant to an assumption agreement reasonably satisfactory to the Administrative Agent (and upon such assumption, Parent shall be released as a Borrower hereunder).

                  "Participant" shall have the meaning assigned to such term in
Section 2.05(d).

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

                  "Pension Prefundings" shall mean the use of $462.5 million of the proceeds of the CAC Loans to prefund pension obligations of CAC and its subsidiaries.

                  "Perfection Certificate" shall mean a certificate in the form of Exhibit II to the U.S. Collateral Agreement or any other form approved by the
Collateral Agent.

                  "Permitted B Debt Level" shall mean an amount in Dollars equal to 50% of the aggregate purchase price to be paid by Bidco for the shares of the
Company it has acquired on the Closing Date pursuant to the Offer.

                                      -39-

                  "Permitted Business Acquisition" shall mean any acquisition of all or any portion of the assets of, or all the Equity Interests (other than directors' qualifying shares) in, a Person or division or line of business of a
Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and (b) immediately after giving effect thereto: (i) no Event of
Default shall have occurred and be continuing or would result therefrom; (ii)
all transactions related thereto shall be consummated in accordance with all material applicable laws; and (iii) (A) Holdings and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of Holdings and the Subsidiaries, and Holdings shall have delivered to the Administrative Agent a certificate of a
Responsible Officer of Holdings to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for
Indebtedness permitted by Section 6.01).

                  "Permitted Business Acquisition Step-Up Period" shall mean any period commencing on the first day on which the Total Leverage Ratio on a Pro
Forma Basis is less than 3.00 to 1.00 and ending on the first day thereafter on which the Total Leverage Ratio on a Pro Forma Basis is greater than or equal to
3.00 to 1.00.

                  "Permitted Cure Security" shall mean (i) any common equity security of Holdings and/or (ii) any equity security of Holdings having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Term Loan Maturity Date, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.

                  "Permitted Holder" shall mean each of (i) Blackstone, (ii) any other Permitted Investor and (iii) the Management Group, with respect to not more than 15% of the total voting power of the Equity Interests of Holdings or after an initial public offering of its stock, US Holdco or New US Holdco, as the case may be.

                  "Permitted Investments" shall mean:

                  (a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the
         European Union or any agency thereof, in each case with maturities not exceeding two years;

                  (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits having a Dollar Equivalent that is in excess of $500.0 million and whose long-term debt, or whose parent holding company's long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the
         Securities Act);

                                      -40-

                  (c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a)
         above entered into with a bank meeting the qualifications described in clause (b) above;

                  (d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an
         Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the
         United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody's or
         A-1 (or higher) according to S&P;

                  (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A2 by Moody's;

                  (f) shares of mutual funds whose investment guidelines
         restrict 95% of such funds' investments to those satisfying the provisions of clauses (a) through (e) above;

                  (g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000.0 million;

                  (h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1%
         of the total assets of the Term Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Term Borrower's most recently completed fiscal year; and

                  (i) in the case of the Captive Insurance Subsidiaries only, other investments customarily held by the Captive Insurance
         Subsidiaries in the ordinary course of their business and consistent with their past practices.

                  "Permitted Investors" shall mean (x) Blackstone and (y) other investors that provide a portion of the Holdco Equity Financing provided that
(i) all such other investors shall be reasonably satisfactory to the Initial
Lenders and (ii) the majority of the Holdco Equity Financing shall be provided by Blackstone.

                  "Permitted Receivables Documents" shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted
Receivables Financing.

                  "Permitted Receivables Financing" shall mean one or more
transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and
(ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Holdings or any Subsidiary (other than Special Purpose Receivables
Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions
(including, to the extent applicable, in a manner consistent with the

                                      -41-

delivery of a "true sale"/"absolute transfer" opinion with respect to any transfer by Holdings or any Subsidiary (other than a Special Purpose Receivables
Subsidiary) and purchase price percentages being reasonably satisfactory to the
Administrative Agent) and (B) the aggregate Receivables Net Investment since the
Closing Date shall not exceed $200.0 million at any time.

                  "Permitted Refinancing Indebtedness" shall mean any
Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to
"Refinance"), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted
Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such
Permitted Refinancing Indebtedness is greater than or equal to that of the
Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such
Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d)
no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the
Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted
Refinancing Indebtedness may be secured by such collateral (including, in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

                  "Permitted Senior Subordinated Debt Securities" shall mean (x)
Senior Subordinated Notes and (y) unsecured senior subordinated notes issued by the Term Borrower (i) the terms of which (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior Subordinated Notes occurs (as in effect on the Closing Date) and (2) provide for subordination to the Obligations under the Loan Documents to substantially the same extent as the Senior Subordinated
Note Indenture, (ii) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Holdings and the Subsidiaries than those in the Senior Subordinated Notes and (iii) as to which no Subsidiary of Term
Borrower is an obligor that is not an obligor under the Senior Subordinated
Notes.

                  "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

                  "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or
Section 412 of the Code and in respect of which Holdings, the Term Borrower, any
Subsidiary (including the Company) or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an
"employer" as defined in Section 3(5) of ERISA.

                                      -42-

                  "Pledged Collateral" shall have the meaning assigned to such term in the U.S. Collateral Agreement, an Alternate Pledge Agreement or a
Foreign Pledge Agreement, as applicable.

                  "Presumed Tax Rate" shall mean the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

                  "Primary obligor" shall have the meaning given such term in the definition of the term "Guarantee."

                  "Prime Rate" shall mean the rate of interest per annum
announced from time to time by DBNY as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

                  "Pro Forma Basis" shall mean, as to any person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the "Reference Period"):

                  (i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition
         (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term "Asset
         Acquisition," occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset
         Acquisition is consummated); and

                  (ii) in making any determination on a Pro Forma Basis, (x) all
         Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this
         Agreement or otherwise, but excluding normal fluctuations in revolving
         Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) incurred or permanently repaid during the
         Reference Period (or, in the case of determinations made pursuant to the definition of the term "Asset Acquisition," occurring during the
         Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y)
         Interest Expense of such person attributable to interest on any
         Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a

                                      -43-

         pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

                  Pro forma calculations made pursuant to the definition of the term "Pro Forma Basis" shall be determined in good faith by a Responsible
Officer of the Term Borrower and (x) for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any
similar transaction or transactions that require a waiver or consent of the
Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset
Disposition or other similar transaction, to the extent that the Term Borrower delivers to the Administrative Agent (i) a certificate of a Financial Officer of the Term Borrower setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies, and (y) for any fiscal period ending prior to the first anniversary of the Closing Date, pro forma effect shall be given to the Transaction in determining EBITDA so long as the required certifications described in preceding clause (x) are specifically included in reasonable detail in the respective officer's certificate and related information and calculations.

                  "Projections" shall mean the projections of Holdings and the
Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Term Borrower or any of the Subsidiaries prior to the Closing Date.

                  "Publication Date" shall mean the date on which the Offer has been published in accordance with the German Securities and Takeover Act.

                  "Purpose Borrowing" shall mean each Borrowing of Revolving
Facility Loans for the purposes described in the first sentence of Section 3.12 and each Borrowing of Term Loans.

                  "Quotation Day" shall mean, with respect to any Eurocurrency
Borrowing or Swingline Euro Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

                  "RB Date" shall mean the earlier of the Restructuring Date and the date on which the Term Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Term Borrower to the effect that guaranties by CAC and the CAC Guarantor Subsidiaries of Revolving Loans incurred by the Term Borrower are permitted under German law.

                  "Receivables Assets" shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary.

                                      -44-

                  "Receivables Net Investment" shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables
Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net
Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

                  "Reference Period" shall have the meaning assigned to such term in the definition of the term "Pro Forma Basis."

                  "Refinance" shall have the meaning assigned to such term in the definition of the term "Permitted Refinancing Indebtedness," and
"Refinanced" shall have a meaning correlative thereto.

                  "Refinanced Term Loans" shall have the meaning assigned to such term in Section 9.08(e).

                  "Refinancing" shall mean a refinancing of indebtedness for borrowed money of the Company and its subsidiaries outstanding on the Closing
Date.

                  "Register" shall have the meaning assigned to such term in
Section 9.04(b).

                  "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                  "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                  "Related Parties" shall mean, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.

                  "Release" shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

                  "Remaining Present Value" shall mean, as of any date with
respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

                  "Replacement Term Loans" shall have the meaning assigned to such term in Section 9.08(e).

                                      -45-

                  "Reportable Event" shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c)
of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

                  "Request to Issue" shall have the meaning assigned to such term in Section 2.05(b).

                  "Required Lenders" shall mean, at any time, Lenders having (a)
Loans (other than CL Loans and Swingline Loans) outstanding, (b) Revolving L/C
Exposures, (c) Swingline Exposures, (d) Available Revolving Unused Commitments
and (e) Credit-Linked Commitments (or after the termination thereof, CL
Percentages of the CL Exposure) that taken together, represent more than 50% of the sum of (v) all Loans (other than CL Loans and Swingline Loans) outstanding,
(w) Revolving L/C Exposures, (x) Swingline Exposures, (y) the total Available
Revolving Unused Commitments and (z) the Total Credit-Linked Commitment (or
after the termination thereof, the CL Exposure) at such time. The Loans,
Revolving L/C Exposures, Swingline Exposures, Available Revolving Unused
Commitment and Credit-Linked Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

                  "Required Percentage" shall mean, with respect to an Excess
Cash Flow Period, (i) 75% or (ii) 50% for any Excess Cash Flow Period ending on or after December 31, 2005, if the Total Leverage Ratio at the end of such
Excess Cash Flow Period was less than 3.00 to 1.00.

                  "Reserve Account" shall have the meaning assigned to such term in Section 10.02(a).

                  "Reset Date" shall have the meaning assigned to such term in
Section 1.03(a).

                  "Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

                  "Restructuring" shall mean (i) the distribution or sale (in return for an unsecured promissory note of the Company reasonably satisfactory to the Initial Lenders) to the Company of all the capital stock of CAC, (ii) the sale to Bidco by the Company of all such capital stock in return for an unsecured promissory note of Bidco (which note shall be reasonably satisfactory to the Initial Lenders), (iii) the sale by Bidco of all or a portion of such capital stock to Parent in return for the cancellation of a portion of the intercompany debt owed by Bidco to Parent as referred to in the eighth recital to this Agreement, (iv) the distribution of any remaining portion of such capital stock by Bidco to Midco, (v) the sale in return for the cancellation of a portion of the intercompany debt owed by Midco to Parent as referred to in the eighth recital to this Agreement, or distribution, by Midco to Parent of all such capital stock of CAC that it has acquired, (vi) Parent Merger and CAC becoming a direct subsidiary of US Holdco or an indirect subsidiary of US Holdco so long as each company between US Holdco and CAC is (or concurrently becomes) a
Domestic Subsidiary Loan Party, (vii) the execution and delivery of all the

                                      -46-

Loan Documents described in Part II of Schedule 1.01(b) and (viii) the satisfaction of clause (h) of the definition of Collateral Guarantee
Requirements with respect to all Liens created pursuant to the Loan Documents referred to in clause (vii).

                  "Restructuring Date" shall mean the date after the Domination
Agreement has been registered and become effective on which all of the
Restructuring has been completed.

                  "Revolving Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving
Facility Maturity Date and in the case of each of the Revolving Facility Loans,
Revolving Facility Borrowings, Swingline Dollar Loans, Swingline Dollar
Borrowings, Swingline Euro Loans and Swingline Euro Borrowings and RF Letters of
Credit, the date of termination of the Revolving Facility Commitments.

                   "Revolving Borrower Agreement" shall mean a Subsidiary
Borrower Agreement substantially in the form of Exhibit I-1.

                  "Revolving Borrower Termination" shall mean a Subsidiary
Borrower Termination substantially in the form of Exhibit I-2.

                  "Revolving Borrowers" shall mean (x) CAC and, on and after the
RB Date, the Term Borrower (each of which shall have a Maximum Credit Limit at any time equal to the Dollar Equivalent of the aggregate Revolving Facility
Commitments at such time) and (y) from the date of the execution and delivery to the Administrative Agent by it of a Revolving Borrower Agreement to but not
including the date of the execution and delivery to the Administrative Agent by it of a Revolving Borrower Termination, each Subsidiary of the Term Borrower designated as a Revolving Borrower by the Term Borrower pursuant to Section
2.20.

                  "Revolving Facility" shall mean the Revolving Facility
Commitments and the extensions of credit made hereunder by the Revolving
Facility Lenders.

                  "Revolving Facility Borrowing" shall mean a Borrowing
comprised of Revolving Facility Loans.

                  "Revolving Facility Commitment" shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving
Facility Lender's Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b)
reduced or increased from time to time pursuant to assignments by or to such
Lender under Section 9.04. The initial amount of each Revolving Facility
Lender's Revolving Facility Commitment is the Dollar Equivalent on the Closing
Date of the amount set forth opposite such Lender's name on Schedule 2.01 directly below the column entitled "Revolving Facility Commitment" or in the
Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments on the date hereof is the Dollar
Equivalent on the Closing Date of (eurodollar)312.5 million (i.e., $379, 759,
375).

                                      -47-

                  "Revolving Facility Credit Exposure" shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans denominated in
Euros outstanding at such time, (c) the Swingline Dollar Exposure at such time,
(d) the Swingline Euro Exposure at such time and (e) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility
Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender's Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of Revolving Facility Lender's Revolving Facility Loans denominated in
Euros outstanding at such time and (c) such Revolving Facility Lender's
Revolving Facility Percentage of the Swingline Dollar Exposure, Swingline Euro
Exposure and Revolving L/C Exposure at such time.

                  "Revolving Facility Lender" shall mean a Lender with a
Revolving Facility Commitment or with outstanding Revolving Facility Loans.

                  "Revolving Facility Loan" shall mean a Loan made by a
Revolving Facility Lender pursuant to Section 2.01(b). Each Revolving Facility
Loan denominated in Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Revolving Facility Loan denominated in Euros shall be a Eurocurrency Loan.

                  "Revolving Facility Maturity Date" shall mean the fifth
anniversary of the Closing Date.

                  "Revolving Facility Percentage" shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility
Commitments represented by such Lender's Revolving Facility Commitment. If the
Revolving Facility Commitments have terminated or expired, the Revolving
Facility Percentages shall be determined based upon the Revolving Facility
Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

                  "Revolving L/C Exposure" shall mean at any time the sum of (a)
the aggregate undrawn amount of all RF Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all RF Letters of Credit denominated in Euros outstanding at such time, (c) the aggregate principal amount of all Dollar L/C Disbursements made in respect of RF Letters of Credit that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of Euro L/C
Disbursements made in respect of RF Letters of Credit that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility
Lender at any time shall mean its Revolving Facility Percentage of the aggregate
Revolving L/C Exposure at such time.

                  "RF Commitment Fee" shall have the meaning assigned to such term in Section 2.12(a).

                  "RF Letter of Credit" shall mean each Letter of Credit
designated as such pursuant to Schedule 2.05(a) or the relevant Request to Issue
(although any RF Letter of Credit

                                      -48-

initially designated as such shall cease to constitute an RF Letter of Credit upon its re-designation as a CL Letter of Credit pursuant to Section 2.05(b)).

                  "RF Reserve Account" shall have the meaning assigned to such term in Section 10.02(a).

                  "S&P" shall mean Standard & Poor's Ratings Group, Inc.

                  "Sale and Lease-Back Transaction" shall have the meaning
assigned to such term in Section 6.03.

                  "Screen Rate" shall mean:

                  (a) for Loans denominated in Dollars, the British Bankers
         Association Interest Settlement Rate; and

                  (b) for Loans denominated in Euros, the percentage rate per annum determined by the Banking Federation of the European Union for the applicable Interest Period displayed on the appropriate page of the
Telerate screen selected by the Administrative Agent. If the relevant page is replaced or the service ceases to be available, the Administrative Agent (after consultation with the Term Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

                  "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

                  "Secured Parties" shall mean the "Secured Parties" as defined in the U.S. Collateral Agreement.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Security Documents" shall mean, at any time, each of the
Mortgages, the U.S. Collateral Agreement and all Supplements thereto, the
Holdings Guarantee and Pledge Agreement, any Foreign Pledge Agreement then in effect, any Alternate Pledge Agreement then in effect and, prior to the
Restructuring Date only, the CAC Note and (unless Parent remains the parent of
US Holdco after the Parent Merger) the Parent Guarantee and Pledge Agreement,
and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to
Section 5.10.

                  "Senior Subordinated Bridge B Facility" shall have the meaning assigned to such term in the sixth recital of this Agreement.

                  "Senior Subordinated Bridge B Financing Documents" shall mean the Senior Subordinated Bridge B Debt Loan Agreement and the Bidco Agreements.

                  "Senior Subordinated Bridge B Loan Agreement" shall mean the
Senior Subordinated Bridge B Loan Agreement dated as of April 6, 2004 among
Holdings, Parent, and

                                      -49-

inter alia, the Initial Lenders as in effect on the Closing Date and as the same may be amended as permitted by Section 6.09.

                  "Senior Subordinated Bridge B Loans" shall mean the loans made under the Senior Subordinated Bridge B Loan Agreement.

                  "Senior Subordinated Bridge C Facility" shall have the meaning assigned to such term in the fifth recital of this Agreement.

                  "Senior Subordinated Bridge C Financing Documents" shall mean the Senior Subordinated Bridge C Loan Agreement.

                  "Senior Subordinated Bridge C Loan Agreement" shall mean the
Senior Subordinated Bridge C Loan Agreement dated as of April 6, 2004 among
Holdings, Parent and inter alia, the Initial Lenders as in effect on the Closing
Date and as the same may be amended as permitted by Section 6.09.

                  "Senior Subordinated Bridge C Loans" shall mean the loans made under the Senior Subordinated Bridge C Loan Agreement.

                  "Senior Subordinated Note Indenture" shall mean the Indenture or Indentures under which the Senior Subordinated Notes are issued, between the
Term Borrower and the trustee named therein, as in effect on the Closing Date or substantially in the form attached as an exhibit to the Senior Subordinated
Bridge B Loan Agreement and/or the Senior Subordinated Bridge C Loan Agreement
(with any deviation adverse to the Lenders to be reasonably satisfactory to the
Administrative Agent) or as is otherwise reasonably satisfactory to the
Administrative Agent, and, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

                  "Senior Subordinated Notes" shall mean the senior subordinated notes in an aggregate principal amount up to the principal amount (including principal resulting from any pay in kind interest thereon) of the Senior
Subordinated Bridge B Loans and the Senior Subordinated Bridge C Loans
refinanced thereby, which notes shall be issued by US Holdco (or by Parent and assumed by US Holdco on the Restructuring Date) and shall be guaranteed by all entities guaranteeing the Term Loans on and after the Restructuring Date.

                  "Special Purpose Receivables Subsidiary" shall mean a direct or indirect Subsidiary of the Term Borrower established in connection with a
Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings or any such Subsidiary becomes subject to a proceeding under the
U.S. Bankruptcy Code (or other insolvency law).

                  "Specified Loan Party" shall mean at any time a Loan Party at such time if the Obligations owing by it (directly or by guarantee) are unsecured by a Lien on its assets.

                                      -50-

                  "Squeeze-Out" shall mean the procedures set out in sections
327a et seq. of the German Stock Corporation Act in respect of the acquisition of the shares of the Company by Bidco.

                  "Statutory Reserves" shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any
Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

                  "Subordinated Intercompany Debt" shall have the meaning
assigned to such term in Section 6.01(e).

                  "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled, or held
(or that is, at the time any determination is made, otherwise Controlled) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, provided that Estech GmbH & Co. KG and Estech
Managing GmbH shall not constitute subsidiaries.

                  "Subsidiary" shall mean, unless the context otherwise
requires, a subsidiary of Holdings.

                  "Subsidiary Borrower" shall mean CAC and each other subsidiary that is a Subsidiary Revolving Borrower.

                  "Subsidiary Loan Party" shall mean (i) each Subsidiary that is a Domestic Subsidiary Loan Party and (ii) each Subsidiary that is a Foreign
Subsidiary Loan Party.

                  "Subsidiary Revolving Borrower" shall have the meaning
assigned to that term in the introductory paragraph of this Agreement.

                  "Supplement" shall have the meaning assigned to that term in the U.S. Collateral Agreement.

                  "Swap Agreement" shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

                                      -51-

                  "Swingline Borrower" shall mean and include each Domestic
Swingline Borrower and each Foreign Swingline Borrower.

                  "Swingline Borrowing Request" shall mean a request
substantially in the form of Exhibit C.

                  "Swingline Dollar Borrowing" shall mean a Borrowing comprised of Swingline Dollar Loans.

                  "Swingline Dollar Commitment" shall mean, with respect to each
Swingline Dollar Lender, the commitment of such Swingline Dollar Lender to make
Swingline Dollar Loans pursuant to Section 2.04. The amount of each Swingline
Dollar Lender's Swingline Dollar Commitment on the Closing Date is set forth on
Schedule 2.04 as the same may be modified at the request of the Term Borrower with the consent of any Revolving Facility Lender being added as a Swingline
Dollar Lender and the Administrative Agent. The aggregate amount of the
Swingline Dollar Commitments on the Closing Date is $75.0 million.

                  "Swingline Dollar Exposure" shall mean at any time the
aggregate principal amount of all outstanding Swingline Dollar Borrowings at such time. The Swingline Dollar Exposure of any Revolving Facility Lender at any
time shall mean its Revolving Facility Percentage of the aggregate Swingline
Dollar Exposure at such time.

                  "Swingline Dollar Lender" shall mean a Lender with a Swingline
Dollar Commitment or outstanding Swingline Dollar Loans.

                  "Swingline Dollar Loans" shall mean the swingline loans
denominated in Dollars and made to the Term Borrower pursuant to Section 2.04.

                  "Swingline Euro Borrowing" shall mean a Borrowing comprised of
Swingline Euro Loans.

                  "Swingline Euro Commitment" shall mean, with respect to each
Swingline Euro Lender, the commitment of such Swingline Euro Lender to make
Swingline Euro Loans pursuant to Section 2.04. The amount of each Swingline Euro
Lender's Swingline Euro Commitment on the Closing Date is set forth on Schedule
2.04 as the same may be modified at the request of the Term Borrower with the consent of any Revolving Facility Lender being added as a Swingline Euro Lender and the Administrative Agent. The aggregate amount of the Swingline Euro
Commitments on the Closing Date is (eurodollar)75.0 million.

                  "Swingline Euro Exposure" shall mean at any time the Dollar
Equivalent of the aggregate principal amount of all outstanding Swingline Euro
Loans at such time. The Swingline Euro Exposure of any Revolving Facility Lender
at any time shall mean its Revolving Facility Percentage of the aggregate
Swingline Euro Exposure at such time.

                  "Swingline Euro Lender" shall mean a Lender with a Swingline
Euro Commitment or outstanding Swingline Euro Loans.

                                      -52-

                  "Swingline Euro Loans" shall mean the swingline loans
denominated in Euros and made to a Foreign Subsidiary Borrower pursuant to
Section 2.04.

                  "Swingline Exposure" shall mean at any time the sum of the
Swingline Dollar Exposure and the Swingline Euro Exposure.

                  "Swingline Lender" shall mean (i) the Swingline Dollar
Lenders, in their respective capacities as Lenders of Swingline Dollar Loans, and (ii) the Swingline Euro Lenders, in their respective capacities as Lenders of Swingline Euro Loans.

                  "Swingline Loans" shall mean the Swingline Dollar Loans and the Swingline Euro Loans.

                  "Tax Distribution" shall mean any distribution described in
Section 6.06(f).

                  "Taxes" shall mean any and all present or future taxes,
levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

                  "Term Availability Period" shall mean the period from and
including the Closing Date until 5 p.m. New York City time on the six month anniversary of the Closing Date.

                  "Term Borrower" shall mean (i) prior to the Restructuring
Date, Parent and (ii) on and after the Restructuring Date, US Holdco.

                  "Term Lender" shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans (including each New Term Lender).
                  "Term Loan" shall mean each of the term loans made to the Term
Borrower pursuant to Section 2.01(a) or Section 2.22. Each Term Loan shall be a
Eurocurrency Loan or an ABR Loan.

                  "Term Loan Borrowing" shall mean a borrowing of Term Loans.

                  "Term Loan Commitment" shall mean, with respect to each
Lender, the commitment of such Lender to make Term Loans equal to the Dollar
Equivalent on the Closing Date of the amount set forth opposite such Lender's name on Schedule 2.01 directly below the column entitled "Term Loan Commitment"
or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The aggregate Term Loan
Commitments on the Closing Date is the Dollar Equivalent on the Closing Date of
(eurodollar)500 million (i.e., $607,615,000).

                  "Term Loan Facility" shall mean the Term Loan Commitments and the Term Loans made hereunder.

                  "Term Loan Maturity Date" shall mean the date which is the seventh anniversary of the Closing Date.

                                      -53-

                  "Test Period" shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended
(taken as one accounting period).

                  "TL Commitment Fee" shall have the meaning assigned to such term in Section 2.12(c).

                  "Total Credit-Linked Commitment" shall mean, at any time, the sum of the Credit-Linked Commitments of each of the Lenders at such time, which on the Closing Date shall equal the Dollar Equivalent of (eurodollar)187.5 million (i.e., $227,855,625).

                  "Total Leverage Ratio" shall mean, on any date, the ratio of
(a) Consolidated Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date, all determined on a consolidated basis in accordance with US GAAP; provided that any
Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent by the Required Lenders pursuant to Section 6.04 or 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

                  "Total Unutilized Credit-Linked Commitment" shall mean, at any time, an amount equal to the remainder of (x) the Total Credit-Linked Commitment then in effect less (y) the CL Exposure at such time.

                  "Transaction" shall mean, collectively, (i) the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the Consummation of the Offer; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the Holdco Equity
Financing; (d) the incurrence of the Senior Subordinated Bridge B Loans and the
Senior Subordinated Bridge C Loans; and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing and (ii) the purchase of shares of the Company by Bidco subsequent to the Closing Date pursuant to the Offer during the subsequent offer period, pursuant to a Squeeze-Out or otherwise.

                  "Transaction Costs" shall mean the out-of-pocket costs and expenses incurred by Holdings or any Subsidiary in connection with the Offer, the financing of the Offer and any refinancing of such financing (including fees paid to the Initial Lenders and other Lenders and fees and expenses of the
Permitted Investors and their counsel and advisors).

                  "Transaction Debt" shall mean the Loans hereunder and the
Senior Subordinated Bridge B Loans and the Senior Subordinated Bridge C Loans.

                  "Transaction Documents" shall mean the Offer Document, the
Senior Subordinated Bridge B Financing Documents, the Senior Subordinated Bridge
C Financing Documents, the Holdco Equity Commitment Letter and the Loan
Documents.

                  "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is deter-

                                      -54-

mined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

                  "U.S. Bankruptcy Code" shall mean Title 11 of the United
States Code, as amended, or any similar federal or state law for the relief of debtors.

                  "U.S. Collateral Agreement" shall mean the Guarantee and
Collateral Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit D among the Term Borrower (after the Restructuring Date), CAC, the CAC Guarantor Subsidiaries, all other
Subsidiaries party thereto and the Collateral Agent.

                  "US GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

                  "US Holdco" shall have the meaning assigned to such term in the first recital of this Agreement.

                  "Wholly Owned Subsidiary" of any person shall mean a
subsidiary of such person, all of the Equity Interests of which (other than directors' qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned
Subsidiary of such person, provided that the Company and its Wholly Owned
Subsidiaries shall on and after the Closing Date constitute Wholly Owned
Subsidiaries of the Parent.

                  "Withdrawal Liability" shall mean liability to a Multiemployer
Plan as a result of a complete or partial withdrawal from such Multiemployer
Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  "Working Capital" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis at any date of determination, Current
Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with US GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

                  SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words
"include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections,
Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this
Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with US GAAP, as in effect from time to time;
provided that, if

                                      -55-

Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in US GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the
Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in US
GAAP or in the application thereof, then such provision shall be interpreted on the basis of US GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the purposes of determining compliance with Section 6.01 through Section 6.10 with respect to any amount in a currency other than Dollars, amounts shall be deemed to equal the Dollar
Equivalent thereof determined using the Exchange Rate calculated as of the
Business Day on which such amounts were incurred or expended, as applicable. In addition, for purposes of this Agreement, inventory will be deemed to be accounted for on a "first-in-first-out" basis.

                  SECTION 1.03 Exchange Rates. (a) Not later than 1:00 p.m., New
York City time, on each Calculation Date, the Administrative Agent shall (i)
determine the Exchange Rate as of such Calculation Date and (ii) give notice thereof to the Term Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant
Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of an Exchange Rate calculated as of a specified date) be the Exchange Rates employed in converting any amounts between Dollars and Euros.

                  (b) Not later than 5:00 p.m., New York City time, on each
Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Revolving Loans and
Swingline Loans denominated in Euros then outstanding (after giving effect to any Revolving Loans and Swingline Loans denominated in Euros made or repaid on such date), the Revolving L/C Exposure and the CL Exposure and (ii) notify the
Lenders, each Issuing Bank and the Term Borrower of the results of such determination.

                  SECTION 1.04 Effectuation of Transaction. Each of the
representations and warranties of Holdings and the Borrowers contained in this
Agreement (and all corresponding definitions) are made after giving effect to the Transaction, unless the context otherwise requires.

                                   ARTICLE II

                                   The Credits

                  SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees

                  (a) to make term loans to the Term Borrower in Dollars (x) on the Closing Date in an aggregate principal amount for all Term Lenders of at least the Dollar Equivalent of (eurodollar)75 million and (y)
         from time to time on and after the Closing Date and during the Term
         Availability Period in an amount not to exceed its Term Loan

                                      -56-

         Commitment at such time provided, that any Term Loan that is repaid may not be reborrowed;

                  (b) to make revolving loans to the Revolving Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (A) such Lender's Revolving
         Facility Credit Exposure exceeding such Lender's Revolving Facility
         Commitment or (B) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments, such Revolving Facility Loans to be made in (x) Dollars if to any Revolving Borrower other than a
         Foreign Subsidiary and (y) in Euros or Dollars, at the election of the applicable Borrower, if to any Foreign Revolving Borrower, provided that the aggregate Revolving Facility Credit Exposure with respect to any Revolving Borrower shall not exceed such Revolving Borrower's
         Maximum Credit Limit; within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow Revolving Facility Loans; and

                  (c) to make revolving loans to a CL Borrower (as specified in the related Borrowing Request if incurred on or after the Restructuring
         Date) in Dollars from time to time during the CL Availability Period in an aggregate amount that will not result in (A) such Lender's CL
         Exposure exceeding such Lender's Credit-Linked Commitment or (B) the CL
         Exposure exceeding the Total Credit-Linked Commitment; within the foregoing limits and subject to the terms and conditions set forth herein, the CL Borrowers may borrow, repay and reborrow CL Loans.

                  SECTION 2.02 SECTION 2.02(A) Loans and Borrowings. (a) Each
Loan shall be made as part of a Borrowing consisting of Loans under the same
Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of
Swingline Loans, in accordance with their respective Swingline Dollar
Commitments or Swingline Euro Commitments, as applicable); provided, however, that Revolving Facility Loans and CL Loans shall be made by the Revolving
Facility Lenders and CL Lenders, as the case may be, ratably in accordance with their respective Revolving Facility Percentages or CL Percentages, as the case may be, on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                  (b) Subject to Section 2.14, (i) each Borrowing denominated in
Dollars (other than a Swingline Dollar Borrowing) shall be comprised entirely of
ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith and (ii) each Borrowing denominated in Euros shall be comprised entirely of Eurocurrency Loans. Each Swingline Dollar Borrowing shall be an ABR Borrowing. Each Swingline Euro Borrowing shall be comprised entirely of Swingline Euro Loans. Each Lender at its option may make any ABR Loan or
Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such
Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15,

                                      -57-

2.17 or 2.21 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

                  (c) At the commencement of each Interest Period for any
Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the
Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such
Borrowing shall be in an aggregate amount that is an integral multiple of the
Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR
Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section
2.05(e). Each Swingline Dollar Borrowing and Swingline Euro Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) eight Eurocurrency Borrowings outstanding under the Term Loan Facility and (ii) 20 Eurocurrency Borrowings
outstanding under the Revolving Facility and the CL Facility.

                  (d) Notwithstanding any other provision of this Agreement, no
Borrower shall be entitled to request, or to elect to convert or continue, any
Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Loan Maturity Date, as applicable.

                  SECTION 2.02(B) Credit-Linked Deposits. (a) On the Closing
Date, and subject to the satisfaction of the conditions precedent set forth in
Article IV, each Lender that is a CL Lender on such date shall pay to the
Deposit Bank such CL Lender's Credit-Linked Deposit in the amount of its
Credit-Linked Commitment. The Credit-Linked Deposits shall be held by the
Deposit Bank in (or credited to) the Credit-Linked Deposit Account, and no
Person other than the Deposit Bank shall have a right of withdrawal from the
Credit-Linked Deposit Account or any other right or power with respect to the
Credit-Linked Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each CL Lender in respect of its participation in CL
Credit Events shall be satisfied in full upon the funding of its Credit-Linked
Deposit. Each of the Deposit Bank, the Administrative Agent, each Issuing Bank and each CL Lender hereby acknowledges and agrees (i) that each CL Lender is funding its Credit-Linked Deposit to the Deposit Bank for application in the manner contemplated by Section 2.06(a) and/or 2.05(e), (ii) the Deposit Bank may
invest the Credit-Linked Deposits in such investments as may be determined from time to time by the Deposit Bank and (iii) the Deposit Bank has agreed to pay to each CL Lender a return on its Credit-Linked Deposit (except (x) during periods when such Credit-Linked Deposits are used to (x) fund CL Loans or (y) reimburse an Issuing Lender with respect to Drawings on CL Letters of Credit or (y) as otherwise provided in Sections 2.02(B)(c) and (d)) equal at any time to the
Adjusted LIBO Rate for Dollar Term Loans for the Interest Period in effect for the Credit-Linked Deposits at such time less the Credit-Linked Deposit Cost
Amount at such time. Such interest will be paid to the CL Lenders by the Deposit
Bank at the applicable Adjusted LIBO Rate for an Interest Period of one month
(or at an amount determined in accordance with Section 2.02(B)(c) or (d), as applicable) less, in each case, the Credit-Linked Deposit Cost Amount in arrears on each CL Interest Payment Date.

                                      -58-

                  (b) No Loan Party shall have any right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits and no
obligations with respect thereto (except to repay CL Loans and to refund portions thereof used to reimburse an Issuing Lender with respect to Drawings on
CL Letters of Credit as provided in Section 2.05(e)), it being acknowledged and agreed by the parties hereto that the funding of the Credit-Linked Deposits by the CL Lenders, and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.05(e) constitute agreements among the Deposit Bank, the Administrative Agent, each Issuing Bank and each CL Lender with respect to the participation in the CL Letters of Credit and do not constitute any loan or extension of credit to any Borrower.

                  (c) If the Deposit Bank is not offering Dollar deposits (in the applicable amounts) in the London interbank market, or the Deposit Bank determines that adequate and fair means do not otherwise exist for ascertaining the Adjusted LIBO Rate for the Credit-Linked Deposits (or any part thereof), then the Credit-Linked Deposits (or such parts, as applicable) shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Deposit Bank in accordance with banking industry rules on interbank compensation.

                  (d) If any CL Loan is repaid by the respective CL Borrower, or if any L/C Disbursement under a CL Letter of Credit that has been funded by the
CL Lenders from the Credit-Linked Deposits as provided in Section 2.05(e) shall be reimbursed by the respective CL Borrower, on a day other than on the last day of an Interest Period applicable to the Credit-Linked Deposits, the
Administrative Agent shall, upon receipt thereof, pay over such amounts to the
Deposit Bank which will invest such amounts in overnight or short-term cash equivalent investments until the end of the Interest Period at the time in effect and respective CL Borrower shall pay to the Deposit Bank, upon the
Deposit Bank's request therefor, the amount, if any, by which the interest accrued on a like amount of the Credit-Linked Deposits at the Adjusted LIBO Rate
for Term Loans for the Interest Period in effect therefor shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of the applicable
Interest Period, as determined by the Deposit Bank (such determination shall, absent manifest error, be presumed correct and binding on all parties hereto)
and set forth in the request for payment delivered to CAC. In the event that the respective CL Borrower shall fail to pay any amount due under this Section
2.02(B)(d), the interest payable by the Deposit Bank to the CL Lenders on their
Credit-Linked Deposits under Section 2.02 (B)(a) shall be correspondingly reduced and the CL Lenders shall without further act succeed, ratably in accordance with their CL Percentages, to the rights of the Deposit Bank with respect to such amount due from the respective CL Borrower. All repayments of CL
Loans and all reimbursements of L/C Disbursements under a CL Letter of Credit that has been funded by the CL Lenders from the Credit-Linked Deposits, in each case received by the Administrative Agent prior to the termination of the Total
Credit-Linked Commitment, shall be paid over to the Deposit Bank which will deposit same in the Credit-Linked Deposit Account.

                  SECTION 2.03 Requests for Borrowings. To request any
Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than
11:00 a.m., Local Time, three Business Days before the date of the proposed
Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon,
Local Time, one Business Day before the date of the proposed Borrowing; provided that

                                      -59-

any such notice of an ABR Revolving Borrowing to finance the reimbursement of an
L/C Disbursement as contemplated by Section 2.05(e) may be given not later than
11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written
Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrower requesting such Borrowing;

                  (ii) whether the requested Borrowing is to be a Revolving
         Facility Borrowing, Term Borrowing or CL Borrowing;

                  (iii) the aggregate amount of the requested Borrowing
         (expressed in Dollars or, if permitted to be borrowed in Euros, in
         Euros);

                  (iv) the date of such Borrowing, which shall be a Business
         Day;

                  (v) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

                  (vi) in the case of a Eurocurrency Borrowing, the initial
         Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term "Interest
         Period"; and

                  (vii) the location and number of the applicable Borrower's account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested
Borrowing shall be an ABR Borrowing, unless such Borrowing (i) is denominated in
Euros and (ii) is being requested by a Foreign Revolving Borrower, in which case such Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  SECTION 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, (i) each Swingline Dollar Lender agrees to make
Swingline Dollar Loans to any Domestic Swingline Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding for all Swingline Dollar Loans that will not result in (x)
the aggregate principal amount of outstanding Swingline Dollar Loans made by such Swingline Dollar Lender exceeding such Swingline Dollar Lender's Swingline
Dollar Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments and (ii) each Swingline Euro Lender agrees to make Swingline Euro Loans to any Foreign Swingline Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding for all Swingline Euro Loans that will not result in (x)
the aggregate principal amount of outstanding Swingline Euro Loans

                                      -60-

made by such Swingline Euro Lender exceeding such Swingline Euro Lender's
Swingline Euro Commitment or (y) the sum of the Revolving Facility Credit
Exposure exceeding the total Revolving Facility Commitments; provided that no
Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Dollar Borrowing or Swingline Euro Borrowing. Within the
foregoing limits and subject to the terms and conditions set forth herein, the
Borrowers may borrow, prepay and reborrow Swingline Loans.

                  (b) To request a Swingline Dollar Borrowing or Swingline Euro
Borrowing, the applicable Borrower shall notify the Administrative Agent and the applicable Swingline Lender of such request by telephone (confirmed by a
Swingline Borrowing Request by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Borrowing (or in the case of a Swingline Euro
Borrowing, 10:00 a.m. New York time, on the Business Day preceding the date of the proposed Swingline Euro Borrowing). Each such notice and Swingline Borrowing
Request shall be irrevocable and shall specify (i) the Borrower requesting such
Borrowing, (ii) the requested date (which shall be a Business Day), (iii) the amount of the requested Swingline Dollar Borrowing (expressed in Dollars) or
Swingline Euro Borrowing (expressed in Euros), as applicable, and (iv) in the case of a Swingline Euro Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term "Interest Period." The Administrative Agent shall promptly advise each
Swingline Dollar Lender (in the case of a notice relating to a Swingline Dollar
Borrowing) or each Swingline Euro Lender (in the case of a notice relating to a
Swingline Euro Borrowing) of any such notice received from a Borrower and the amount of such Swingline Lender's Swingline Loan to be made as part of the requested Swingline Dollar Borrowing or Swingline Euro Borrowing, as applicable.
Each Swingline Dollar Lender shall make each Swingline Dollar Loan to be made by it hereunder in accordance with Section 2.04(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent by notice to the Swingline Dollar Lenders.
The Administrative Agent will make such Swingline Dollar Loans available to the applicable Domestic Swingline Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the applicable
Domestic Swingline Borrower with the Administrative Agent (or, in the case of a
Swingline Dollar Borrowing made to finance the reimbursement of an L/C
Disbursement as provided in Section 2.05(e), by remittance to the applicable
Issuing Bank). Each Swingline Euro Lender shall make each Swingline Euro Loan to be made by it hereunder in accordance with Section 2.04(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local
Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Swingline Euro Lenders. The Administrative
Agent will make such Swingline Euro Loans available to the applicable Foreign
Swingline Borrower by (i) promptly crediting the amounts so received, in like funds, to the general deposit account with the Administrative Agent of the applicable Foreign Swingline Borrower most recently designated to the
Administrative Agent or (ii) by wire transfer of the amounts received in immediately available funds to the general deposit account of the applicable
Foreign Swingline Borrower most recently designated to the Administrative Agent.

                  (c) A Swingline Lender may by written notice given to the
Administrative Agent (and to the other Swingline Dollar Lenders or Swingline
Euro Lenders, as applicable) not later than 10:00 a.m., Local Time, on any
Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline

                                      -61-

Loans made by it. Such notice shall specify the aggregate amount of such
Swingline Loans in which the Revolving Facility Lenders will participate.
Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender's Revolving
Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility
Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Facility Lender's Revolving Facility
Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such
Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a
Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative
Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline
Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative
Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

                  SECTION 2.05 Letters of Credit.

                  (a) General. Each Existing Letter of Credit shall, on the
Closing Date (if the issuer is an L/C Lender on the Closing Date) or on such date thereafter and prior to June 30, 2004 that the issuer thereof first becomes an L/C Lender, constitute a letter of credit issued hereunder for all purposes of this Agreement and the other Loan Documents and shall constitute a CL Letter of Credit or RF Letter of Credit as specified on Schedule 2.05(a). In addition, subject to the terms and conditions set forth herein, the Term Borrower may request the issuance of Dollar Letters of Credit and Euro Letters of Credit (x)
in the case of RF Letters of Credit, for its own account or for the account of any of the other Revolving Borrowers and (y) in the case of CL Letters of
Credit, for the account of a CL Borrower (as specified in the related Request to
Issue if to be issued on or after the Restructuring Date), in each case in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date. All Letters of Credit shall be issued on a sight basis only.

                                      -62-

                  (b) Notice of Issuance, Amendment, Renewal, Extension; Certain
Conditions. To request the issuance of a Letter of Credit, the Term Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank, with a copy to the Administrative Agent at least two Business Days (or such shorter period agreed to by the Issuing Bank) in advance of the requested date of issuance a request in the form of Exhibit B-2
(a "Request to Issue") for the issuance of a Letter of Credit, which Request to
Issue shall specify, inter alia, whether the requested Letter of Credit is to be a CL Letter of Credit or an RF Letter of Credit. If requested by the applicable
Issuing Bank, the Term Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit and in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such form of letter of credit application, the terms and conditions of this Agreement shall control. An
RF Letter of Credit shall be issued, amended, renewed or extended only if after giving effect thereto (i) the Revolving L/C Exposure shall not exceed
$75,000,000, (ii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (iii) the aggregate Revolving Facility
Credit Exposure with respect to any Revolving Borrower shall not exceed the
Maximum Credit Limit for such Revolving Borrower, and a CL Letter of Credit shall be issued, amended, renewed or extended only if after giving effect thereto the CL Exposure would not exceed the Total Credit-Linked Commitment at such time, provided that no RF Letter of Credit shall be issued unless a CL
Letter of Credit could not be issued in lieu thereof, giving effect to the aforesaid limitations. In the event that an RF Letter of Credit is outstanding at a time when there is availability to support the issuance of a new CL Letter of Credit in accordance with the terms of this Agreement in a stated amount at least equal to the stated amount of such RF Letter of Credit, the Term Borrower shall have the right, upon written notice to the Administrative Agent and the respective Issuing Bank, to re-designate such RF Letter of Credit as a CL Letter of Credit, in each case so long as (i) each such CL Letter of Credit may otherwise be issued in accordance with, and will not violate, the above limitations and requirements of this Section and (ii) the Term Borrower certifies in writing to the Administrative Agent and the respective Issuing Bank that the conditions specified in Sections 4.01(b) and (c) are then satisfied.
Upon satisfaction of the aforesaid conditions, (x) the respective Issuing Bank shall re-designate the affected RF Letter of Credit as a CL Letter of Credit, and (y) a new CL Letter of Credit shall be deemed issued at such time under this
Agreement. No Letter of Credit shall be issued, increased in stated amount, or renewed or extended without the prior consent of the Administrative Agent, such consent to be limited to the question of whether such issuance, increase, renewal or extension is being effected on the terms and conditions of this
Agreement.

                  (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days (or, in the case of a trade Letter of Credit, 30 days) prior to the Revolving Facility Maturity Date; provided that any standby
Letter of Credit may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)).

                  (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the

                                      -63-

applicable Issuing Bank or any Lenders, such Issuing Bank hereby grants (x) if such Letter of Credit is a CL Letter of Credit, to each CL Lender or (y) if such
Letter of Credit is an RF Letter of Credit to each Revolving Facility Lender
(and such CL Lender or Revolving Facility Lender, as the case may be, in its capacity under this Section 2.05(d), a "Participant") and each such Participant hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's CL Percentage or Revolving Facility Percentage, as the
case may be, as in effect from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars or Euros, as the case may be, for the account of the applicable Issuing Bank, such Lender's Revolving
Facility Percentage of each LC Disbursement made in respect of an RF Letter of
Credit and, in each case, not reimbursed by the Applicant Party on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicant Party for any reason. Each Participant acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and, in the case of a Revolving Facility Lender, that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Applicant
Party shall reimburse such L/C Disbursement by paying to the Administrative
Agent an amount equal to such L/C Disbursement in Dollars or Euros, as the case may be, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the applicable Applicant Party receives notice under paragraph (g) of this Section of such L/C Disbursement, provided that in the case of any L/C Disbursement under an RF Letter of Credit issued for the account of a Revolving Borrower, such Revolving Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section
2.03 or 2.04 that such payment be financed (x) if a Dollar Letter of Credit, with an ABR Revolving Borrowing or Swingline Dollar Borrowing, as applicable, or
(y) if a Euro Letter of Credit, with a Swingline Euro Borrowing in each case, in an equivalent amount and, to the extent so financed, such Revolving Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Dollar Borrowing or Swingline Euro
Borrowing, as the case may be. If the applicable Applicant Party fails to reimburse any L/C Disbursement under an RF Letter of Credit when due, then the
Administrative Agent shall promptly notify the applicable Issuing Bank and each relevant Participant of the applicable L/C Disbursement, the payment then due in respect thereof and, in the case of each such Participant, such Participant's
Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Participant shall pay to the Administrative Agent in Dollars or
Euros, as applicable, its Revolving Facility Percentage of the payment then due from the applicable Applicant Party, in the same manner as provided in Section
2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Participants), and the
Administrative Agent shall promptly pay to the applicable Issuing Bank in
Dollars or Euros, as applicable, the amounts so received by it from such
Participants. In the event that an Issuing Lender makes any LC Disbursement under any CL Letter of Credit issued by it and the respective CL Borrower shall

                                      -64-

not have reimbursed such amount in full to such Issuing Lender as provided above and such Issuing Lender has notified the Administrative Agent thereof, each CL
Lender hereby irrevocably authorizes the Administrative Agent to reimburse on the date of (or if received after 1:00 P.M. (New York time) on such date, on the
Business Day following the date of) receipt by the Administrative Agent of such notice such Issuing Lender for such amount solely by requesting the Deposit Bank to withdraw such CL Lender's CL Percentage of the Credit-Linked Deposits on
deposit with the Deposit Bank in the Credit-Linked Deposit Account and to pay
same over to the Administrative Agent, the Deposit Bank hereby agreeing to effect such a withdrawal and all other withdrawals and payments requested by the
Administrative Agent pursuant to the terms of this Agreement. All reimbursements of Issuing Banks by Revolving Facility Lenders or CL Lenders (through application of Credit-Linked Deposits) shall be made as provided herein notwithstanding the occurrence of a CAM Exchange Date after the L/C Disbursement and prior to such reimbursement. Promptly following receipt by the
Administrative Agent of any payment from the applicable Applicant Party pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Participants have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear (it being understood and agreed that any such payment to be made pursuant to this Section 2.05(e) to a
Participant which is a CL Lender shall be made by such Issuing Lender to the
Administrative Agent for the account of such CL Lender and paid over to the
Deposit Bank for deposit in the Credit-Linked Deposit Account). Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an
Issuing Bank for any L/C Disbursement (other than the funding of an ABR
Revolving Loan or a Swingline Dollar Borrowing as contemplated above) shall constitute a Loan and no payment shall relieve the Applicant Party of its obligation to reimburse each L/C Disbursement.

                  (f) Obligations Absolute. The obligation of the applicable
Applicant Party to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of
Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of
Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this
Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicant Party's obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a final and nonappealable decision of court of competent jurisdiction. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence

                                      -65-

arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to an Applicant Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each
Applicant Party to the extent permitted by applicable law) suffered by such
Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank's refusal to issue a Letter of
Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct as determined by a final and nonappealable decision of court of competent jurisdiction on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such
Letter of Credit.

                  (g) Disbursement Procedures. The applicable Issuing Bank
shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent, the Applicant Party and the Term
Borrower (if the Term Borrower is not the Applicant Party) by telephone
(confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicant Party of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

                  (h) Interim Interest. If an Issuing Bank shall make any L/C
Disbursement, then, unless the applicable Applicant Party shall reimburse such
L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the applicable
Applicant Party reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans provided that, in the case of a L/C
Disbursement made that is a Euro Letter of Credit, the amount of interest due with respect thereto shall (A) be payable in Euros and (B) bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such L/C Disbursement plus the
Applicable Margin applicable to Eurocurrency Revolving Loans at such time; and
provided, further, that, if such L/C Disbursement is not reimbursed by the applicable Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply, with the rate per annum for L/C Disbursements made in respect of a CL Letter of Credit from the date any payment is made to the Issuing Lender on behalf of the CL Lenders shall be 2% in excess of the rate per annum then applicable to ABR Term Loans. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility
Lender or by or on behalf of any CL Lender pursuant to paragraph (e) of this
Section to reimburse such Issuing Bank shall be for the account

                                      -66-

of such Revolving Facility Lender or CL Lender, as the case may be, to the extent of such payment.

                  (i) Replacement of an Issuing Bank. An Issuing Bank may be
replaced at any time by written agreement among the Term Borrower, the
Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.
The Administrative Agent shall notify the Lenders of any such replacement of an
Issuing Bank. At the time any such replacement shall become effective, the Term
Borrower shall pay all unpaid fees accrued for the account of the replaced
Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to
Letters of Credit to be issued thereafter and (ii) references herein to the term
"Issuing Bank" shall be deemed to refer to such successor or to any previous
Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

                  (j) Cash Collateralization. If any Event of Default shall
occur and be continuing, (i) in the case of an Event of Default described in
Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other
Event of Default, on the fifth Business Day, following the date on which the
Term Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders and/or CL Lenders with Revolving L/C Exposure and/or CL Percentages representing greater than 50%
of the total Revolving L/C Exposure and total CL Percentages), as the case may be, demanding the deposit of cash collateral pursuant to this paragraph, the
Term Borrower and, to the extent relating to CL Exposure, CAC (on a joint and several basis with the Term Borrower) agree to deposit in an account with the
Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Facility Lenders and the CL Lenders, an amount in
Dollars in cash equal to the Revolving L/C Exposure and/or CL Exposure as of such date plus any accrued and unpaid interest thereon; provided that the portion of such amount attributable to undrawn Euro Letters of Credit or L/C
Disbursements in Euros shall be deposited with the Administrative Agent in Euros in the actual amounts of such undrawn Letters of Credit and L/C Disbursements.
The obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in
Dollars or Euros, as applicable, without demand or other notice of any kind. The applicable Applicant Party also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the
Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Section 2.05. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the
Administrative Agent and (ii) at any other time, the Term Borrower, in each case, in Permitted Investments and at the risk and expense of the Term Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing

                                      -67-

Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure and CL
Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure and of CL
Lenders with CL Percentages aggregating more than 50%), be applied to satisfy other obligations of the Borrowers under this Agreement. If an Applicant Party is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Applicant Party within three Business Days after all Events of Default have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to such
Borrower as and to the extent that, after giving effect to such return, the
Borrowers would remain in compliance with Section 2.11(b) and no Event of
Default shall have occurred and be continuing.

                  (k) Additional Issuing Banks. From time to time, the Term
Borrower may by notice to the Administrative Agent designate up to two Lenders
(in addition to DBNY and any Lender that is an issuer of Existing Letters of
Credit) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

                  (l) Reporting. Promptly upon the issuance or amendment by it of a standby Letter of Credit, an Issuing Bank shall notify the Term Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall notify each Lender, in writing, of such issuance or amendment, and if so requested by a Lender the
Administrative Agent shall provide such Lender with a copy of such issuance or amendment. Each Issuing Bank shall on the first Business Day of each calendar week during which any CL Letters of Credit and/or RF Letters of Credit issued by such Issuing Bank are outstanding provide the Administrative Agent, by facsimile, with a report detailing the aggregated daily outstandings of each such Letter of Credit issued by it.

                  (m) Notwithstanding any other provision of this Agreement, if, after the Closing Date, any Change in Law shall make it unlawful for an Issuing
Bank to issue Letters of Credit denominated in Euros, then by prompt written notice thereof to the L/C Borrowers and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such
Issuing Bank may declare that Letters of Credit will not thereafter (for the duration of such declaration) be issued by it in Euros.

                  SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan (other than CL Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local
Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. Each CL Lender hereby irrevocably authorizes the Administrative Agent to fund each CL Loan to be made by it hereunder solely by

                                      -68-

requesting the Deposit Bank to withdraw such CL Lender's CL Percentage of the
Credit-Linked Deposits on deposit with the Deposit Bank in the Credit-Linked
Deposit Account and to pay same over to it. The Administrative Agent will make the proceeds of funds made available to it pursuant to the two preceding sentences available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent (i) in New York City, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in
Euros and designated by the applicable Borrower in the applicable Borrowing
Request; provided that ABR Revolving Loans, Swingline Dollar Borrowings and
Swingline Euro Borrowings made to finance the reimbursement of a L/C
Disbursement as provided in Section 2.05(e) shall be remitted by the
Administrative Agent to the applicable Issuing Bank.

                  (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Revolving Facility
Loans and/or Term Loans that such Lender will not make available to the
Administrative Agent such Lender's share of such Borrowing, the Administrative
Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable
Borrowing of Revolving Facility Loans or Term Loans available to the
Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount (with demand to be first made on such
Lender if legally possible) with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or
(y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Euros) or
(ii) in the case of the applicable Borrower, the interest rate applicable to ABR
Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Euros). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such
Lender's Loan included in such Borrowing.

                  SECTION 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a
Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such
Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Euro Borrowings or
Swingline Dollar Borrowings, which may not be converted or continued.

                                      -69-

                  (b) To make an election pursuant to this Section, the
applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section
2.03 if such Borrower were requesting a Borrowing of the Type and denominated in
Euros resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the
Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

                  (c) Each telephonic and written Interest Election Request
shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request
         applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such
         Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR
         Borrowing or a Eurocurrency Borrowing; provided that the resulting
         Borrowing is required to be a Eurocurrency Borrowing in the case of a
         Borrowing denominated in Euros; and

                  (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term "Interest Period."

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Promptly following receipt of an Interest Election
Request, the Administrative Agent shall advise each Lender to which such
Interest Election Request relates of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If the applicable Borrower fails to deliver a timely
Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month's duration commencing on the last day of such Interest Period.
Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request
(including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) except as provided in clause (iii) below, no outstanding
Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii)
unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the

                                      -70-

Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency
Borrowing denominated in Euros shall be continued as a Eurocurrency Borrowing with an Interest Period of one month's duration.

                  SECTION 2.08 Termination and Reduction of Commitments. (a) All
Commitments shall terminate on the Early Termination Date should such Date occur. Unless previously terminated, the Revolving Facility Commitments and the
Credit-Linked Commitments shall terminate on the Revolving Facility Maturity
Date. The Term Loan Commitment of each Term Lender shall terminate on the date of each incurrence of Term Loans in the amount of Term Loans made by it on such date, and all remaining Term Loan Commitments will, unless previously terminated, terminate at 5 p.m. New York City time on the six month anniversary of the Closing Date.

                  (b) The Term Borrower (on behalf of itself and, in connection with reductions to the Revolving Facility Commitments, all other Revolving
Borrowers) may at any time terminate, or from time to time reduce, the Revolving
Facility Commitments or the Term Loan Commitments, as the case may be; provided that (i) each such reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments or Term Loans Commitments, as the
case may be) and (ii) the Term Borrower shall not terminate or reduce the
Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the
Revolving Facility Credit Exposure would exceed the total Revolving Facility
Commitments.

                  (c) The Term Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments, Term
Loan Commitments and/or Credit-Linked Commitments under paragraph (b) or (d) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Term Borrower pursuant to this Section shall be irrevocable;
provided that a notice of termination of the Revolving Facility Commitments,
Term Loan Commitments and/or Credit-Linked Commitments delivered by the Term
Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Term
Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of the Commitments under any
Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

                  (d) The Term Borrower (on behalf of itself and CAC) shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Credit-Linked Commitment in whole, or reduce it in part, in an integral multiple of $1.0 million and not less than $5.0 million
(or if less the remaining amount of the Credit-Linked Commitments) in the case of partial reductions to the Total Unutilized Credit-Linked Commitment, provided that each such reduction shall apply proportionately to permanently reduce the
Credit-Linked Commitment of each CL Lender. At the time of any termination or reduction of the Total Credit-Linked Commitment pursuant to this Section 2.08(d)
or on the

                                      -71-

Revolving Facility Maturity Date, the Administrative Agent shall request the
Deposit Bank to withdraw from the Credit-Linked Deposit Account and to pay same over to it, and shall return to the CL Lenders (ratably in accordance with their respective CL Percentages) the CL Lenders' Credit-Linked Deposits in an
aggregate amount equal to such reduction or the amount of such Commitment being terminated, as the case may be.

                  SECTION 2.09 Repayment of Loans; Evidence of Debt, etc. (a)
The Term Borrower hereby unconditionally promises to pay (i) on the Revolving
Facility Maturity Date in Euros or Dollars, as applicable, to the Administrative
Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan made to the Term Borrower and
(ii) in Dollars to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in
Section 2.10. Each CL Borrower hereby unconditionally promises to pay on the
Revolving Facility Maturity Date in Dollars to the Administrative Agent for the
account of each CL Lender the then unpaid principal amount of each CL Loan of such CL Lender owing by such CL Borrower. Each Domestic Swingline Borrower hereby unconditionally promises to pay in Dollars to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Facility Maturity Date and the first date after such
Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by such Borrower, then such Borrower shall repay all its Swingline Loans then outstanding. Each
Revolving Borrower hereby unconditionally promises to pay in Dollars (or in
Euros if the Revolving Facility Borrowing was made in Euros) to the
Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the
Revolving Facility Maturity Date. Each Foreign Swingline Borrower hereby unconditionally promises to pay in Euros to each Swingline Euro Lender the then unpaid principal amount of each Swingline Euro Loan made by such Lender to such
Borrower on the earlier of the Revolving Facility Maturity Date and the last day of the Interest Period applicable to such Swingline Euro Loan.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and
Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the
Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

                                      -72-

                  (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the
Loans evidenced by such promissory note and interest thereon shall at all times
(including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  (f) At the time of any termination of the Total Credit-Linked
Commitment pursuant to Section 2.08(a) or pursuant to Article VII, the
Administrative Agent shall request the Deposit Bank to withdraw from the
Credit-Linked Deposit Account and to pay same over to it, and shall return to the CL Lenders (ratably in accordance with their respective CL Percentages), the
CL Lenders' Credit-Linked Deposits in an amount by which the aggregate amount of the Credit-Linked Deposits at such time exceeds the aggregate CL L/C Exposure
(less unreimbursed L/C Disbursements included therein) at such time.

                  SECTION 2.10 Repayment of Term Loans. (a) Subject to
adjustment pursuant to paragraph (c) of this Section, the Term Borrower shall repay in Dollars Term Loans on (x) the last day of each of March, June,
September and December of each year (each such date being referred to as an
"Installment Date") following the six month anniversary of the Closing Date and prior to the Term Loan Maturity Date in an amount equal to 1/4 of 1% of the then
Maximum Dollar Term Amount and (y) the Term Loan Maturity Date in an amount equal to the remaining principal amount of the Term Loans.

                  (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

                  (c) Prepayment of Term Loans from all Net Proceeds or Excess
Cash Flow pursuant to Section 2.11(c) or 2.11(d), respectively, shall be applied among the Term Loans on a pro rata basis (and thereafter pro rata among each
Term Loan Borrowing being repaid) and shall be applied to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Term Loans.

                  (d) Any Lender holding Term Loans may elect, on not less than two Business Days' prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(b) or 2.11(c), not to have such prepayment applied to such Lender's Term Loans, in which case the amount not so applied shall be retained by the Term Borrower (and applied as it elects).

                  (e) Prior to any repayment of any Borrowing under any Facility hereunder, the applicable Borrower shall select the Borrowing or Borrowings under such Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m.,
Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency
Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving

                                      -73-

Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders
at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Dollar Borrowing or a Swingline Euro Borrowing hereunder, the applicable Swingline Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Except as provided in Section 2.13(d), repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

                  SECTION 2.11 Prepayments, etc. (a) The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing
Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(e), provided that such optional prepayments of the Term Loans shall be applied to reduce on a pro rata basis (based on the amount of such amortization payments)
the remaining scheduled amortization payments in respect of the Term Loans.

                  (b) In the event and on such occasion that the Revolving
Facility Credit Exposure exceeds (x) 105% of the total Revolving Facility
Commitments solely as a result of currency fluctuations or (y) the total
Revolving Facility Commitments (other than as a result of currency fluctuations), the Borrowers under the Revolving Facility shall prepay Revolving
Facility Borrowings, Swingline Dollar Borrowings and/or Swingline Euro
Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(k)) made to such Borrowers, in an aggregate amount equal to the amount by which the
Revolving Facility Credit Exposure exceeds the total Revolving Facility
Commitments.

                  (c) Holdings and the Term Borrower shall apply all Net
Proceeds promptly upon receipt thereof to prepay Term Borrowings in accordance with paragraph (c) of Section 2.10.

                  (d) Not later than 90 days after the end of each Excess Cash
Flow Period, Holdings shall calculate Excess Cash Flow for such Excess Cash Flow
Period and shall apply an amount equal to the Required Percentage of such Excess
Cash Flow to prepay Term Borrowings in accordance with paragraph (c) of Section
2.10. Not later than the date on which Holdings is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section
5.04(a), Holdings will deliver to the Administrative Agent a certificate signed by a Financial Officer of Holdings setting forth the amount, if any, of Excess
Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

                  (e) On any day on which the aggregate CL Exposure exceeds the
Total Credit-Linked Commitment at such time, CAC (or after the Restructuring
Date, CAC and the Term Borrower on a joint and several basis) agrees to pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of

                                      -74-

such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective CL Borrower to the Issuing Lenders and the CL
Lenders hereunder in respect of CL Letters of Credit in a cash collateral account to be established by, and under the sole dominion and control of, the
Administrative Agent.

                  SECTION 2.12 Fees. (a) The Term Borrower (on behalf of itself and the other Revolving Borrowers) agrees to pay to each Revolving Facility
Lender (other than any Defaulting Lender), through the Administrative Agent, 10
Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility
Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a "RF Commitment Fee") in Dollars on the daily amount of the
Available Revolving Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitment of such Lender shall be terminated) at a rate equal to 0.75% per annum. All RF Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender's RF Commitment Fee, the outstanding Swingline Loans during the period for which such Lender's RF
Commitment Fee is calculated shall be deemed to be zero. The RF Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

                  (b) The Term Borrower (on behalf of itself and the other
Revolving Borrowers and/or CAC) from time to time agrees to pay (i) to each
Revolving Facility Lender (other than any Defaulting Lender), through the
Administrative Agent, 10 Business Days after the last day of March, June,
September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an "L/C Participation Fee") in Dollars on such
Lender's Revolving Facility Percentage of the daily aggregate Revolving L/C
Exposure (excluding the portion thereof attributable to unreimbursed L/C
Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the date on which the Revolving Facility
Commitments shall be terminated) at the rate per annum equal to the Applicable
Margin for Eurocurrency Revolving Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three
Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% (1/8 of 1% in the case of CL Letters of Credit) per annum of the daily stated amount of such Letter of Credit) (with the minimum annual fronting fee for each Letter of Credit to be not less than $500) plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank's customary documentary and processing charges
(collectively, "Issuing Bank Fees"). The Term Borrower and CAC, jointly and severally, agree to pay to each CL Lender (based on each such CL Lender's CL
Percentage), through the Administrative Agent, a fee (the "CL Facility Fee")
equal to the sum of (I) a rate per annum equal to the Applicable CL Margin on the aggregate amount of the Credit-Linked Deposits from time to time and (II) a rate per annum equal to the Credit-Linked Deposit Cost Amount as in

                                      -75-

effect from time to time on the aggregate amount of the Credit-Linked Deposits from time to time, in each case for the period from and including the Closing
Date to and including the date on which the Total Credit-Linked Commitment has been terminated, the Credit-Linked Deposits have been returned to the CL Lenders and all CL Letters of Credit have been terminated. Accrued CL Facility Fees shall be due and payable quarterly in arrears on each CL Interest Payment Date and on the date on which the Total Credit-Linked Commitment has been terminated, the Credit-Linked Deposits have been returned to the CL Lenders and all CL
Letters of Credit have been terminated. All L/C Participation Fees and Issuing
Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

                  (c) The Term Borrower agrees to pay to each Term Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after each last day of March, June, September and December and three Business
Days after the date on which the Term Loan Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a "TL Commitment Fee") in
Dollars on the daily amount of the Term Loan Commitment of such Lender during such preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Term Loan Commitments of such
Lender shall be terminated) at a rate equal to 1.25% per annum. All TL
Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The TL Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Term Loan Commitments of such Lender shall be terminated as provided herein.

                  (d) The Term Borrower agrees to pay to the Administrative
Agent, for the account of the Administrative Agent, the fees set forth in the
Fee Letter dated April 5, 2004, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the "Administrative
Agent Fees").

                  (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

                  SECTION 2.13 Interest. (a) The Loans comprising each ABR
Borrowing (including each Swingline Dollar Loan) shall bear interest at the
Alternate Base Rate plus the Applicable Margin.

                  (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

                  (c) Notwithstanding the foregoing, if any principal of or
interest on any Loan or any Fees or other amount payable by the applicable
Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue principal amount shall bear interest, and each such other overdue amount shall, to the extent permitted by law, bear interest, in each case after as well as before judgment, at a rate per annum equal to (i) in the case

                                      -76-

of overdue principal of any Loan, 2% plus the rate otherwise applicable to such
Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (x) payable in Dollars, 2% plus the rate applicable to
Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section or (y) payable in Euros, 2% plus the rate otherwise applicable to a Revolving
Loan denominated in Euros with a one-month Interest Period made on such date;
provided that this paragraph (c) shall not apply to any payment default that has been waived by the Lenders pursuant to Section 9.08.

                  (d) Accrued interest on each Loan shall be payable in arrears
(i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving
Facility Loans, upon termination of the Revolving Facility Commitments and (iii)
in the case of the Term Loans, on the Term Loan Maturity Date; provided that (i)
interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Dollar Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                  (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate
Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate,
Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence thereof.

                  SECTION 2.14 Alternate Rate of Interest. If prior to the
commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

                  (b) the Administrative Agent is advised by the Majority
          Lenders under a Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the
Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest
Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR

                                      -77-

Borrowing or (B) if such Borrowing is denominated in Euros, as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving
Facility and the applicable Borrower shall agree adequately reflects the costs to the Revolving Facility Lenders of making or maintaining their Loans, and (ii)
if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

                  SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or those for which payment has been requested pursuant to Section 2.21) or Issuing
          Bank; or

                  (ii) impose on any Lender or Issuing Bank or the London
          interbank market any other condition affecting this Agreement,
          Eurocurrency Loans or Swingline Euro Loans made by such Lender or any
          Letter of Credit or participation therein (except those for which payment has been requested pursuant to Section 2.21);

and the result of any of the foregoing shall be to increase the cost to such
Lender of making or maintaining any Eurocurrency Loan or Swingline Euro Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any
Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case determined to be material by such Lender, then the applicable Borrower (in the case of a Loan) or the applicable Applicant Party
(in the case of a Letter of Credit) will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or
Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

                  (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such
Issuing Bank's holding company could have achieved but for such Change in Law
(taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy) and determined to be material by such Lender, then from time to time the applicable Borrower (in the case of a Loan) or the applicable
Applicant Party (in the case of a Letter of Credit) shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such Issuing
Bank's holding company for any such reduction suffered.

                                      -78-

                  (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this
Section (as well as reasonably detailed calculations thereof) shall be delivered to the applicable Borrower (in the case of a Loan) or the applicable Applicant
Party (in the case of a Letter of Credit) and shall be prima facie evidence of the amounts thereof. The applicable Borrower (in the case of a Loan) or the applicable Applicant Party (in the case of a Letter of Credit) shall pay such
Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (d) Promptly after any Lender or any Issuing Bank has
determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or issuing Bank shall notify the applicable
Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or issuing Bank's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

                  SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Swingline Euro Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any
Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or
Swingline Euro Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of
(i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this
Section shall be delivered to such Borrower and shall be prima facie evidence of the amounts thereof. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                                      -79-

                  SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and
(iii) such Loan Party shall timely pay the full amount deducted to the relevant
Governmental Authority in accordance with applicable law.

                  (b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Each Loan Party shall indemnify the Agents, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified
Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
A certificate as to the amount of such payment or liability delivered to such
Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its
own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing
Bank, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified
Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan
Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Any Lender that is entitled to an exemption from or
reduction of withholding Tax under the law of the jurisdiction in which a
Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

                  (f) If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or
Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional

                                      -80-

amounts pursuant to this Section 2.17, it shall pay over such refund to such
Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the
Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such
Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental
Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its
Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

                  SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing
of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section
2.15, 2.16, 2.17 or 2.21, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the
Administrative Agent to the applicable account designated to the Term Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.21 and
9.05 shall be made directly to the persons entitled thereto. The Administrative
Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof or, in the case of payments made prior to the Revolving Facility Maturity Date in respect of CL Loans or of L/C Disbursements funded by CL Lenders from
Credit-Linked Deposits, the Administrative Agent shall deposit same in the
Credit-Linked Deposit Account. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall, subject to Sections 2.05(e) and 2.05(k), be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan
Document shall be made in Dollars. Any payment required to be made by the
Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the
Administrative Agent to make such payment. Any amount payable by the
Administrative Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euros.

                                      -81-

                  (b) If at any time insufficient funds are received by and
available to the Administrative Agent from any Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

                  (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in
L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving
Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and
participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the
Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).

                  (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the
Administrative Agent for the account of the Lenders or the applicable Issuing
Bank hereunder that such Borrower will not make such payment, the Administrative
Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the
Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the
Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds
Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the
Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in Euros).

                                      -82-

                  (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d),
then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the
Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.19 Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.15 or 2.21, or if a
Borrower is required to pay any additional amount to any Lender or any
Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.21, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such
Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender requests compensation under Section 2.15 or
2.21, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section
2.17, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such
Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C
Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.21 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

                  (c) If any Lender (such Lender, a "Non-Consenting Lender") has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the
Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Term
Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting
Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a)
all Obligations of Borrowers owing to such Non- Consenting Lender being replaced
(and all Credit-Linked Deposits funded by such Lender) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting
Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connec-

                                      -83-

tion with any such assignment the Term Borrower, Administrative Agent, such
Non-Consenting Lender and the replacement Lender shall otherwise comply with
Section 9.04.

                  SECTION 2.20 Revolving Borrowers. The Term Borrower may
designate after the Closing Date any Domestic Subsidiary of the Term Borrower
that is party to the U.S. Collateral Agreement and/or any Foreign Subsidiary of
the Term Borrower that is a Wholly Owned Subsidiary as an additional Revolving
Borrower, with a specified Maximum Credit Limit, by delivery to the
Administrative Agent of a Revolving Borrower Agreement executed by such
Subsidiary and the Term Borrower. It is agreed that Grupo Celanese S.A., if and when designated by the Term Borrower as a Revolving Borrower, will have a
Maximum Credit Limit equal at any time to the Dollar Equivalent of the aggregate
Revolving Facility Commitments at such time. Each such designation shall specify whether such Subsidiary shall be entitled to make Borrowings under and/or request Letters of Credit under the Revolving Facility, and each such designation and specified Maximum Credit Limit shall be subject to the consent of the Administrative Agent (which consent shall not unreasonably be withheld).
Upon the execution by the Term Borrower and delivery to the Administrative Agent of a Revolving Borrower Termination with respect to any Revolving Borrower, such
Subsidiary shall cease to be a Revolving Borrower and a party to this Agreement as a Revolving Borrower; provided that no Revolving Borrower Termination will become effective as to any Revolving Borrower (other than to terminate such
Revolving Borrower's right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Revolving Borrower or any Letter of Credit for the account of such Revolving Borrower shall be outstanding hereunder. Promptly following receipt of any Revolving Borrower
Agreement or Revolving Borrower Termination, the Administrative Agent shall send a copy thereof to each Revolving Facility Lender. The Term Borrower shall be entitled to designate any Foreign Subsidiary that complies with the requirements described in Section 5.10(f) as a Revolving Borrower.

                  SECTION 2.21 Additional Reserve Costs. (a) For so long as any
Lender is required to make special deposits with the Bank of England and/or the
Financial Services Authority (or, in either case any other authority which replaced all or any of its functions) and/or the European Central Bank or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of
England and/or the Financial Services Authority (or, in either case any other authority which replaced all or any of its functions) and/or the European
Central Bank, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender's Eurocurrency Loans or Swingline Euro Loans, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such
Loan at a percentage rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formulae and in the manner set forth in Exhibit J hereto.

                  (b) Any additional interest owed pursuant to paragraph (a)
above shall be determined by the applicable Lender, which determination shall be prima facie evidence of the amount thereof, and notified to the applicable
Borrower (with a copy to the Administrative Agent) at least 10 days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

                                      -84-

                  SECTION 2.22 Increase in Term Loans.

                  (a) New Term Commitments. At any time prior to the first
anniversary of the Closing Date, the Term Borrower may by written notice to the
Administrative Agent elect to request an increase to the existing Term Loan
Commitments (any such increase, the "New Term Commitments") by an amount not in excess of the Euro Equivalent on the Increased Amount Date of $175 million in the aggregate to be used solely to consummate the Designated Acquisition (by, if prior to the Restructuring Date, advancing the net cash proceeds thereof to CAC as a CAC Loan in order to effect the Acquisition). Such notice shall (A) specify the date (the "Increased Amount Date") on which the Term Borrower proposes that the borrowing under the New Term Commitments be made, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and prior to the first anniversary of the Closing Date, and (B) offer each existing Term Lender the right to acquire New Term
Commitments on a pro rata basis. The Term Borrower shall notify the
Administrative Agent in writing of the identity of each Term Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a
"New Term Lender") to whom the New Term Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or portion of the New Term Commitments may elect or decline, in its sole discretion, to provide a New Term Commitment.
Term Loans in respect of the New Term Commitments ("New Term Loans") shall be made on the Increased Amount Date; provided that (1) no Default or Event of
Default shall exist on the Increased Amount Date before or after giving effect to such New Term Loans; and (2) such New Term Loan Commitments shall be evidenced by one or more joinder agreements executed and delivered to the
Administrative Agent by each New Term Lender, as applicable, and each shall be recorded in the register, each of which shall be subject to the requirements set forth in Section 2.17(e).

                  (b) On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan shall be deemed for all purposes a Term Loan hereunder, (ii) each New Term Lender shall become a
Term Lender with respect to the Term Loans and all matters relating thereto,
(iii) the New Term Loans shall have the same terms as the existing Term Loans and be made by each New Term Lender on the Increased Amount Date and (iv) upon making the New Term Loans on the Increased Amount Date, the New Term Commitments
shall terminate. All New Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Sections 2.02 and 2.03 and subject to the conditions specified in Section 4.01.

                  (c) The Administrative Agent shall notify the Lenders promptly upon receipt of the Term Borrower's notice of the Increased Amount Date and, in respect thereof, the New Term Commitments and the New Term Lenders.

                  SECTION 2.23 Illegality. (a) If any Lender reasonably
determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Revolving Facility Loan denominated in Euros or any Swingline Euro
Loan, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue
Revolving Facility Loans denominated in Euros or Swingline Euro Loans shall be suspended

                                      -85-

until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon any of such notice, the applicable Borrower shall upon demand from such Lender
(with a copy to the Administrative Agent) prepay such Revolving Facility Loan denominated in Euros or Swingline Euro Loan. Upon any such prepayment, such
Borrower shall also pay accrued interest on the amount so prepaid.

                  (b) If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the
Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans (other than as set forth in paragraph (a) above), then, on notice thereof by such Lender to the applicable
Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency
Borrowings shall be suspended until such Lender notifies the Administrative
Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable
Borrower shall upon demand from such Lender (with a copy to the Administrative
Agent), either (i) for Loans denominated in Euros (A) prepay each Loan denominated in Euros or (B) keep such Loan denominated in Euros outstanding, in which case the Adjusted LIBO Rate with respect to such Loan shall be deemed to be the rate determined by such Lender as the all-in-cost of funds to fund such
Loan with maturities comparable to the Interest Period applicable thereto, or
(ii) for Loans denominated in Dollars, convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency
Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted.

                                  ARTICLE III

                         Representations and Warranties

                  Each of Holdings and the Term Borrower represents and warrants to each of the Lenders that:

                  SECTION 3.01 Organization; Powers. Except as set forth on
Schedule 3.01, each of Holdings, the Term Borrower and each of the Material
Subsidiaries (a) is a partnership, limited liability company, exempted company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the
Financing Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

                                      -86-

                  SECTION 3.02 Authorization. The execution, delivery and
performance by Holdings, the Term Borrower, and each of their Subsidiaries of each of the Financing Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company or partnership action required to be obtained by Holdings, the Term Borrower and such Subsidiaries and (b) will not
(i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Term Borrower or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any
Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which
Holdings, the Term Borrower or any such Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section
3.02, could reasonably be expected to have, individually or in the aggregate, a
Material Adverse Effect, or (iii) result in the creation or imposition of any
Lien upon or with respect to any material property or assets now owned or hereafter acquired by Holdings, the Term Borrower or any such Subsidiary, other than the Liens created by the Loan Documents.

                  SECTION 3.03 Enforceability. This Agreement has been duly
executed and delivered by Holdings and each Borrower and constitutes, and each other Financing Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such
Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors'
rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii)
implied covenants of good faith and fair dealing.

                  SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental
Authority is or will be required in connection with the Transactions, except for
(a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright
Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

                  SECTION 3.05 Financial Statements. (a) Holdings has heretofore furnished to the Lenders the audited consolidated balance sheet as of December
31, 2002 and the related audited consolidated statements of income and cash flows of the Company and its subsidiaries for the year ended December 31, 2002 and the unaudited interim consolidated balance sheet as of September 30, 2003 and the related unaudited interim consolidated statements of income and cash flows of the Company and its subsidiaries for the nine months ended September
30, 2003, which were prepared in accordance with US GAAP consistently applied
(except as may be

                                      -87-

indicated in the notes thereto), fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the period then ended (in the case of the unaudited interim statements, subject to normal year-end adjustments and the absence of notes).

                  (b) Holdings has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of December 31, 2003 prepared giving effect to the Transaction as if the Transaction had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the assumptions believed by Holdings and the Term Borrower to have been reasonable at the time made and to be reasonable as of the Closing Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the
Closing Date is subject to variation and that purchase accounting will not have been applied), (ii) subject to the assumptions and qualifications described therein, accurately reflects all adjustments necessary to give effect to the
Transaction and (iii) subject to the assumptions and qualifications described therein, presents fairly, in all material respects, the pro forma consolidated financial position of Holdings and its consolidated Subsidiaries as of December
31, 2003, as if the Transaction had occurred on such date.

                  SECTION 3.06 No Material Adverse Effect. Since December 31,
2002 (but after giving effect to the Transaction) no Material Adverse Effect has occurred.

                  SECTION 3.07 Title to Properties; Possession Under Leases. (a)
Each of Holdings, the Term Borrower and the Material Subsidiaries has good and valid record fee simple title (insurable at ordinary rates) to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by
Section 6.02 or arising by operation of law.

                  (b) Each of Holdings, the Term Borrower and the Material
Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse
Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Holdings, the Term
Borrower and each of the Material Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) Each of Holdings, the Term Borrower and the Material
Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                                      -88-

                  (d) As of the Closing Date, none of Holdings, the Term
Borrower and the Material Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

                  (e) None of Holdings, the Term Borrower and the Material
Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any
Mortgaged Property or any interest therein, except as permitted under Section
6.02 or 6.05.

                  SECTION 3.08 Subsidiaries. (a) On the Closing Date, after
giving effect to the Transaction, the corporate structure of Holdings and its
Subsidiaries is in all material respects as set forth on Schedule 3.08(a) and on the Restructuring Date, after giving effect to the Restructuring, the corporate structure of Holdings and its Subsidiaries shall be in all material respects as set forth on a Schedule delivered to the Lenders prior to the Restructuring
Date, such Schedule, to the extent it contains changes to the structure set forth on Schedule 3.08(a) not provided for in the definition of "Restructuring"
or expressly permitted by Section 6.08(b), to be reasonably satisfactory to the
Administrative Agent.

                  (b) Schedule 3.08(b) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each
Material Subsidiary and, as to each such Material Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Material
Subsidiary, subject to such changes as are reasonably satisfactory to the
Administrative Agent.

                  (c) As of the Closing Date, there are no outstanding
subscriptions, options, warrants, calls, rights or other similar agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Equity Interests of
Holdings, the Term Borrower, the Company or any of the Material Subsidiaries,
except as set forth on Schedule 3.08(c).

                  (d) Except to the extent, if any, specified for a subsidiary in Schedule 1.01(h), each subsidiary listed on Schedule 1.01(h) owns no property other than any de minimus assets and conducts no business other than de minimus business.

                  SECTION 3.09 Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the Term
Borrower, threatened in writing against or affecting Holdings or the Term
Borrower or any of their Subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the
Transaction.

                  (b) None of Holdings, the Term Borrower, the Material
Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit)
or

                                      -89-

any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any
Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.10 Federal Reserve Regulations. (a) None of
Holdings, the Term Borrower and their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                  (b) No part of the proceeds of any Loan or of the Senior
Subordinated Bridge B Loans or the Senior Subordinated Bridge C Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or
Regulation X.

                  SECTION 3.11 Investment Company Act; Public Utility Holding
Company Act. None of Holdings, the Term Borrower and their Subsidiaries is (a)
an "investment company" as defined in, or subject to regulation under, the
Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company
Act of 1935, as amended.

                  SECTION 3.12 Use of Proceeds. The Revolving Borrowers will only incur Revolving Facility Loans on the Closing Date to repay outstanding
Indebtedness permitted to be outstanding pursuant to clause (vii) under the heading "Conditions" in the Offer Document and not repaid with cash on hand or repaid (or to be repaid) with the proceeds of CAC Loans (to the extent CAC Loans may be made to effect Refinancings). The respective Borrowers will use the proceeds of subsequent incurred Revolving Facility Loans, Swingline Loans and CL
Loans and the issuance of Letters of Credit solely for general corporate purposes; provided that Letters of Credit may not be issued in support of
Indebtedness permitted under Section 6.01(y). The Term Borrower will use the proceeds of Term Loans (net of a portion of such proceeds used to satisfy fees and expenses (which shall not exceed the Dollar Equivalent on the Closing Date of (eurodollar)25 million to the extent relating to the Transaction) and other than the net cash proceeds of Term Loans incurred pursuant to Section 2.22, which will be used as provided therein) on the date incurred (or the next
Business Day) to fund CAC Loans, and CAC will use the proceeds of the CAC Loans for liquidity purposes (but not in excess of the Dollar Equivalent on the
Closing Date of (eurodollar)50 million of such proceeds may be used for such purposes) and to effect on the date received Pension Prefundings and/or
Refinancings.

                  SECTION 3.13 Tax Returns. Except as set forth on Schedule
3.13:

                  (a) each of Holdings, the Term Borrower and the Material
          Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and
          (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section
          5.03 and

                                      -90-

          for which Holdings, the Term Borrower or any of the Material
          Subsidiaries (as the case may be) has set aside on its books adequate reserves;

                  (b) each of Holdings, the Term Borrower and the Material
          Subsidiaries has paid in full or made adequate provision (in accordance with US GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing
          Date, which Taxes, if not paid or adequately provided for, could reasonably be expected to have a Material Adverse Effect; and

                  (c) as of the Closing Date, with respect to each of Holdings, the Term Borrower and their Material Subsidiaries, (i) there are no material audits, investigations or claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no material Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or, with respect to any material potential Tax liability, any other Taxing authority.

                  SECTION 3.14 No Material Misstatements. (a) All written
information (other than the Projections, estimates and information of a general economic nature) (the "Information") concerning Holdings, the Term Borrower, their Subsidiaries, the Transaction and any other transactions contemplated hereby included in the Offer Document and/or (after the preparation and delivery thereof) the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the
Administrative Agent in connection with the Transaction (as such information may have been supplemented in writing prior to the Closing Date) or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the
Lenders and (in the case of such Information delivered prior to the Closing
Date) as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

                  (b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Term Borrower or any of its representatives and that have been made available to any Lenders or the
Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Term Borrower to be reasonable as of the date thereof and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Term Borrower.

                  SECTION 3.15 Employee Benefit Plans. (a) Each of the
Borrowers, Holdings, the Material Subsidiaries and the ERISA Affiliates is in
compliance with the applicable provisions of ERISA and the provisions of the
Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse
Effect. No Reportable Event has occurred during the past five years as to which the Borrowers, Holdings, any of the Material Subsidiaries or any ERISA Affiliate
was required to file a report with the

                                      -91-

PBGC, other than reports that have been filed and reports the failure of which to file could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Borrowers, Holdings, the Material Subsidiaries and the
ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such under funded Plans could not reasonably be expected to have a Material
Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. None of the Borrowers,
Holdings, the Material Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or could reasonably be expected to have, through increases in the contributions required to be made to such Plan or otherwise, a Material Adverse Effect.

                  (b) Each of Holdings, the Term Borrower and the Material
Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.16 Environmental Matters. Except as disclosed in
Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Term Borrower or any of the Material Subsidiaries relating to the Term
Borrower or any of the Material Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings relating to the Term
Borrower or any of the Material Subsidiaries pending or, to the knowledge of
Term Borrower, threatened which allege a violation of or liability under any
Environmental Laws, (ii) each of the Term Borrower and the Material Subsidiaries has all environmental permits necessary for its current operations to comply with all applicable Environmental Laws and is, and since January 1, 2001 has been, in compliance with the terms of such permits and with all other applicable
Environmental Laws, (iii) there has been no written environmental audit conducted since January 1, 2000 by the Term Borrower or any of the Material
Subsidiaries of any property currently owned or leased by the Term Borrower or any of the Material Subsidiaries which has not been made available to the
Administrative Agent prior to the date hereof, (iv) no Hazardous Material is located at any property currently owned, operated or leased by the Term Borrower or any of the Material Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Term Borrower or any of the
Material Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by the Term Borrower or any of the
Material Subsidiaries and transported to or released at any location in a manner that would

                                      -92-

reasonably be expected to give rise to any cost, liability or obligation of the
Term Borrower or any of the Material Subsidiaries under any Environmental Laws, and (v) there are no acquisition agreements entered into after December 31, 2000 in which the Term Borrower or any of the Material Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

                  SECTION 3.17 Security Documents. (a) Each of the Security
Documents described in Part I of Schedule 1.01(a) will as of the Closing Date be effective, and each of the Security Documents described in Part II of Schedule
1.01(a) will as of the Restructuring Date be effective, to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein (subject to any limitations specified therein). In the case of the Pledged Collateral described in any of such Security Documents the security interest in which is perfected by delivery thereof, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral
Agent, and in the case of the other Collateral described in any such Security
Document (other than the Intellectual Property (as defined in the U.S.
Collateral Agreement)), when financing statements and other filings specified on
Schedule 6 of the Perfection Certificate in appropriate form are filed in the offices specified on Schedule 7 of the Perfection Certificate, the Collateral
Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations secured thereby, in each case prior and superior in right to any other person (except, in the case of
Collateral other than Pledged Collateral, Liens expressly permitted by Section
6.02 and Liens having priority by operation of law).

                  (b) When the U.S. Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United
States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent
(for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property, in each case prior and superior in right to any other person except Liens expressly permitted by Section 6.02 and
Liens having priority by operation of law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United
States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

                  (c) Each Foreign Pledge Agreement will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein. In the case of the Pledged Collateral described in a Foreign Pledge
Agreement, the security interest in which is perfected by delivery thereof, when certificates or promissory notes, as applicable, representing such Pledged
Collateral are delivered to the Collateral Agent, and, in the case of all other
Collateral provided for therein, when filings or recordings are made in the appropriate offices in each relevant jurisdiction and the other actions, if any, specified in such Foreign Pledge Agreement are taken, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in,

                                      -93-

all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations secured thereby, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged
Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

                  (d) The Mortgages set forth on Schedule 5.14 executed and
delivered on or after the Closing Date pursuant to Section 5.14 and the
Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan
Parties' right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such
Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02(a) and Liens having priority by operation of law.

                  SECTION 3.18 Location of Real Property and Leased Premises.
(a) Schedule 8 to the Perfection Certificate lists completely and correctly as of the Closing Date all material real property owned by Holdings, the Term
Borrower and the Domestic Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the Term Borrower and the Domestic Subsidiaries
own in fee all the real property set forth as being owned by them on such
Schedule.

                  (b) Schedule 8 to the Perfection Certificate lists completely and correctly as of the Closing Date all material real property leased by
Holdings, the Term Borrower and the Domestic Subsidiary Loan Parties and the
addresses thereof. As of the Closing Date, Holdings, the Term Borrower and the
Domestic Subsidiary Loan Parties have valid leases in all the real property set forth as being leased by them on such Schedule.

                  SECTION 3.19 Solvency. (A) (a) Both (x) immediately after
giving effect to the Transaction and (y) on the Restructuring Date (i) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Holdings and its
Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv)
Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the
Closing Date and (B) after giving effect to the Transaction and prior to the
Restructuring Date, Parent (x) has not ceased, and does not expect that it will cease, making payments on its liabilities when due and (y) can, and expects that it can, obtain credit in the ordinary course of business.

                                      -94-

                  (b) Neither Holdings nor the Term Borrower intends to, and does not believe that it or any of the Material Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

                  SECTION 3.20 Labor Matters. There are no strikes pending or threatened against Holdings, the Term Borrower or any of the Material
Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings, the Term Borrower and the Material Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from Holdings, the Term Borrower or any of the Material Subsidiaries or for
which any claim may be made against Holdings, the Term Borrower or any of the
Material Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Term Borrower or such Material Subsidiary to the extent required by US GAAP. Except as set forth on Schedule 3.20, consummation of the
Transaction will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Term Borrower or any of the Material Subsidiaries (or any
predecessor) is a party or by which Holdings, the Term Borrower or any of the
Material Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.21 Insurance. Schedule 3.21 sets forth a true,
complete and correct description of all material insurance maintained by or on behalf of Holdings, the Term Borrower or the Material Subsidiaries as of the
Closing Date. As of the Closing Date, such insurance is in full force and effect. The Term Borrower believes that the insurance maintained by or on behalf of Holdings, the Term Borrower and the Material Subsidiaries is adequate.

                                   ARTICLE IV

                              Conditions of Lending

                  The obligations of (a) the Lenders (including the Swingline
Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a "Credit
Event") are subject to the satisfaction of the following conditions:

                  SECTION 4.01 All Credit Events. On the date of the making of each Loan (other than as provided in Section 4.03) and on the date of each issuance of, or amendment that increases the stated amount of, a Letter of
Credit:

                  (a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a
          Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a
          Letter of Credit, the applicable Issuing Bank and the Administrative

                                      -95-

          Agent shall have received a Request to Issue such Letter of Credit as required by Section 2.05(b).

                  (b) The representations and warranties set forth in Article
          III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

                  (c) At the time of and immediately after such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, no Event of Default or Default shall have occurred and be continuing.

                  (d) All of the conditions specified in Section 4.02 shall have been satisfied or waived on the Closing Date.

Each Borrowing (other than a Purpose Borrowing during the Certain Funds Period)
and each issuance of, or amendment that increases the stated amount of, a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower (in the case of a Borrowing) and each Applicant Party (in the case of a Letter of Credit) on the date of such Borrowing, issuance or amendment as applicable, as to the matters specified in paragraphs (b) and (c)
of this Section 4.01.

                  SECTION 4.02 First Credit Event. Other than as specified in
Section 4.03, on the Closing Date:

                  (a) The Administrative Agent (or its counsel) shall have
          received from each party hereto either (i) a counterpart of this
          Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the
          Closing Date, a favorable written opinion of (i) Simpson Thacher &
          Bartlett LLP, special counsel for Holdings and the Term Borrower, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local U.S. and/or foreign counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent, the Collateral Agent and
          the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Financing Documents and the Transaction as the Administrative
          Agent shall reasonably request, and each of Holdings and the Term
          Borrower hereby instructs its counsel to deliver such opinions.

                                      -96-

                  (c) All legal matters incident to this Agreement, the
          borrowings and extensions of credit hereunder and the other Loan
          Documents shall be reasonably satisfactory to the Administrative
          Agent.

                  (d) The Administrative Agent shall have received in the case of each person that is a Loan Party on the Closing Date each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

                    (i) a copy of the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a
               certificate as to the good standing under the jurisdiction of its organization (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan
               Party as of a recent date from such Secretary of State (or other similar official), (B) in the case of a partnership or limited liability company, certified by the manager, Secretary or
               Assistant Secretary or other appropriate officer of each such
               Loan Party or (C) in the case of a Cayman Islands exempted company, a copy of the memorandum and articles of association of such company stamped as registered and filed as of a recent date by the Registrar of Companies in the Cayman Islands;

                    (ii) a certificate of the manager, director, Secretary or
               Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

                         (A) that attached thereto is a true and complete copy
                    of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents)
                    of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

                         (B) that attached thereto is a true and complete copy
                    of resolutions duly adopted by the Board of Directors (or
                    equivalent governing body) of such Loan Party (or its
                    managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of a Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force
                    and effect on the Closing Date,

                         (C) that the certificate or articles of incorporation,
                    memorandum and articles of association, partnership
                    agreement or limited liability agreement of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

                                      -97-

                         (D) as to the incumbency and specimen signature of each
                    officer executing any Loan Document or any other document
                    delivered in connection herewith on behalf of such Loan
                    Party and

                         (E) as to the absence of any pending proceeding for the
                    dissolution or liquidation of such Loan Party or, to the
                    knowledge of such person, threatening the existence of such
                    Loan Party;

                    (iii) a certificate of another officer, director or
               attorney-in-fact as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

                    (iv) such other documents as the Administrative Agent may
               reasonably request (including, without limitation, tax
               identification numbers and addresses).

                  (e) The Collateral and Guarantee Requirements required to be satisfied as of the Closing Date shall have been satisfied or waived and the Administrative Agent shall have received a completed
          Perfection Certificate dated the Closing Date and signed by a
          Responsible Officer of CAC and each CAC Guarantor Subsidiary, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to CAC and each CAC Guarantor Subsidiary in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative
          Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will promptly be released.

                  (f) The Consummation of the Offer shall have occurred;

                  (g) Each of the Holdco Equity Financing, the Senior
          Subordinated Bridge B Loans and the Senior Subordinated Bridge C Loans
          shall have been effected as described in the recitals of this
          Agreement (including the tenth recital).

                  (h) The Bidco Loan and a CAC Loan (in an amount not less than the principal amount of the Term Loans incurred on the Closing Date)
          shall have been, or shall concurrently be, effected.

                  (i) The Lenders shall have received the financial statements referred to in Section 3.05(a).

                  (j) The Lenders shall have received the pro forma consolidated balance sheet referred to in Section 3.05(b).

                  (k) After giving effect to the Transaction and the other
          transactions contemplated hereby, Holdings and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Senior
          Subordinated Bridge B Loans, (iii) the Senior Subordinated Bridge C
          Loans and (iv) other Indebtedness permitted pursuant to Section 6.01.

                                      -98-

                  (l) The Lenders shall have received a solvency certificate substantially in the form of Exhibit K and signed by a director or a
          Responsible Officer of Holdings confirming the solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transaction.

                  (m) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Transaction, and all material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transaction shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to Holdings and its Subsidiaries, taken as a whole.

                  (n) The Administrative Agent shall have received all fees
          payable to it, Morgan Stanley or any other Lender on or prior to the
          Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing
          Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of White & Case LLP and U.S. and foreign local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

                  SECTION 4.03 Certain Funds Period. During the Certain Funds
Period, and not withstanding any provisions of any Loan Document to the contrary, each Purpose Borrowing shall be made notwithstanding non-satisfaction of any conditions specified in Section 4.01 and/or 4.02, but shall be subject to the satisfaction of the conditions specified in Sections 4.01(a), 4.02(a), (b),
(d) (other than (d)(iv)), (g), (n) and the following conditions:

                  (a) Holdings or the Term Borrower shall not have cancelled or rescinded the Facilities;

                  (b) the Offer shall have been accepted with respect to at
          least 75% of the registered ordinary shares of the Company outstanding at the end of the acceptance period under the Offer, excluding treasury shares; and

                  (c) at the time of and immediately after giving effect to such
          Borrowing or such issuance of a Letter of Credit, as applicable, (i)
          no Major Default shall have occurred and be continuing and (ii) the representations and warranties contained in Sections 3.01(a), (b) and
          (d) and 3.02 with respect to Holdings, Parent and/or Bidco and 3.10 shall be true and correct in all material respects.

For the avoidance of doubt, during the Certain Funds Period (other than as referred to above) no Lender shall (a) exercise any right to terminate the obligation to make any Loan, (b) exercise any right of rescission in respect of this Agreement or in respect of a Loan or (c) exercise any right of acceleration, termination, cancellation or set-off in respect of any Loan (other than set-off in respect of fees, costs and expenses as agreed in the funds flow document).

                  SECTION 4.04 Credit Events Relating to Revolving Borrowers.
The obligations of (x) the Lenders to make any Loans to any Revolving Borrower designated after the Closing Date in accordance with Section 2.20 and (y) any
Issuing Bank to issue Letters of Credit for the

                                     -99-

account of any such Revolving Borrower, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in
Section 4.01):

                  (a) With respect to the initial Loan made to or the initial
     Letter of Credit issued at the request of, such Revolving Borrower, whichever comes first,

                           (i) the Administrative Agent (or its counsel) shall
                  have received a Revolving Borrower Agreement with respect to such Revolving Borrower duly executed by all parties thereto;
                  and

                           (ii) the Administrative Agent shall have received
                  such documents (including legal opinions) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such
                  Revolving Borrower, the authorization of Borrowings as they relate to such Revolving Borrower and any other legal matters relating to such Revolving Borrower or its Revolving Borrower
                  Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

                  (b) The Administrative Agent shall be reasonably satisfied that Section 5.10(f) shall have been complied with in respect of each
     Foreign Subsidiary that becomes a Revolving Borrower and that the
     Collateral and Guarantee Requirement shall have been satisfied or waived with respect to such Foreign Revolving Borrower.

                                   ARTICLE V

                              Affirmative Covenants

                  Each of Holdings and the Term Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each
Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Term Borrower will, and (other than Sections 5.04 and 5.05) will cause each of the Material Subsidiaries to:

                  SECTION 5.01 Existence; Businesses and Properties. (a) Do or
cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by a Borrower or a Wholly Owned Subsidiary of a Borrower in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic
Subsidiaries may not be liquidated into Foreign Subsidiaries.

                  (b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary

                                      -100-

to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and material judgments, writs, injunctions, decrees and orders of any Governmental
Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this
Agreement).

                  SECTION 5.02 Insurance. (a) Keep its insurable properties
insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any Mortgage.

                  (b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the
Collateral Agent, which endorsement shall provide that, from and after the
Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any Loan Party under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Term Borrower, the Administrative
Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement," without any deduction for depreciation, and such other provisions as the Administrative Agent or the
Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent.

                  (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a "flood hazard area" in any Flood
Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the
Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

                  (d) With respect to each Mortgaged Property, carry and
maintain comprehensive general liability insurance including the "broad form CGL endorsement" and coverage on a "claims-made" occurrence basis against claims made for personal injury (including bodily injury, death and property damage)
and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral

                                     -101-

Agent as an additional insured in respect of such Mortgaged Property, on forms reasonably satisfactory to the Collateral Agent.

                  (e) Notify the Administrative Agent and the Collateral Agent
promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings, the Term Borrower or any of the Subsidiaries; and
promptly deliver to the Administrative Agent and the Collateral Agent a
duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

                  (f) In connection with the covenants set forth in this Section
5.02, it is understood and agreed that:

                  (i) none of the Agents, the Lenders, the Issuing Bank and
         their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Term Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any
         Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings, and the Term
         Borrower hereby agree, to the extent permitted by law, to waive, and to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

                  (ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this
         Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders
         that such insurance is adequate for the purposes of the business of
         Holdings, the Term Borrower and their Subsidiaries or the protection of their properties.

                  SECTION 5.03 Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Term
Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with US GAAP with respect thereto.

                  SECTION 5.04 Financial Statements, Reports, etc. Furnish to
the Administrative Agent (which will furnish such information to the Lenders):

                  (a) within 90 days after the end of each fiscal year, a
          consolidated balance sheet and related consolidated statements of operations, cash flows and owners' equity

                                     -102-

          showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, with all consolidated statements audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with US GAAP (it being understood that the delivery by Holdings of Annual Reports on Form 10-K of
          Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

                  (b) within 45 days (75 days in the case of the fiscal quarter ending June 30, 2004) after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ending
          June 30, 2004, a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with US GAAP (subject to normal year-end adjustments and the absence of footnotes) (it being understood that the delivery by Holdings of Quarterly Reports on Form
          10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly
          Reports include the information specified herein);

                  (c) (x) concurrently with any delivery of financial statements under (a) or (b) above, (A) a certificate of a Financial Officer of
          Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending June 30, 2004, setting forth computations in reasonable detail satisfactory to the Administrative
          Agent demonstrating compliance with the covenants contained in
          Sections 6.10, 6.11, 6.12 and 6.13 and (B) a reasonably detailed break-out of operational performance by business units for the year or quarter then ended and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal
          interpretations);

                  (d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Term Borrower or any of the
          Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

                                     -103-

               (e) if, as a result of any change in accounting principles and policies from those as in effect on the Closing Date, the consolidated financial statements of Holdings and the Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and
          (b) above following such change, a schedule prepared by a Financial
          Officer on behalf of Holdings reconciling such changes to what the financial statements would have been without such changes;

               (f) within 90 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form reasonably satisfactory to the Administrative Agent prepared by Holdings for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of Holdings and the Subsidiaries, accompanied by the statement of a Financial Officer of Holdings to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

               (g) upon the reasonable request of the Administrative Agent
          (which request shall not be made more than once in any 12-month period), deliver updated Perfection Certificates (or, to the extent such request relates to specified information contained in the
          Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(e);

               (h) promptly, a copy of all reports submitted to the Board of
          Directors (or any committee thereof) of any of Holdings, the Term
          Borrower or any Material Subsidiary in connection with any interim or special audit that is material made by independent accountants of the books of Holdings, the Term Borrower or any Subsidiary;

               (i) for the period prior to the Bridge Termination Date promptly following delivery thereof to any Permitted Investor, periodic information packages relating to the operations and cash flows of
          Holdings and the Subsidiaries;

               (j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Term Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request;

               (k) promptly upon request by the Administrative Agent, copies of:
          (i) each Schedule B (Actuarial Information) to the annual report (Form
          5500 Series) filed with the Internal Revenue Service with respect to a
          Plan; (ii) the most recent actuarial valuation report for any Plan;
          (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or
          Multiemployer Plan as the Administrative Agent shall reasonably request; and

               (l) promptly and in any event within 45 days after the Closing
          Date, an unaudited consolidated balance sheet and related unaudited consolidated statements of

                                     -104-

          operations and cash flow showing the financial position of the Company and its subsidiaries as of the close of the period commencing January
          1, 2004 and ending on either the Closing Date or March 31, 2004 (at the election of the Company) and the consolidated results of their operations during such period certified by a Responsible Officer of, and acting on behalf of, Holdings or the Company as fairly presenting, in all material respects, the financial position and results of operations of the Company and its subsidiaries on a consolidated basis
          (subject to normal year end adjustments and the absence of footnotes).

                  SECTION 5.05 Litigation and Other Notices. Furnish to the
Administrative Agent written notice of the following promptly after any
Responsible Officer of Holdings or the Term Borrower obtains actual knowledge thereof:

                  (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

                  (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any
          Governmental Authority or in arbitration, against Holdings, the Term
          Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse
          Effect;

                  (c) any other development specific to Holdings, the Term
          Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

                  (d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

                  SECTION 5.06 Compliance with Laws. Comply with all laws,
rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse
Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

                  SECTION 5.07 Maintaining Records; Access to Properties and
Inspections. Maintain all financial records in accordance with US GAAP and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Term Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Term Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of
Default, any Lender upon reasonable prior notice to Holdings or the Term
Borrower to discuss the affairs, finances and condition of

                                     -105-

Holdings, the Term Borrower or any of the Subsidiaries with the officers thereof and (subject to a senior officer of the respective company or a parent thereof being present) independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

                  SECTION 5.08 Use of Proceeds. Use the proceeds of Loans and request issuances of Letters of Credit only in compliance with the representation contained in Section 3.12.

                  SECTION 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material
Adverse Effect.

SECTION 5.10 Further Assurances; Additional Mortgages. (a) Execute any and all
further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of
Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the
Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

                  (b) If any asset (including any real property (other than real property covered by Section 5.10(c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount having a
Dollar Equivalent greater than $20.0 million is acquired by Holdings, the Term
Borrower or any Domestic Subsidiary Loan Party after the Closing Date or owned by an entity at the time it first becomes a Domestic Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Domestic Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g)
below.

                  (c) Grant (when the Term Borrower is US Holdco), and cause each of the Domestic Subsidiary Loan Parties to grant, to the Collateral Agent security interests and mortgages in such real property of the Term Borrower
(when it is US Holdco) or any such Domestic Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date and having a fair market value (as determined in good faith by Holdings) at the time of acquisition in excess of $20.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the
Collateral Agent (each, an "Additional Mortgage") and constituting valid and enforceable perfected Liens superior to and prior to the

                                     -106-

rights of all third persons subject to no other Liens except as are permitted by
Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional
Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional
Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. With respect to each such Additional Mortgage, the Term
Borrower shall, unless otherwise waived by the Administrative Agent, deliver to the Collateral Agent contemporaneously therewith a title insurance policy, a survey, an opinion of counsel and a Real Property Officers' Certificate meeting the requirements of subsection (i) of the definition of the term "Collateral and
Guarantee Requirement."

                  (d) If any additional direct or indirect Subsidiary of
Holdings is formed or acquired after the Closing Date and if such Subsidiary is a Domestic Subsidiary Loan Party, within 10 Business days after the date such
Subsidiary is formed or acquired, notify the Administrative Agent and the
Lenders thereof and, within 25 Business Days after the date such Subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity
Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan
Party.

                  (e) In the case of the Term Borrower, (i) furnish to the
Collateral Agent prompt written notice of any change (A) in any Loan Party's corporate or organization name, (B) in any Loan Party's identity or organizational structure or (C) in any Loan Party's organizational identification number; provided that the Term Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

                  (f) Prior to any Foreign Subsidiary becoming a Revolving
Borrower, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Foreign Subsidiary.

                  (g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any real property held by the Term Borrower or any of its Subsidiaries as a lessee under a lease, (ii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as
(A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary
(provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary) or (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection

                                     -107-

with the acquisition of such assets (except in the case of assets acquired with
Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)).

                  SECTION 5.11 Fiscal Year; Accounting. In the case of Holdings and the Term Borrower, cause its fiscal year to end on December 28 or on such other date as is consented to by the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

                  SECTION 5.12 Interest Rate Protection Agreements. In the case of the Term Borrower, as promptly as practicable and in any event within 180 days after the Closing Date, enter into, and for a period of not less than three years after the Closing Date maintain in effect, one or more Swap Agreements, the effect of which is that at least 50% of Consolidated Net Debt will bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped, in each case on terms and conditions reasonably acceptable, taking into account current market conditions, to the Administrative Agent.

                  SECTION 5.13 Proceeds of Certain Dispositions. If, as a result of the receipt of any cash proceeds by the Term Borrower or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, including any Equity Interest, the Term Borrower would be required by the terms of the Senior Subordinated Bridge B Loan Agreement, the Senior Subordinated
Bridge C Loan Agreement and/or the Senior Subordinated Note Indenture to make an offer to purchase any Senior Subordinated Bridge B Loans, Senior Subordinated
Bridge C Loans or Senior Subordinated Notes, as applicable, then, in the case of the Term Borrower or a Subsidiary, prior to the first day on which the Term
Borrower would be required to commence such an offer to purchase, (i) prepay
Loans in accordance with Section 2.11 or (ii) acquire assets, Equity Interests or other securities in a manner that is permitted by Section 6.04 or Section
6.05, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

                  SECTION 5.14 Post-Closing Matters. To the extent not executed and delivered on the Closing Date, execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.

                  SECTION 5.15 Delisting. In the case of the Term Borrower, use its commercially reasonable best efforts to effect the Delisting as promptly as possible.

                                   ARTICLE VI

                               Negative Covenants

                  Each of Holdings and the Term Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan
Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Term Borrower will, or, subject to Section 6.16, will cause or permit any of the Subsidiaries to:

                                     -108-

                  SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Term Borrower and its subsidiaries), except:

                  (a) (i) Indebtedness (other than under letters of credit)
          existing on the Closing Date and set forth on Schedule 6.01(a) and any
          Permitted Refinancing Indebtedness incurred to Refinance such
          Indebtedness and (ii) Indebtedness under letters of credit existing on the Closing Date and set forth on Schedule 6.01(b), without giving effect to any extension, renewal or replacement thereof;

                  (b) Indebtedness created hereunder and under the other
          Financing Documents;

                  (c) Indebtedness of Holdings and the Subsidiaries pursuant to
          Swap Agreements permitted by Section 6.14;

                  (d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to
           reimbursement obligations regarding workers' compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

                  (e) Indebtedness of any Borrower to any Subsidiary or other
           Borrower and of any Subsidiary to any Borrower or any other
           Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Domestic Subsidiary Loan Party to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness (the "Subordinated
           Intercompany Debt") of any Specified Loan Party to any Subsidiary
           (unless such Indebtedness shall have been pledged in favor of the
           Collateral Agent by the payee Subsidiary) shall be subordinated to the Obligations in the manner set forth in Exhibit H (it being agreed that such subordination provisions will not restrict the repayment of any such Subordinated Intercompany Debt other than when an Event of
           Default exists);

                  (f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

                  (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

                  (h) (i) Indebtedness of a Subsidiary acquired after the
           Closing Date or a corporation merged into or consolidated with the
           Term Borrower or any Subsidiary after

                                     -109-

          the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted
          Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable
          (together with Indebtedness outstanding pursuant to this paragraph
          (h), paragraph (i) of this Section 6.01 and the Remaining Present
          Value of outstanding leases permitted under Section 6.03), would not exceed 4% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section
          5.04;

                  (i) Capital Lease Obligations, mortgage financings and
           purchase money Indebtedness incurred by Holdings or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted
           Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the
           Remaining Present Value of leases permitted under Section 6.03) would not exceed 4% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section
           5.04;

                  (j) Capital Lease Obligations incurred by the Term Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

                  (k) other Indebtedness of the Term Borrower or any Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $175.0 million; provided that (i)
           the aggregate amount of Indebtedness of all Subsidiaries that are not
           Domestic Subsidiary Loan Parties outstanding pursuant to this paragraph (k) shall not at any time exceed $100.0 million and (ii) no
           Indebtedness incurred pursuant to this paragraph (k) can be in the form of a Guarantee of Indebtedness incurred under paragraph (y) of this Section 6.01;

                  (l) Indebtedness of the Term Borrower (i) pursuant to the
           Senior Subordinated Bridge B Facility in an aggregate principal amount that is equal to the Permitted B Debt Level plus an amount of principal resulting from any pay in kind interest thereon, (ii)
           pursuant to the Senior Subordinated Bridge C Facility in an aggregate principal amount that is not in excess of the C Debt Amount plus an amount of principal resulting from any pay in kind interest thereon and (iii) pursuant to the Senior Subordinated Notes in an aggregate principal amount not in excess of the principal amount (including principal resulting from any pay in kind interest thereon) of the
           Senior Subordinated Bridge B Loans and Senior Subordinated Bridge C
           Loans refinanced

                                     -110-

          thereby, and any Permitted Senior Subordinated Debt Securities issued to refinance such Indebtedness;

                  (m) Guarantees (i) by Holdings and, on and after the
           Restructuring Date, by the Domestic Subsidiary Loan Parties of the
           Indebtedness of the Term Borrower described in paragraph (l), so long as such Guarantees are subordinated on terms substantially the same as those on which the Senior Subordinated Bridge C Loans are subordinated to the Obligations as set forth in the Senior
           Subordinated Bridge C Loan Agreement, (ii) by Holdings, the Term
           Borrower or any Domestic Subsidiary Loan Party of any other
           Indebtedness of the Term Borrower or any Domestic Subsidiary Loan
           Party expressly permitted to be incurred under this Agreement, (iii)
           by the Term Borrower or any Domestic Subsidiary Loan Party of
           Indebtedness otherwise expressly permitted hereunder of any
           Subsidiary that is not a Domestic Subsidiary Loan Party to the extent permitted by Section 6.04(b), (iv) by any Foreign Subsidiary that is not a Loan Party of Indebtedness of another Foreign Subsidiary that is not a Loan Party subject, however, to Section 6.04(b); provided that all Foreign Subsidiaries may guarantee obligations of other
           Foreign Subsidiaries under ordinary course cash management obligations, and (v) by the Term Borrower of Indebtedness of Foreign
           Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such
           Indebtedness is permitted to be incurred under Section 6.01(a), (k)
           or (t); provided that Guarantees by Holdings or any Domestic
           Subsidiary Loan Party under this Section 6.01(m) of any other
           Indebtedness of a person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms substantially the same as those on which the Senior
           Subordinated Bridge C Loans are subordinated under the Senior
           Subordinated Bridge C Loan Agreement to the Obligations;

                  (n) Indebtedness arising from agreements of Holdings or any
           Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a
           Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a
           Subsidiary for the purpose of financing such acquisition;

                  (o) Indebtedness in connection with Permitted Receivables
           Financings; provided that the proceeds thereof are applied in accordance with Section 2.11(c);

                  (p) letters of credit issued for the account of a Subsidiary that is not a Loan Party (and the reimbursement obligations in respect of which are not guaranteed by a Loan Party) in support of a
           Captive Insurance Subsidiary's reinsurance of insurance policies issued for the benefit of Subsidiaries and other letters of credit or bank guarantees (other than Letters of Credit issued pursuant to
           Section 2.05) having an aggregate face amount not in excess of $10.0 million;

                  (q) Indebtedness supported by a Letter of Credit, in a
           principal amount not in excess of the stated amount of such Letter of
           Credit;

                                     -111-

                  (r) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay or similar obligations contained in supply arrangements, in each case, in the ordinary course of business;

                  (s) Indebtedness consisting of Permitted Senior Subordinated
           Debt Securities (as provided for in clause (y) of the definition thereof) to the extent the Net Proceeds in respect thereof are actually utilized to repay Term Borrowings;

                  (t) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s)
           above;

                  (u) Indebtedness in respect of the Parent CPECs;

                  (v) Indebtedness in respect of the Initial Intercompany Loans;

                  (w) Indebtedness incurred on behalf of or representing
           Guarantees of Indebtedness of joint ventures not in excess of $25.0 million at any time outstanding;

                  (x) if New Term Loans are not incurred as provided for in
           Section 2.22, Indebtedness of the Term Borrower not in excess of
           $175.0 million (or the Euro Equivalent thereof) incurred to effect the Designated Acquisition (by, if prior to the Restructuring Date, lending the proceeds thereof to CAC), and guarantees of such
           Indebtedness (or of the loan to CAC if prior to the Restructuring
           Date), with all such loans and guarantees to be unsecured (except, if prior to the Restructuring Date, as may be agreed by the
           Administrative Agent) and the terms and conditions thereof, and all documents relating thereto, to be reasonably satisfactory to the
           Administrative Agent; and

                  (y) Indebtedness of one or more Subsidiaries organized under the laws of the People's Republic of China for their own general corporate purposes in aggregate principal amount not to exceed $150.0 million at any time outstanding, provided that such Indebtedness (and any Guaranty thereof) is not Guaranteed by, does not receive any other credit support from, and is non-recourse to, Holdings and its
         Subsidiaries other than any Subsidiary organized under the laws of the
         People's Republic of China.

Notwithstanding anything to the contrary herein, Holdings shall not be permitted to incur any Indebtedness other than Indebtedness under Sections 6.01(b) and
(m).

                  SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

                  (a) Liens on property or assets of the Company and its
           Subsidiaries existing on the Closing Date and set forth on Schedule
           6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of
           Holdings or any of its Subsidiaries;

                                     -112-

                  (b) any Lien created under the Financing Documents or
           permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

                  (c) any Lien on any property or asset of the Term Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing
           Indebtedness permitted by Section 6.01(h), provided that such Lien
           (i) does not apply to any other property or assets of the Term
           Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii)
           such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted
           Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term "Permitted
           Refinancing Indebtedness";

                  (d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

                  (e) landlord's, carriers', warehousemen's, mechanics',
           materialmen's, repairmen's, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any Subsidiary shall have set aside on its books reserves in accordance with US GAAP;

                  (f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers' compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of
           (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary;

                  (g) pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than
           Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

                  (h) zoning restrictions, easements, trackage rights, leases
           (other than Capital Lease Obligations), licenses, special
           assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business

                                     -113-

          that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary;

                  (i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Subsidiary
           (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction),
           (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Holdings or any Subsidiary
           (other than to accessions to such equipment or other property or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

                  (j) Liens arising out of capitalized lease transactions
           permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

                  (k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

                  (l) other Liens with respect to property or assets of Holdings or any Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

                  (m) Liens disclosed by the title insurance policies delivered pursuant to sub-section (i) of the definition of Collateral and
           Guarantee Requirement, Section 5.14 or Section 5.10 and any
           replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

                  (n) Liens in respect of Permitted Receivables Financings;

                  (o) any interest or title of a lessor under any leases or
           subleases entered into by Holdings or any Subsidiary in the ordinary course of business;

                  (p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Subsidiaries or (iii)
           relating to purchase

                                     -114-

          orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business;

                  (q) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights;

                  (r) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (q) and covering the goods (or the documents of title in respect of such goods)
           financed by such letters of credit and the proceeds and products thereof;

                  (s) licenses of intellectual property granted in a manner
           consistent with past practice;

                  (t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (u) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign
           Subsidiary (or of another Foreign Subsidiary) that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section 6.01(a), (k) or (t);

                  (v) Liens upon specific items of inventory or other goods and proceeds of Holdings or any of the Subsidiaries securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; and

                  (w) Liens solely on any cash earnest money deposits made by
           Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

                  (x) Liens on the assets of one or more Subsidiaries organized under the laws of the People's Republic of China securing
           Indebtedness permitted under Section 6.01(y).

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Collateral
Agent and Liens permitted by Section 6.02(d), (e) or (q).

                  SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back
Transaction"), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining
Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of
outstanding leases previously entered into under this Section 6.03) would not exceed 4% of

                                     -115-

Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such lease is entered into for which financial statements have been delivered pursuant to Section 5.04.

                  SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly
Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of
Holdings and the Subsidiaries) to or Guarantees of the obligations of, or make or permit to exist any investment in (each, an "Investment"), any other person, except:

                  (a) Guarantees by the Borrowers or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any
           Borrower or any Subsidiary in the ordinary course of business;

                  (b) (i) Investments by the Term Borrower or any Subsidiary in
           the Equity Interests of the Term Borrower or any Subsidiary; (ii)
           intercompany loans from the Term Borrower or any Subsidiary to the
           Term Borrower or any Subsidiary; and (iii) Guarantees by the Term
           Borrower or any Subsidiary of Indebtedness otherwise expressly permitted hereunder of the Term Borrower or any Subsidiary; provided that (I) the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries (other than the Term Borrower) that are not Domestic Subsidiary Loan Parties, plus (B) intercompany loans after the Closing Date to Subsidiaries (other than the Term Borrower)
           that are not Domestic Subsidiary Loan Parties pursuant to clause
           (ii), plus (C) Guarantees of Indebtedness after the Closing Date of
           Subsidiaries (other than the Term Borrower) that are not Domestic
           Subsidiary Loan Parties pursuant to clause (iii) (other than, in each case, to the extent such Investments, Loans or Guarantees are made
           (1) by any subsidiary of the Term Borrower that is not a Loan Party or (2) by a Foreign Subsidiary Loan Party in or to another Foreign
           Subsidiary Loan Party) shall not exceed an aggregate amount equal to
           $190.0 million (plus any return of capital actually received by the respective investors in respect of investments theretofore made by them pursuant to above clause b(i)), plus (y) the portion, if any, of the Available Investment Basket Amount on the date of such election that Holdings elects to apply to this Section 6.04(b)) and (II) no
           Guarantees (other than by one or more Subsidiaries organized under the laws of the People's Republic of China) may be given under this clause (b) in respect of Indebtedness permitted under Section
           6.01(y);

                  (c) Permitted Investments and investments that were Permitted
           Investments when made;

                  (d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

                                     -116-

                  (e) Investments of a Subsidiary acquired after the Closing
           Date or of a corporation merged into the Term Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were inexistence on the date of such acquisition, merger or consolidation;

                  (f) Investments arising out of the receipt by Holdings or any
           Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

                  (g) (i) loans and advances to employees of Holdings or any
           Subsidiary in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

                  (h) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

                  (i) Swap Agreements permitted pursuant to Section 6.14;

                  (j) Investments existing on the Closing Date and Investments made pursuant to binding commitments in effect on the Closing Date, in each case to the extent set forth on Schedule 6.04;

                  (k) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

                  (l) other Investments by Holdings or any Subsidiary in an
           aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) $125.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (l)), plus (ii) the portion, if any, of the Available Investment Basket Amount on the
           date such election is made that the Term Borrower elects to apply to this paragraph (l);

                  (m) Investments constituting Permitted Business Acquisitions in an aggregate amount, which shall be deemed to include the principal amount of Indebtedness that is assumed pursuant to Section
           6.01 in connection with such Permitted Business Acquisitions, not to exceed $200.0 million (net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof); provided that (i) during any Permitted Business
           Acquisition Step-Up Period, such amount shall be increased to $300.0 million, plus the portion, if any, of the Available Investment Basket
           Amount on the date such election is made that the Term Borrower elects to apply to this paragraph (m); (ii) if assets acquired in a
           Permitted Business Acquisition are not

                                     -117-

          acquired by the Term Borrower or a Domestic Subsidiary Loan Party (or
          a Person that upon such acquisition becomes a Domestic Subsidiary Loan
          Party) or if any Person acquired in a Permitted Business Acquisition is not merged into the Term Borrower or a Domestic Subsidiary Loan
          Party or does not become upon consummation of such Permitted Business
          Acquisition a Domestic Subsidiary Loan Party, the aggregate amount expended in respect thereof and for all such similar Permitted
          Business Acquisitions shall not exceed an amount equal to 50% of the amount of Permitted Business Acquisitions otherwise permitted under this Section 6.04(m); and (iii) that if the amount of Investments constituting Permitted Business Acquisitions in accordance with this
          Section 6.04(m) and outstanding at the time a Permitted Business
          Acquisition Step-Up Period ends exceeds the amount of Investments constituting Permitted Business Acquisitions that would be permitted under this Section 6.04(m) immediately after the end of such Permitted
          Business Acquisition Step-Up Period, then the amount of such excess
          (less the amount by which investments constituting Permitted Business
          Acquisitions are reduced from such time until the commencement of the next Permitted Business Acquisition Step-Up Period, if any) shall be deemed to be permitted under this Section 6.04(m); provided, further, that such excess, if any, shall be deemed an election by the Term
          Borrower to utilize the Available Investment Basket Amount in any amount equal to such excess;

                  (n) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests (excluding proceeds received as a result of the exercise of Cure Rights pursuant to
           Section 7.02) of Holdings, which proceeds or Investments in turn are contributed (as common equity) to the Term Borrower;

                  (o) intercompany loans between Foreign Subsidiaries that are not Loan Parties or from a Foreign Subsidiary to any Domestic
           Subsidiary of Holdings that is not a Loan Party and Guarantees permitted by Sections 6.01(m)(i), (ii), (iv) and (v);

                  (p) Investments arising as a result of Permitted Receivables
           Financings;

                  (q) Investments in respect of the Initial Intercompany Loans and Initial Equity Contributions;

                  (r) purchases or other acquisitions after the Closing Date of shares of the Company that were outstanding on the Closing Date (or issued in exchange for such outstanding shares);

                  (s) HC Investments by Bidco, Midco and LP GmbH;

                  (t) Investments (including by the transfer of assets) in joint ventures existing on the Closing Date in an aggregate amount (with assets transferred valued at the fair market value thereof) for all such Investments made after the Closing Date not to exceed $25.0 million;

                  (u) JV Reinvestments;

                  (v) the Designated Acquisition; and

                                     -118-

                  (w) the Transaction and the Restructuring.

                  SECTION 6.05 Mergers, Consolidations, Sales of Assets and
Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Term Borrower or any Subsidiary or preferred equity interests of Holdings, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

                  (a) (i) the purchase and sale of inventory in the ordinary course of business by Holdings or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by
           Holdings or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by Holdings or any Subsidiary, (iv) leases and subleases in the ordinary course of business by Holdings or any Subsidiary or (v)
           the sale of Permitted Investments in the ordinary course of business;

                  (b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing,
           (i) the merger of any Subsidiary into a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan
           Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party (which shall be a Domestic Subsidiary Loan
           Party if any party to such merger or consolidation shall be a
           Domestic Subsidiary) and, in the case of each of clauses (i) and
           (ii), no person other than a Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any
           Subsidiary that is not a Subsidiary Loan Party into or with any other
           Subsidiary that is not a Subsidiary Loan Party or (iv) the liquidation or dissolution or change in form of entity of any
           Subsidiary (other than a Borrower) if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders;

                  (c) sales, transfers, leases, issuances or other dispositions to Holdings or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases, issuances or other dispositions by a Loan Party to a Subsidiary that is not a Loan
           Party shall be made in compliance with Section 6.07; provided, further, that the aggregate gross proceeds of any sales, transfers, leases, issuances or other dispositions by a Loan Party to a
           Subsidiary that is not a Domestic Subsidiary Loan Party in reliance upon this paragraph (c) (other than any thereof made by a Foreign
           Subsidiary Loan Party to another Foreign Subsidiary Loan Party) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of Holdings, 5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

                  (d) Sale and Lease-Back Transactions permitted by Section
           6.03;

                                     -119-

                  (e) Investments permitted by Section 6.04, Liens permitted by
           Section 6.02 and Dividends permitted by Section 6.06;

                  (f) the purchase and sale or other transfer (including by
           capital contribution) of Receivables Assets pursuant to Permitted
           Receivables Financings;

                  (g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

                  (h) sales, transfers, leases, issuances (to the extent of all of the Equity Interests in a Person then owned by Holdings and its
           Subsidiaries) or other dispositions not otherwise permitted by this
           Section 6.05; provided that the aggregate gross proceeds (including noncash proceeds) of any or all such sales, transfers, leases, issuances or dispositions made in reliance upon this paragraph (h)
           and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any fiscal year of Holdings, 5% of Consolidated Total
           Assets as of the end of the immediately preceding fiscal year;
           provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

                  (i) any merger or consolidation in connection with a Permitted
           Business Acquisition, provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Domestic Subsidiary Loan
           Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign
           Subsidiary, the surviving or resulting entity shall be a Foreign
           Subsidiary Loan Party that is a Wholly Owned Subsidiary;

                  (j) any transactions pursuant to the Restructuring;

                  (k) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Term Borrower or any
           Subsidiary in the ordinary course of business;

                  (l) any merger of Bidco and the Company, of Bidco and GP GmbH, of Midco and LP GmbH, of Midco and GP GmbH, or of Bidco and Midco;

                  (m) sales, leases or other dispositions of inventory of
           Holdings and its Subsidiaries determined by the management of
           Holdings or the Term Borrower to be no longer useful or necessary in the operation of the business of Holdings or any of the Subsidiaries;
           provided that the Net Proceeds thereof are applied in accordance with
           Section 2.11(c);

                  (n) the sale of the performance products business of
           Nutrinova; provided that the Net Proceeds of such sale are applied in accordance with Section 2.11(c); and

                  (o) the CAMI Sale.

                                     -120-

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no action shall be permitted which results in a Change of Control under clause (a)
of the definition thereof, (ii) the Term Borrower shall at all times after the
Restructuring Date own directly (or to the extent all direct and indirect owners of the Equity Interests of CAC (other than US Holdco) are Domestic Subsidiary
Loan Parties, indirectly) 100% of the Equity Interests of CAC, (iii) neither
Holdings nor any Subsidiary that owns Equity Interests in any Borrower or in any other Subsidiary that directly owns Equity Interests in any Borrower shall sell, dispose of, grant a Lien on or otherwise transfer such Equity Interests in such
Borrower or in such Subsidiary, as applicable (other than pursuant to the
Restructuring), (iv) each Foreign Subsidiary that is a Revolving Borrower shall be a Wholly Owned Subsidiary, (v) no sale, transfer, lease, issuance or other disposition shall be permitted by this Section 6.05 (other than sales, transfers, leases, issuances or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, sales or transfers pursuant to paragraph (f)
or (to the extent made to Holdings or a Wholly Owned Subsidiary) (j) hereof)
unless such disposition is for fair market value, (vi) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d) or (m) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (vii) no sale, transfer or other disposition of assets in excess of $10.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clauses (vi) and (vii), the amount of any secured Indebtedness or other
Indebtedness of a Subsidiary that is not a Loan Party (as shown on Holdings' or such Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or any Subsidiary of Holdings that is assumed by the transferee of any such assets shall be deemed cash.

                  SECTION 6.06 Dividends and Distributions. Declare or pay,
directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

                  (a) any subsidiary of the Term Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Term Borrower or to any Wholly Owned Subsidiary
           of the Term Borrower (or, in the case of non-Wholly Owned
           Subsidiaries, to the Term Borrower or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of
           Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of the Term Borrower or such subsidiary) based on their relative ownership interests);

                  (b) the Term Borrower may declare and pay dividends or make other distributions to Holdings (or if the direct parent of the Term
           Borrower is New US Holdco, to New US Holdco, which in turn will declare and pay as dividends or distributions such amounts to
           Holdings) (A) in respect of (i) overhead, tax liabilities of Holdings
           (including prior to the consummation of the Parent Merger, any Tax
           Distribution necessary to allow Holdings to make a Tax Distribution in accordance with Section 6.06(f)), legal, accounting and other professional fees and expenses, (ii) fees and expenses related to any equity

                                     -121-

          offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with the maintenance of its existence and its ownership of the Term
          Borrower, and (B) in order to permit Holdings to make payments permitted by Sections 6.07(b) and (c);

                  (c) Holdings may purchase or redeem (and the Term Borrower may declare and pay dividends or make other distributions to Holdings, the proceeds of which are used so to purchase or redeem) Equity
           Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings or any of the
           Subsidiaries or by any Plan upon such person's death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $7.5 million plus the amount of net proceeds (x) received by Holdings during such calendar year from sales of Equity Interests of Holdings to directors, consultants, officers or employees of Holdings or any Subsidiary in connection with permitted employee compensation and incentive arrangements, which, if not used in any year, may be carried forward to any subsequent calendar year and (y) of any key-man life insurance policies recorded during such calendar year;

                  (d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options shall be permitted;

                  (e) payment may be made to the minority shareholders of the
           Company of (x) the "guaranteed dividends" (Ausgleichzahlung) payable pursuant to the Domination Agreement and (y) the "minimum dividend"
           payable in accordance with German Law for 2003; and

                  (f) (i) with respect to each tax year (or portion thereof)
           that Holdings qualifies as a Flow Through Entity, the distribution by
           Holdings to the holders of the Equity Interests of Holdings of an amount equal to the product of (A) the amount of aggregate net taxable income allocated by Holdings to the direct or indirect holders of the Equity Interests of Holdings for such period and (B)
           the Presumed Tax Rate for such period and (ii) with respect to any tax year (or portion thereof) that Holdings does not qualify as a
           Flow Through Entity, the payment of dividends or other distributions to any direct or indirect holders of Equity Interests of Holdings in amounts required for such holder to pay federal, state or local income taxes (as the case may be) imposed directly on such holder to the extent such income taxes are attributable to the income of
           Holdings and its Subsidiaries; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Holdings and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group).

                                     -122-

                  SECTION 6.07 Transactions with Affiliates. (a) Sell or
transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its
Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Holdings, unless such transaction is (i) otherwise permitted
(or required) under this Agreement (including in connection with any Permitted
Receivables Financing) or (ii) upon terms no less favorable to Holdings or such
Subsidiary, as applicable, than would be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate; provided that this clause
(ii) shall not apply to (A) the payment to Blackstone and/or any other Permitted
Investor of monitoring and management fees referred to in paragraph (c) below or fees payable on the Closing Date or (B) the indemnification of directors of
Holdings and the Subsidiaries in accordance with customary practice.

                  (b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

                  (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings,

                  (ii) loans or advances to employees of Holdings or any of the
           Subsidiaries in accordance with Section 6.04(g),

                  (iii) transactions among the Borrowers and any Subsidiaries and transactions among Subsidiaries otherwise permitted by this
           Agreement,

                  (iv) the payment of fees and indemnities to directors,
           officers and employees of Holdings and the Subsidiaries in the ordinary course of business,

                  (v) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

                  (vi) any employment agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business,

                  (vii) dividends, redemptions and repurchases permitted under
           Section 6.06,

                  (viii) any purchase by a Permitted Investor of Equity
           Interests of Holdings or any contribution by Holdings to, or purchase by Holdings of, the equity capital of the Term Borrower; provided that any Equity Interests of the Term Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Holdings Pledge Agreement,

                  (ix) payments by Holdings or any of the Subsidiaries to
           Blackstone made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or
           divestitures, which payments are approved by the majority of the board of directors of Holdings, in good faith,

                                     -123-

                  (x) subject to paragraph (c) below, the existence of, or the performance by Holdings, the Term Borrower or any of the Subsidiaries
           of its obligations under the terms of, the Offer Document; provided, however, that the existence of, or the performance by Holdings, the
           Term Borrower or any subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (x) to the extent that such amendment or new agreement is permitted by Section 6.09(c),

                  (xi) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

                  (xii) any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of
           Holdings qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm's-length transaction with a person that is not an
           Affiliate,

                  (xiii) subject to paragraph (c) below, the payment of all
           fees, expenses, bonuses and awards related to the Transaction contemplated by the Offer Document, including fees to Blackstone,

                  (xiv) transactions pursuant to the Restructuring,

                  (xv) transactions pursuant to any Permitted Receivables
           Financings, and

                  (xvi) transactions with joint ventures for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice.

                  (c) Make any payment of or on account of monitoring or
management or similar fees payable to Blackstone and all other Permitted
Investors in an aggregate amount in any fiscal year in excess of the greater of
(x) $5.0 million and (y) 2% of EBITDA of Holdings for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods.

                  SECTION 6.08 Business of Holdings and the Subsidiaries.
           Notwithstanding any other provisions hereof:

                  (a) Engage at any time in any business or business activity other than:

                      (x) in the case of the Term Borrower and any Subsidiary
               (other than the Subsidiaries specified in clause (b) below), (i)
               any business or business activity conducted by it on the Closing
               Date and on the Restructuring Date and any business or business activities incidental or related thereto, or any business or

                                     -124-

           activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transaction and the Restructuring and (ii) performance of its obligations under and in connection with the Loan Documents, the Senior Subordinated Bridge B Financing
           Documents, the Senior Subordinated Bridge C Financing Documents and
           the Senior Subordinated Note Indenture, or

                           (y) in the case of Holdings, (i) ownership of the
                  Equity Interests in the Intermediate Holdcos and Term
                  Borrower, together with activities directly related thereto,
                  (ii) performance of its obligations under and in connection with the Loan Documents, the Offer Document and the other
                  agreements contemplated by the Offer Document, the Senior
                  Subordinated Bridge B Debt Financing Documents, the Senior
                  Subordinated Bridge C Debt Financing Documents and/or the
                  Senior Subordinated Note Indenture, (iii) actions incidental to the consummation of the Transaction, (iv) the Guarantees permitted pursuant to Section 6.01(m), (v) actions required by law to maintain its existence and/or to reincorporate as a
                  U.S. entity, (vi) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (vii) owing and paying legal, registered office and auditing fees and
                  (viii) the issuance of common Equity Interests.

                  (b) In the case of Bidco, Midco, LP GmbH or a Special Purpose
           Receivables Subsidiary, engage at any time in any business or business activity, incur any Indebtedness or other obligation
           (monetary or otherwise) or permit or suffer to exist any Lien other than:

                           (w) in the case of Bidco, (i) acquisition and
                  ownership of the Equity Interests of the Company and any HC
                  Corporation, together with incidental activities reasonably related thereto, (ii) the holding of cash in amounts
                  reasonably required to pay for its own costs and expenses,
                  (iii) any merger with Midco and/or the Company, (iv) owing and paying legal and auditing fees, (v) HC Activities, (vi)
                  execution and performance of the Bidco Pledge and (vii) the execution and performance of any Initial Intercompany Loans;

                           (x) in the case of Midco, (i) acquisition and
                  ownership of the Equity Interests of Bidco and any HC
                  Corporation, together with incidental activities reasonably related thereto, (ii) the holding of cash in amounts
                  reasonably required to pay for its own costs and expenses,
                  (iii) any merger with Bidco (or the successor by merger to
                  Bidco), (iv) owing and paying legal and auditing fees, (v) HC
                  Activities and (vi) the execution and performance of any
                  Initial Intercompany Loans;

                           (y) in the case of LP GmbH, (i) acquisition and
                  ownership of the Equity Interests of Midco and any HC
                  Corporation, together with incidental activities reasonably related thereto and the execution and performance of the LP
                  GmbH Agreements, (ii) the holding of cash in amounts
                  reasonably required to pay for its own costs and expenses,
                  (iii) owing and paying legal and auditing fees, (iv)

                                     -125-

                  HC Activities and (v) the execution and performance of any
                  Initial Intercompany Loans; or

                           (z) in the case of a Special Purpose Receivables
                  Subsidiary,  engaging in Permitted Receivables Financings.

                  SECTION 6.09 Limitation on Modifications and Prepayments. (a)
Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement (including all agreements establishing, governing or evidencing the Parent CPEC's) of Holdings, the Term Borrower or any
of the Subsidiaries.

                  (b) (i) Make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value
(including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purposes of paying when due) of any of the Senior Subordinated Bridge B Loans or the Senior Subordinated
Bridge C Loans or the Senior Subordinated Notes or any Permitted Senior
Subordinated Debt Securities (except for refinancings thereof with Permitted
Senior Subordinated Debt Securities as permitted by Section 6.01(l)); or

                  (ii) Amend or modify, or permit the amendment or modification of, any provision of the Senior Subordinated Bridge B Financing Documents, the
Senior Subordinated Bridge C Loan Agreement, the Senior Subordinated Note
Indenture, any other Permitted Senior Subordinated Debt Securities or any
Permitted Receivables Document, or any agreement relating thereto, other than amendments or modifications that are not in any manner materially adverse to the
Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

                  (c) (x) Amend, modify or waive any term of the Offer in a
manner which would materially adversely affect the Lenders without the prior written approval of the Initial Lenders, (y) amend or modify, or permit the amendment or modification of, the Offer Document to (i) reduce the minimum tender requirement of 75%, (ii) increase the price per share above
(eurodollar)32.50 or (iii) ameliorate or replace or terminate any condition or provision relating to the occurrence of a material adverse change in the business of the Company and (z) without the prior written approval of the
Initial Lenders, to the extent Bidco has any consent rights under the Offer
Document, grant, or permit there to be granted, any such consent if the effect of granting such consent would result in a breach or anticipated breach of any representation and warranty or covenant contained herein or cause an Event of
Default hereunder.

                  (d) Permit any Subsidiary to enter into any agreement or
instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii)
the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

                                     -126-

                  (A) restrictions imposed by applicable law;

                  (B) restrictions contained in any Permitted Receivables
         Document with respect to any Special Purpose Subsidiary;

                  (C) contractual encumbrances or restrictions in effect on the
         Closing Date under (x) the Senior Subordinated Bridge B Loan Agreement or the Senior Subordinated Bridge C Loan Agreement or (y) any
         agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

                  (D) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

                  (E) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

                  (F) any restrictions imposed by any agreement relating to
         secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such
         Indebtedness;

                  (G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

                  (H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

                  (I) customary provisions restricting assignment of any
         agreement entered into in the ordinary course of business;

                  (J) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section
         6.05 pending the consummation of such sale; or

                  (K) any agreement in effect at the time such subsidiary
         becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

                  SECTION 6.10 Capital Expenditures. Permit Holdings or the
Subsidiaries to make any Capital Expenditure, except that:

                  (a) During any fiscal year Holdings and the Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed $375 million for such fiscal year.

                  (b) Notwithstanding anything to the contrary contained in
         paragraph (a) above, to the extent that the aggregate amount of Capital
         Expenditures made by Holdings

                                     -127-

          and the Subsidiaries in any fiscal year of Holdings pursuant to
          Section 6.10(a) is less than the amount set forth for such fiscal year, the amount of such difference may be carried forward and used to make Capital Expenditures in the next two succeeding fiscal years;
          provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this paragraph (b) shall in no event exceed an amount equal to 50% of the amount set forth in
          Section 6.10(a) for such fiscal year.

                  (c) In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (a) and (b), Holdings and the Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Available Investment Basket
         Amount on the date of such Capital Expenditure that the Term Borrower elects to apply to this Section 6.10(c).

                  SECTION 6.11 Interest Coverage Ratio. Permit the ratio (the
"Interest Coverage Ratio") on the last day of any fiscal quarter occurring in any period set forth below, for the four quarter period ended as of such day of
(a) EBITDA to (b) Cash Interest Expense to be less than the ratio set forth below for such period; provided that to the extent any Asset Disposition or any
Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained)
or any incurrence or repayment of Indebtedness (excluding normal fluctuations of revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences:

                  Period                              Ratio
                  ------                              -----
April 1, 2004 - December 31, 2005                 1.70 to 1.00
January 1, 2006 - December 31, 2006               1.80 to 1.00
January 1, 2007 - December 31, 2007               1.85 to 1.00
Thereafter                                        2.00 to 1.00

SECTION 6.12 Total Leverage Ratio. Permit the Total Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below, to be in excess of the ratio set forth below for such period:

                  Period                              Ratio
                  ------                              -----
April 1, 2004 - December 31, 2005                 5.50 to 1.00
January 1, 2006 - December 31, 2006               5.25 to 1.00
January 1, 2007 - December 31, 2007               5.00 to 1.00
Thereafter                                        4.75 to 1.00

                  SECTION 6.13 Bank Leverage Ratio. Permit the Bank Leverage
Ratio on the last day of any fiscal quarter ending after the Closing Date to be in excess of 3.00:1.00.

                  SECTION 6.14 Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements required by Section 5.12 or any Permitted
Receivables Financing, (b)

                                     -128-

Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Holdings or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (c) Swap Agreements entered into not for speculative purposes but in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of Holdings or any Subsidiary.

                  SECTION 6.15 No Other "Designated Senior Indebtedness". None
of Holdings or any Borrower shall designate, or permit the designation of, any
Indebtedness (other than under this Agreement or the other Loan Documents) as
"Designated Senior Indebtedness" or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the
Senior Subordinated Bridge B Loan Agreement, the Senior Subordinated Bridge C
Loan Agreement or the Senior Subordinated Note Indenture or any indenture governing any Permitted Senior Subordinated Debt Securities.

                  SECTION 6.16 Limitation on the Lenders' Control over German
Entities. (a) The provisions of Section 6.05, Section 6.06, Section 6.08 and subsections (a) and (d)(i) of Section 6.09 (the "Relevant Restrictive
Covenants") shall only apply to a German Entity (as defined below) in the following manner:

                  (i) such German Entity (or a parent company thereof which is a
         German Entity) shall give the Administrative Agent no less than 45
         Business Days' prior written notice (the "Intention Notice") of the intention of such German Entity to carry out any acts or take any steps inconsistent with the Relevant Restrictive Covenants;

                  (ii) the Administrative Agent shall be entitled within 15
         Business Days of receipt of an Intention Notice to request that the relevant German Entity supply the Administrative Agent with any further relevant information in connection with the proposed action or steps referred to in such notice; and

                  (iii) the Administrative Agent shall, if it decides that the proposed action or steps set out in such notice would reasonably be expected to be materially prejudicial to the interests of the Lenders under the Financing Documents, notify the relevant German Entity of such a decision within 20 Business Days of its receipt of such a notice or receipt of further relevant information pursuant to clause (a)(ii)
         above.

                  (b) If:

                  (i) the Administrative Agent notifies a German Entity that the proposed action or steps set out in the relevant Intention Notice pursuant to paragraph (a) above would reasonably be expected to be materially prejudicial to the interests of the Lenders under the
         Financing Documents; and

                  (ii) the relevant German Entity nevertheless proceeds to carry out such proposed actions or steps, the Administrative Agent shall be entitled to (and, if so instructed by the Required Lenders, shall)
         exercise all or any of its rights under Section 7.01 ("Events of
         Default").

                                     -129-

                  (c) For the purposes of this Section 6.16, a "German Entity"
is any person who is incorporated in Germany or, if it is not so incorporated, has its seat or principal place of business in Germany.

                                   ARTICLE VII

                                Events of Default

                  SECTION 7.01 Events of Default. In case of the happening of any of the following events ("Events of Default"):

                  (a) any representation or warranty made or deemed made by
         Holdings, the Term Borrower or any other Loan Party in any Loan
         Document, or any representation, warranty or material statement contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan
         Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, the Term
         Borrower or any other Loan Party;

                  (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

                  (c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

                  (d) default shall be made in the due observance or performance by Holdings, the Term Borrower or any of the Subsidiaries of any
         covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings or a Borrower), 5.05(a), 5.08, 5.10(d) or in
         Article VI;

                  (e) default shall be made in the due observance or performance by Holdings, the Term Borrower or any of the Subsidiaries of any
         covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Term Borrower;

                  (f) (i) any event or condition occurs that (A) results in any
         Material Indebtedness becoming due prior to its scheduled maturity or
         (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material
         Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or
         (ii) Holdings, any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such

                                     -130-

          Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

                  (g) there shall have occurred a Change in Control;

                  (h) an involuntary proceeding shall be commenced or an
         involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower or any Material
         Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any of the Material Subsidiaries,
         (iii) the winding-up or liquidation of Holdings, any Borrower or any
         Material Subsidiary (except, in the case of any Material Subsidiary
         (other than any Borrower), in a transaction permitted by Section 6.05),
         (iv) in the case of a Person organized under the laws of Germany, any of the actions set out in Section 21 of the German Insolvenzordnung or
         to institute insolvency proceedings against any such Person (Eroffnung des Insolvenzverfahrens), or (v) in the case of a Person organized under the laws of Luxembourg, the commencement of bankruptcy proceedings (faillite) or the application to be admitted to the regime of suspension of payments (sursis de paiements), controlled management
         (gestion controlee) or composition with its creditors (concordat); and
         such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i) Holdings, any Borrower or any Material Subsidiary shall
         (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) seek, or consent to, the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h)
         above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for
         Holdings, any Borrower or any of the Material Subsidiaries or for a
         substantial part of the property or assets of Holdings, any Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v)
         make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (j) the failure by Holdings, the Term Borrower or any Material
         Subsidiary to pay one or more final judgments (not covered by insurance) aggregating in excess of $40.0 million, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon any material assets or properties of Holdings, the Term Borrower or any Material Subsidiary to enforce any such judgment;

                                     -131-

                  (k) (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a
         United States district court to administer any Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof)
         to terminate any Plan or Plans, (iii) Holdings, the Term Borrower or
         any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal
         Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) Holdings, the Term Borrower or any
         Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings, the Term Borrower or any Subsidiary or any
         ERISA Affiliate shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a
         Material Adverse Effect; or

                  (l) (i) any Loan Document shall for any reason be asserted in writing by Holdings, any Borrower or any Material Subsidiary not to be
         a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, any Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Term Borrower or any other Loan
         Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document)
         in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the
         Collateral Agreements or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender's title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the
         Guarantees pursuant to the Security Documents by Holdings, or the
         Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Term
         Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of the
         Borrowers or the Guarantees thereof by Holdings, and the Subsidiary
         Loan Parties pursuant to the Security Documents shall cease to constitute senior indebtedness under the subordination provisions of the Senior Subordinated B Note Documents or the Senior Subordinated C
         Note Documents or the respective such subordination provisions shall be invalidated or otherwise cease, or shall be asserted in writing by
         Holdings, the Term Borrower or any Material Subsidiary to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, subject to Sections 7.02 and/or 7.03, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the
Administrative Agent, at the request of the Required Lenders,

                                     -132-

shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii)
declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan
Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to
Section 2.05(j); and in any event with respect to a Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

For the avoidance of doubt, during the Certain Funds Period (other than as referred to in Section 4.03) no Lender shall (a) exercise any right to terminate the obligation to make any Loan, (b) exercise any right of rescission in respect of this Agreement or in respect of a Loan or (c) exercise any right of acceleration, termination, cancellation or set-off in respect of any Loan (other than set-off in respect of fees, costs and expenses as agreed in the funds flow document).

                  SECTION 7.02 Holdings' Right to Cure.

                  (a) Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to
Section 5.04(c), Holdings shall have the right to issue Permitted Cure
Securities for cash or otherwise receive cash contributions to the capital of
Holdings, and, in each case, to contribute any such cash to the capital of the
Term Borrower (collectively, the "Cure Right"), and upon the receipt by Term
Borrower of such cash (the "Cure Amount") pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

                  (i) EBITDA shall be increased, solely for the purpose of
         measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
         and

                  (ii) if, after giving effect to the foregoing recalculations,
         Holdings shall then be in compliance with the requirements of all
         Financial Performance Covenants, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default

                                     -133-

          of the Financial Performance Covenants that had occurred shall be deemed cured for this purposes of the Agreement.

                  (b) Limitation on Exercise of Cure Right. Notwithstanding
anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised,
(b) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised,
(c) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants, (d) in each 12 month period, the maximum aggregate Cure Amount for all exercises shall not exceed
(eurodollar)200 million and (e) no Indebtedness repaid with the proceeds of
Permitted Cure Securities shall be deemed repaid for purposes of calculating the ratios specified in Section 6.11 or 6.12 for the period during which such
Permitted Cure Securities were issued.

                  SECTION 7.03 Clean-Up Period. Notwithstanding anything to the contrary contained in Section 7.01, during the Clean-up Period, if any matter, circumstance or event exists or has occurred that would otherwise constitute a breach of any representation and warranty, or a covenant, contained in any Loan
Document or result in a Default or Event of Default, such matter, circumstance or event will not constitute a Default or Event of Default (other than any matter, circumstance or event that (x) would have a Material Adverse Effect, (y)
has been procured by Holdings, the Term Borrower, Midco, LP GmbH or Bidco or (z)
has not been remedied prior to the expiration of the Clean-up Period), provided that (i) such matter, circumstance or event does not constitute (x) a Major
Default or (y) an Event of Default incapable of being cured and (ii) reasonable steps are being taken to cure such matter, circumstance or event.

                                  ARTICLE VIII

                                   The Agents

                  SECTION 8.01 Appointment. (a) In order to expedite the
transactions contemplated by this Agreement, DBNY is hereby appointed to act as
Administrative Agent (with each reference in this Article to Administrative
Agent to include DBNY in its capacity as Collateral Agent). Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the
Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative
Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The
Administrative Agent is hereby expressly authorized by the Lenders and each
Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any
Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any
Borrower pursuant to this Agreement

                                     -134-

as received by the Administrative Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. In the event that any party other than the Lenders and the Agents shall participate in all or any portion of the Collateral pursuant to the Security Documents, all rights and remedies in respect of such Collateral shall be controlled by the Administrative
Agent. No Documentation Agent or Senior Managing Agent shall have any duties or responsibilities under this Agreement.

                  (b) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan
Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or any Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

                  SECTION 8.02 Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such
Agent shall have no liability in respect of such determination to any person.
Notwithstanding any provision to the contrary elsewhere in this Agreement, no
Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent. Each
Lender recognizes and agrees that the Global Coordinators and the Joint Lead
Arrangers shall have no duties or responsibilities under this Agreement or any other Loan

                                     -135-

Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as the Global Coordinator or as the Joint Lead Arrangers hereunder.

                  SECTION 8.03 Resignation by the Agents. Subject to the
appointment and acceptance of a successor Administrative Agent or Deposit Bank, as the case may be, as provided below, each of the Administrative Agent and the
Deposit Bank may resign at any time by notifying the Lenders and the Term
Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Term Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Term Borrower and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Term Borrower (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and an office in
London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus having a Dollar Equivalent that is not less than
$500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent or Deposit Bank hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Deposit
Bank, as the case may be, and the retiring Administrative Agent or Deposit Bank, as the case may be, shall be discharged from its duties and obligations hereunder. After the resignation by the Administrative Agent or by the Deposit
Bank hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Deposit Bank, as the case may be.

                  SECTION 8.04 The Administrative Agent in Its Individual
Capacity. With respect to the Loans made by it hereunder, the Administrative
Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its
Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, any Borrower or any of the Subsidiaries or other
Affiliates thereof as if it were not the Administrative Agent.

                  SECTION 8.05 Indemnification. Each Lender agrees (a) to
reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Term Borrower and (b) to indemnify and hold harmless each
Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan
Document or any action taken or omitted by it or any of them

                                     -136-

under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Term Borrower, provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

                  SECTION 8.06 Lack of Reliance on Agents. Each Lender
acknowledges that it has, independently and without reliance upon any Agent and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this
Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                  SECTION 8.07 Designation of Affiliates for Loans Denominated
in Euros. The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the
Administrative Agent hereunder with respect to Loans, Borrowings and Letters of
Credit denominated in Euros. The provisions of this Article VIII shall apply to any such Affiliate, mutatis mutandis.

                                   ARTICLE IX

                                  Miscellaneous

                  SECTION 9.01 Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (i) if to any Loan Party, to it, c/o Parent, 29, rue Eugene
         Ruppert, L2453 Luxembourg, with a copy to Blackstone Capital Partners
         Cayman IV L.P. 345 Park Avenue, New York, New York 10154;

                  (ii) if to the Administrative Agent or the Collateral Agent,
         to Deutsche Bank AG, New York Branch, 60 Wall Street, New York, New
         York 10005, attention: Carin Keegan (telecopy: (212) 797-5696) (e-mail:
         carin.keegan@db.com), with a copy to White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, attention: Sean Geary, Esq.
         (telecopy: (212) 354-8113);

                  (iii) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing; and

                  (iv) if such notice relates to a Revolving Facility Borrowing denominated in Euros, to the Administrative Agent.

                  (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to

                                     -137-

Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and
the Term Borrower (on behalf of itself and the Foreign Subsidiary Borrowers)
may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it;
provided, further, that approval of such procedures may be limited to particular notices or communications.

                  (c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above)
electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01.

                  (d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

                  SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other
Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan
Document shall be considered to have been relied upon by the Lenders and each
Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of
Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05)
shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

                  SECTION 9.03 Binding Effect. This Agreement shall become
effective when it shall have been executed by Holdings, the Term Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Administrative Agent, the Deposit Bank and each Lender and their respective permitted successors and assigns.

                  SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that
(i) other than pursuant to a merger permitted by Section 6.05(b) or 6.05(i), no
Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a

                                     -138-

Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any
Affiliate of any Issuing Bank that issues any Letter of Credit), Participants
(to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each
Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) (i) Subject to the conditions set forth in paragraph
(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans and/or Credit-Linked Deposits at the time owing to
it) with the prior written consent (such consent not to be unreasonably withheld) of:

                  (A) the Term Borrower; provided that no consent of the Term
         Borrower shall be required for an assignment to a Lender or an
         Affiliate of a Lender or an Approved Fund or, if an Event of Default
         has occurred and is continuing or (except for any assignment by an
         Initial Lender to any transferee of more than 50% of its Commitments as of the date of the Fee Letter) during the period of primary syndication of the Facilities (as determined pursuant to the Fee Letter), any other assignee (provided that any liability of the -------- Borrowers to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15, 2.16, 2.17 or 2.21 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment); and

                  (B) the Administrative Agent; provided that no consent of the
         Administrative Agent shall be required for an assignment of (i) a
         Revolving Facility Commitment to an assignee that is a Lender with a
         Revolving Facility Commitment, immediately prior to giving effect to such assignment, or (ii) a Credit-Linked Commitment or a Term Loan to a
         Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

                  (ii) Assignments shall be subject to the following additional conditions:

                  (A) except in the case of an assignment to a Lender, an
         Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative
         Agent) shall not be less than (x) $5.0 million, in the case of
         Revolving Facility Commitments and Revolving Facility Loans, (y) $5.0
         million in the case of Credit-Linked Commitments and Credit-Linked
         Deposits and (z) $1.0 million, in the case of Term Loans, unless each of the Term Borrower and the Administrative Agent otherwise consent;
         provided that no such consent of the Term Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section
         7.01 has occurred and is continuing;

                                     -139-

                  (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

                  (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an assignment by the
         Administrative Agent; and

                  (D) no assignment of Revolving Facility Loans or Revolving
         Facility Commitments shall be permitted to be made to an assignee that cannot make Revolving Facility Loans in Dollars and Euros.

                  (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and
Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this
Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a
Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                  (iv) The Administrative Agent, acting for this purpose as an agent of the Term Borrower, shall maintain at one of its offices a copy of each
Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Term Borrower, the Agents, each Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this
Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Term Borrower, any Issuing Bank and any Lender,
at any reasonable time and from time to time upon reasonable prior notice.

                  (v) Upon its receipt of a duly completed Assignment and
Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the
Administrative Agent acting for itself and, in any situation wherein the consent of the Term Borrower is not required, the Term Borrower shall accept such
Assignment and Acceptance and record the information contained therein in the
Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                                     -140-

                  (c) (i) Any Lender may, without the consent of the Term
Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender,
sell participations to one or more banks or other entities (a "Loan
Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument (oral or written)
pursuant to which a Lender sells such a participation shall provide that such
Lender shall retain the sole right to enforce this Agreement and the other Loan
Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the
Loan Participant, agree to any amendment, modification or waiver described in
Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Loan Participant and (y) no other agreement (oral or written) with respect to such participation may exist between such Lender and such Loan Participant. Subject to paragraph (c)(ii) of this
Section, each of the Borrowers agrees that each Loan Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Loan
Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Loan Participant agrees to be subject to Section
2.18(c) as though it were a Lender.

                  (ii) A Loan Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Loan Participant, unless the sale of the participation to such Loan
Participant is made with the Term Borrower's prior written consent. A Loan
Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Loan Participant fails to comply with Section 2.17(e) as though it were a Lender.

                  (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  SECTION 9.05 Expenses; Indemnity. (a) The Term Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or the administration of this Agreement and by the
Initial Lenders in connection with the syndication of the Commitments (including expenses incurred prior to the Closing Date in connection with due diligence and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof
(whether or not the Transactions

                                     -141-

hereby contemplated shall be consummated) or incurred by the Agents or any
Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of White & Case LLP, counsel for the
Administration Agent and the Joint Lead Arrangers and Baker & McKenzie, special
German counsel to the Administrative Agent and the Joint Lead Arrangers, and, in
connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable allocated costs of internal counsel if a Lender elects to use internal counsel in lieu of outside counsel) for the Agents, the Joint Lead Arrangers, any Issuing Bank or
all Lenders (but no more than one such counsel for all Lenders).

                  (b) The Term Borrower agrees to indemnify the Agents, the
Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan
Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any
Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee (treating, for this purpose only, any Agent, any
Joint Lead Arranger, any Issuing Bank, any Lender and any of their respective
Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Term Borrower agrees to indemnify each
Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A)
any Environmental Claim related in any way to Holdings, the Term Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Mortgaged
Property or any property owned, leased or operated by any predecessor of
Holdings, the Term Borrower or any of their Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender.
All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

                                     -142-

                  (c) Unless an Event of Default shall have occurred and be
continuing, the Term Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Term Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an
Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding the
Term Borrower's election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Term Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Term Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Term Borrower and such Indemnitee and such
Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the
Term Borrower (in which case the Term Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Term
Borrower shall not have employed counsel reasonably satisfactory to such
Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Term Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Term Borrower's expense. The
Term Borrower will not be liable under this Agreement for any amount paid by an
Indemnitee to settle any claims or actions if the settlement is entered into without the Term Borrower's consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

                  (d) Except as expressly provided in Section 9.05(a) with
respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

                  SECTION 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Term Borrower or any Subsidiary against any of and all the obligations of Holdings or the Term Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing
Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing
Bank under this Section 9.06 are in addition to other rights and remedies
(including other rights of set-off) that such Lender or such Issuing Bank may have.

                  SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN
DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN
DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE
STATE OF NEW YORK.

                  SECTION 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power

                                     -143-

hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each
Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan
Document or consent to any departure by Holdings, any Borrower or any other Loan
Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

                  (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Term Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements as provided for therein; provided, however, that no such agreement shall

                  (i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any
         L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

                  (ii) increase or extend the Commitment of any Lender or
         decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the
         Commitments of any Lender),

                  (iii) extend or waive any Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement is due, without the prior written consent of each Lender adversely affected thereby,

                  (iv) amend or modify the provisions of Section 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

                  (v) amend or modify the provisions of this Section or the
         definition of the terms "Required Lenders," "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this

                                     -144-

          Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

                  (vi) release all or substantially all the Collateral or
         release Holdings, the Term Borrower, CAC or all or substantially all of the other Subsidiary Loan Parties from its Guarantee under the Holdings
         Guarantee and Pledge Agreement or the U.S. Collateral Agreement, as
         applicable, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this
         Agreement, without the prior written consent of each Lender adversely affected thereby, or

                  (vii) effect any waiver, amendment or modification that by its terms directly adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority Lenders participating in the adversely affected
         Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section
         2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Deposit Bank or an
Issuing Bank hereunder without the prior written consent of the Administrative
Agent, the Deposit Bank or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any
Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

                  (c) Without the consent of the Global Coordinator, any Joint
Lead Arranger, the Deposit Bank or any Lender, the Loan Parties and the
Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

                  (d) Notwithstanding the foregoing, this Agreement may be
amended (or amended and restated) with the written consent of the Required
Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or
more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

                  (e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrowers and the

                                     -145-

Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans ("Refinanced Term Loans")
with a replacement "B" term loan tranche hereunder which shall be Loans hereunder ("Replacement Term Loans"); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such
Replacement Term Loans shall not be higher than the Applicable Margin for such
Refinanced Term Loans, (c) the weighted average life to maturity of such
Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d)
all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term
Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

                  SECTION 9.09 Interest Rate Limitation. Notwithstanding
anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

                  SECTION 9.10 Entire Agreement. This Agreement, the other Loan
Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the
Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan
Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

                  SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY
WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE
TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING
OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN
DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR
ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH
OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING
WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN
INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

                                     -146-

DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND
CERTIFICATIONS IN THIS SECTION 9.11.

                  SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  SECTION 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

                  SECTION 9.14 Headings. Article and Section headings and the
Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                  SECTION 9.15 Jurisdiction; Consent to Service of Process. (a)
Each of Holdings and each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any
New York State court or federal court of the United States of America sitting in
New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan
Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New
York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

                  (b) Each of Holdings and each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (c) Each Loan Party party hereto irrevocably and
unconditionally appoints BCP Crystal US Holdings Corp. with an office on the date hereof at 345 Park Avenue, 31st Floor,

                                     -147-

New York, NY 10154 and its successors hereunder (the "Process Agent"), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf.
Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process
Agent or any such Loan Party, or of any judgment based thereon. Each Loan Party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Loan Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

                  SECTION 9.16 Confidentiality. (a) Each of the Lenders, the
Deposit Bank, each Issuing Bank and the Administrative Agent agrees that it shall maintain in confidence any information relating to Holdings, the Term
Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Term Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing
Bank, the Deposit Bank or the Administrative Agent without violating this
Section 9.16 or (c) was available to such Lender, such Issuing Bank, the Deposit
Bank or the Administrative Agent from a third party having, to such person's knowledge, no obligations of confidentiality to Holdings, the Term Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental
Authority, the National Association of Insurance Commissioners or of any
securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of
Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this
Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

                  (b) Neither the Administrative Agent, the Deposit Bank, any
Lender, any of their respective affiliates nor any Loan Party provide accounting, tax or legal advice. Notwithstanding anything provided herein, and any express or implied claims of exclusivity or

                                     -148-

proprietary rights, each party hereto hereby agrees and acknowledges that each such party (and each of their employees, representatives or other agents) are authorized to disclose to any and all Persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind
(including opinions or other tax analyses) that are provided by any such party to any other party relating to such tax treatment and tax structure, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. In this regard, each party hereto acknowledges and agrees that disclosure of the tax treatment and tax structure of the
Transaction has not been and is not limited in any manner by an express or implied understanding or agreement (whether oral or written, and whether or not such understanding or agreement is legally binding), except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. For purposes of this authorization, "tax treatment" means the purported or claimed U.S. federal income tax treatment of the Transaction, and
"tax structure" means any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the Transaction. This paragraph is intended to reflect the understanding of the parties hereto that the Transaction has not been offered under "conditions of confidentiality" as that phrase is used in Treasury Regulation ss.ss. 1.6011-4(b)(3)(i) and 30
1.6111-2(c)(1), and shall be interpreted in a manner consistent therewith.

                  SECTION 9.17 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Foreign Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

                  (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the
"Applicable Creditor") shall, notwithstanding any judgment in a currency (the
"Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in
accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the
Agreement Currency so purchased is less than the sum originally due to the
Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the
Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

                  SECTION 9.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of its assets (including the Equity
Interests of any Subsidiary Loan Party (other than a Borrower)) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent and the Collateral Agent
shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take

                                     -149-

such action and execute any such documents as may be reasonably requested by
Holdings or the Term Borrower and at the Term Borrower's expense to release any
Liens created by any Loan Document in respect of such assets or Equity
Interests, and, in the case of a disposition of the Equity Interests of any
Subsidiary Loan Party that is not a Borrower in a transaction permitted by
Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party's obligations under its
Guarantee. The Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Term Borrower and at the Term
Borrower's expense to terminate the Liens and security interests created by the
Parent Guarantee and Pledge Agreement and the CAC Loan Collateral Agreement, in
each case to the extent terminating by their terms at such time, on the
Restructuring Date. In addition, the Administrative Agent and the Collateral
Agent agree to take such actions as are reasonably requested by Holdings or the
Term Borrower and at the Term Borrower's expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

                  SECTION 9.19 Parallel Debt (a) Each of the parties hereto
agrees, and each Foreign Revolving Borrower acknowledges by way of an abstract acknowledgement of debt, that each and every obligation of each Foreign
Revolving Borrower (and any of its successors pursuant to this Agreement) under this Agreement and the other Loan Documents shall also be owing in full to the
Collateral Agent (and each of its successors under this Agreement), and that accordingly the Collateral Agent will have its own independent right to demand performance by each such Foreign Revolving Borrower of those obligations. The
Collateral Agent agrees with each Foreign Revolving Borrower that in case of any discharge of any such obligation owing to the Collateral Agent or any Lender, it will, to the same extent, not make a claim against the relevant Foreign
Revolving Borrower under the aforesaid acknowledgement at any time, provided that any such claims can be made against any such Foreign Revolving Borrower if such discharge is made by virtue of any set off, counterclaim or similar defense invoked by any such Foreign Revolving Borrower vis-a-vis the Collateral Agent.

                  (b) Without limiting or affecting the Collateral Agent's
rights against any Foreign Revolving Borrower (whether under this paragraph or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Lender that, except as set out in the next sentence, it will not exercise its rights under the Acknowledgement except with the consent of the relevant Lender. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent's right to act in the protection or preservation of rights under or to enforce any Loan Document as contemplated by this Agreement and/or the relevant Loan Document (or to do any act reasonably incidental to the foregoing).

                                     -150-

                                   ARTICLE X

                         Collection Allocation Mechanism

                  SECTION 10.01 Implementation of CAM. (a) On the CAM Exchange
Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (ii) each Revolving Facility Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c))
participations in the Swingline Euro Loans (other than any Swingline Euro Loan in respect of which Revolving Facility Lenders have funded their purchase of participations pursuant to Section 2.04(c)) in an amount equal to such Lender's ratable share (based on the respective Revolving Facility Commitments of the
Revolving Facility Lenders immediately prior to the CAM Exchange Date) of each
Swingline Euro Loan outstanding on such date, (iii) each Revolving Facility
Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c))
participations in the Swingline Dollar Loans (other than any Swingline Dollar
Loan in respect of which the Revolving Facility Lenders have funded their purchase of participations pursuant to Section 2.04(c)) in an amount equal to such Lender's Revolving Facility Percentage of each Swingline Dollar Loan outstanding on such date, (iv) simultaneously with the automatic conversions pursuant to clause (v) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans),
Swingline Loans and undrawn Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender's interest in the Obligations of each
Loan Party in respect of each such Loan and undrawn Letter of Credit), such
Lender shall hold an interest in every one of the Loans (other than the
Swingline Loans) and a participation in every one of the Swingline Loans and undrawn Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan and each Reserve Account established pursuant to
Section 10.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender's CAM Percentage thereof and (v)
simultaneously with the deemed exchange of interests pursuant to clause (iv)
above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar
Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the
Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM
Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the
Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its
Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any
Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

                                     -151-

                  (b) As a result of the CAM Exchange, upon and after the CAM
Exchange Date, each payment received by the Administrative Agent or the
Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Collateral Agent pursuant to any Security
Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative
Agent for distribution to the Lenders in accordance herewith.

                  SECTION 10.02 Letters of Credit. (a) In the event that on the
CAM Exchange Date any RF Letter of Credit shall be outstanding and undrawn in whole or in part, each Revolving Facility Lender shall promptly pay over to the
Administrative Agent, in immediately available funds, an amount in Dollars equal to such Lender's Revolving Facility Percentage of such undrawn face amount, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The
Administrative Agent shall establish a separate account (each, an "RF Reserve
Account") or accounts for each Lender for the amounts received with respect to each such RF Letter of Credit pursuant to the preceding sentence. On the CAM
Exchange Date, the Administrative Agent shall request the Deposit Bank to withdraw all amounts remaining in the Credit-Linked Deposit Account (after giving effect to withdrawals therefrom made pursuant to Section 2.08(d)) less the aggregate amount (if any) equal to all unreimbursed L/C Disbursements made in respect of CL Letters of Credit not yet founded by application of
Credit-Linked Deposits as contemplated by Section 2.05(e) and deposit same in a new separate account maintained with the Administrative Agent (each a "CL
Reserve Account" and together with the RF Reserve Account, the "Reserve
Accounts") or accounts for such Lender. The Administrative Agent shall deposit in each Lender's RF Reserve Account or CL Reserve Account, as the case may be, such Lender's CAM Percentage of the amounts received from the Revolving Facility
Lenders or the Credit-Linked Deposit Account, as the case may be, as provided above. The Administrative Agent shall have sole dominion and control over each
Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d)
or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each
Letter of Credit attributable to each Lender's CAM Percentage. The amounts held in each Lender's RF Reserve Account or CL Reserve Account, as the case may be, shall be held as a reserve against the Revolving L/C Exposures or CL L/C
Exposures, as the case may be, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

                  (b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank withdraw from the RF Reserve
Account or CL Reserve Account, as applicable, of each Lender any amounts, up to the amount of such Lender's CAM Percentage of such drawing

                                     -152-

or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts, to such Issuing Bank in satisfaction of the reimbursement obligations of the respective Lenders under Section 2.05(d) (but not of the Applicant Party under Section 2.05(e)). In the event that any
Revolving Facility Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable
Issuing Bank shall have a claim against such Revolving Facility Lender to the same extent as if such Lender had defaulted on its obligations under Section
2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable
Borrower's reimbursement obligations pursuant to Section 10.01. Each other
Lender shall have a claim against such defaulting Revolving Facility Lender for any damages sustained by it as a result of such default, including, in the event that such RF Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

                  (c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the
RF Reserve Account or CL Reserve Account, as applicable, of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

                  (d) With the prior written approval of the Administrative
Agent and the respective Issuing Bank (not to be unreasonably withheld), any
Lender may withdraw the amount held in its RF Reserve Account or CL Reserve
Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit to pay over to the
Administrative Agent, for the account of the Issuing Bank on demand, its CAM
Percentage of such drawing or payment.

                  (e) Pending the withdrawal by any Lender of any amounts from either of its Reserve Accounts as contemplated by the above paragraphs, the
Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn all of the amounts in its Reserve Accounts as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the
Administrative Agent with amounts remaining in its Reserve Accounts and to retain such earnings for its own account.

                            [Signature Pages Follow]

                                     -153-

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

                          BCP CRYSTAL HOLDINGS LTD. 2

                          By: /s/ Anjan Mukherjee
                              ----------------------------------------------
                              Title: Director

                          BCP CAYLUX HOLDINGS LUXEMBOURG
                            S.C.A.

                          By its Manager, BCP CAYLUX HOLDINGS LTD. 1

                          By: /s/ Martin Brand
                              ----------------------------------------------
                              Title: Director

                          CELANESE AMERICAS CORPORATION

                          By: /s/ Julie K. Chapin
                              ----------------------------------------------
                              Title: Vice President- Law, Principal Executive
                                     Officer & Secretary

                          By: /s/ Michael E. Grom
                              ----------------------------------------------
                              Title: Vice President-Finance, Principal Financial
                                     Officer & Treasurer

                          DEUTSCHE BANK AG, NEW YORK BRANCH,
                             as Administrative Agent and as Lender

                          By: /s/ David Mayhew
                              ----------------------------------------------
                              Title: Director

                          By: /s/ Stephen Cayer
                              ----------------------------------------------
                              Title: Director

                          MORGAN STANLEY SENIOR FUNDING, INC.,
                            as Global Coordinator and as Lender

                          By: /s/ Lucy Galbraith
                              ----------------------------------------------
                              Title: Vice President

                          DEUTSCHE BANK AG, CAYMAN ISLANDS
                            BRANCH, solely as Deposit Bank

                          By: /s/ David Mayhew
                              ----------------------------------------------
                              Title: Director

                          By: /s/ Stephen Cayer
                              ----------------------------------------------
                              Title: Director

                          ABN AMRO BANK N. V., as Documentation
                            Agent and Lender

                          By: /s/ Alexander M. Blodi
                              ----------------------------------------------
                              Title: Director

                          By: /s/ Todd J. Miller
                              ----------------------------------------------
                              Title: Assistant Vice President

                          BANK OF AMERICA, N.A., as Documentation
                            Agent and Lender

                          By: /s/ Gary R. Wolfe
                              ----------------------------------------------
                              Title: Managing Director

                          THE BANK OF NOVA SCOTIA

                          By: /s/ John Hopmans
                              ----------------------------------------------
                              Title: Managing Director

                          BAYERISCHE HYPO-UND VEREINSBANK AG

                          By: /s/ Ray Daws
                              ----------------------------------------------
                              Title: Senior Vice President

                          By: /s/ Mark Plummer
                              ----------------------------------------------
                              Title: Assistant Vice President

                          COMMERZBANK AG

                          By: /s/ Marianne I.  Medora
                              ----------------------------------------------
                              Title: Senior Vice President

                          By: /s/ Douglas I.  Glickman
                              ----------------------------------------------
                              Title: Vice President

                          KFW

                          By: /s/ Stefan Wolf
                              ----------------------------------------------
                              Title: First Vice President

                          By: /s/ Sven  Wabbels
                              ----------------------------------------------
                              Title: Senior Project Manager

                          MIZUHO CORPORATE BANK, LTD.

                          By: /s/ Kentaro Akashi
                              ----------------------------------------------
                              Title: Deputy General Manager

                          BLUE RIDGE INVESTMENTS, L.L.C., as Lender

                          By: /s/ Gary R. Wolfe
                              ----------------------------------------------
                              Title: Managing Director

                                                                Schedule 1.01(a)

                                     Part I

Holdings Agreements
Parent Guarantee and Pledge Agreement
Bidco Pledge
CAC Note
U.S. Collateral Agreement

                                     Part II

Supplement to U.S. Collateral Agreement
  executed by US Holdco